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TABLE OF CONTENTS PROSPECTUS

Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-147122 and 333-147122-01

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 26, 2008

$180,600,000

Cleco Katrina/Rita Hurricane Recovery Funding LLC
Issuing Entity

Cleco Power LLC
Seller, Initial Servicer and Sponsor

2008 Senior Secured Storm Recovery Bonds

Tranche	Initial Principal Balance	Interest Rate	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Issuing Entity	Scheduled Final Payment Date	Final Maturity Date
A-1	$113,000,000	4.41%	99.93793%	0.45%	$112,421,361	3/1/2017	3/1/2020
A-2	$67,600,000	5.61%	99.85756%	0.45%	$67,199,510	3/1/2020	3/1/2023

          The total price to the public is $180,433,571. The total amount of the underwriting discounts and commissions is $812,700. The total amount of proceeds to the issuing entity after underwriting discounts and commissions and before deduction of expenses (estimated to be approximately $3,800,000) is $179,620,871.

          Each of the 2008 Senior Secured Storm Recovery Bonds, or the "Bonds," will be entitled to interest on March 1 and September 1 of each year. The first scheduled payment date is March 1, 2009.

          Investing in the 2008 Senior Secured Storm Recovery Bonds involves risks. Please read "Risk Factors" on page 15 of the accompanying prospectus.

          Cleco Katrina/Rita Hurricane Recovery Funding LLC, a Louisiana limited liability company and wholly owned subsidiary of Cleco Power LLC, is issuing up to $180,600,000 aggregate principal amount of Bonds in multiple tranches. Cleco Power LLC is the seller, initial servicer and sponsor with regard to the Bonds. The Bonds are senior secured obligations of the issuing entity and will be secured by the storm recovery property, which includes the right to a special, irrevocable nonbypassable charge, known as a storm recovery charge, paid by all existing and future Louisiana Public Service Commission jurisdictional customers of Cleco Power LLC as discussed herein. Storm recovery charges are required to be adjusted semi-annually, and more frequently as necessary, to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal, interest and other required amounts in connection with the Bonds during the subsequent 12-month period. Credit enhancement for the Bonds will be provided by such statutory true-up mechanism, as well as by general, excess funds and capital subaccounts held under the indenture.

          The Bonds represent obligations only of the issuing entity, Cleco Katrina/Rita Hurricane Recovery Funding LLC, and are secured only by the assets of the issuing entity, consisting principally of the storm recovery property and related assets to support its obligations under the storm recovery bonds. Please read "The Bonds—The Collateral," "—The Storm Recovery Property" and "Credit Enhancement" in this prospectus supplement. The storm recovery property includes the right to charge, bill, collect and receive from Cleco Power LLC's customers amounts sufficient to make payments on the Bonds, as described further in this prospectus supplement and the accompanying prospectus. Cleco Power LLC and its affiliates, other than the issuing entity, are not liable for any payments on the Bonds. The Bonds are not a debt or general obligation of the State of Louisiana, the Louisiana Public Service Commission or any other governmental agency or instrumentality and are not a charge on the full faith and credit or the taxing power of the State of Louisiana or any governmental agency or instrumentality.

          All matters relating to the structuring and pricing of the Bonds have been considered jointly by Cleco Power LLC and the Louisiana Public Service Commission, acting through its financial advisor. The financial advisor to the Louisiana Public Service Commission is

          Additional information is contained in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus carefully before you decide to invest in the Bonds. This prospectus supplement may not be used to offer or sell the Bonds unless accompanied by the prospectus.

          Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the Bonds through the book-entry facilities of The Depository Trust Company against payment in New York, New York on March 6, 2008. There currently is no secondary market for the Bonds, and we cannot assure you that one will develop.

Credit Suisse
Sole Bookrunner

Wachovia Securities

DEPFA First Albany Securities LLC

The date of this prospectus supplement is February 28, 2008.

PROSPECTUS SUPPLEMENT

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

        This prospectus supplement and the accompanying prospectus provide information about us, the Bonds and Cleco Power LLC, as seller, initial servicer and sponsor. This prospectus supplement describes the specific terms of the Bonds, while the accompanying prospectus describes more general terms of the Bonds.

        References in this prospectus supplement and the accompanying prospectus to the terms "we," "us," "our" or "the issuing entity" mean Cleco Katrina/Rita Hurricane Recovery Funding LLC. References to "Cleco Power," "the sponsor," "the initial servicer" or "the seller" mean Cleco Power LLC. References to "Cleco Corporation" mean Cleco Corporation, the parent company of Cleco Power LLC. References to the "Bonds" or, unless the context otherwise requires, the "storm recovery bonds" mean our 2008 Senior Secured Storm Recovery Bonds offered pursuant to this prospectus supplement and the accompanying prospectus. References to "the servicer" refer to Cleco Power and any successor servicer under the servicing agreement referred to in this prospectus supplement and the accompanying prospectus. References to the "Securitization Act" mean Act 64 of 2006, established by the Louisiana Legislature, providing for a financing mechanism through which electric utilities can use securitization financing for storm recovery costs, including the financing of a storm recovery reserve, by issuing "storm recovery bonds." The Securitization Act is codified at La. R.S. 45:1226-1236. Unless the context otherwise requires, the term "customer" means any existing or future LPSC-jurisdictional customer who remains attached to Cleco Power's (or its successors) electric transmission or distribution lines, and who, via such lines, receive any type of service from Cleco Power (or its successors) under rate schedules or special contracts approved by the Louisiana commission. We also refer to the Louisiana Public Service Commission as the "Louisiana commission" or the "LPSC." You can find a glossary of some of the other defined terms we use in this prospectus supplement and the accompanying prospectus on page 110 of the accompanying prospectus.

        We have included cross-references to sections in this prospectus supplement and the accompanying prospectus where you can find further related discussions. You can also find references to key topics in the table of contents on the previous page and in the table of contents on page (i) of the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter, agent, dealer, salesperson, the Louisiana commission or Cleco Power has authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell the Bonds in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement is current only as of the date of this prospectus supplement.

SUMMARY OF TERMS

        The following section is only a summary of selected information and does not provide you with all the information you will need to make your investment decision. There is more detailed information in this prospectus supplement and in the accompanying prospectus. To understand all of the terms of the offering of the Bonds, carefully read this entire document and the accompanying prospectus.

Securities offered:	$180,600,000 2008 Senior Secured Storm Recovery Bonds
Issuing entity and capital structure:
Cleco Katrina/Rita Hurricane Recovery Funding LLC is a direct, wholly owned subsidiary of Cleco Power and a limited liability company formed under Louisiana law. We were formed solely to purchase and own storm recovery property, to issue storm recovery bonds and to perform activities incidental thereto. Please read "Cleco Katrina/Rita Hurricane Recovery Funding LLC, The Issuing Entity" in the accompanying prospectus.

In addition to the storm recovery property, the assets of the issuing entity will include a capital investment by Cleco Power in the amount of 0.5% of the Bonds' initial principal amount (to be held in the capital subaccount). We will also have an excess funds subaccount to retain, until the next payment date, any amounts collected and remaining after all payments on the Bonds have been timely made.
Our address:	2605 Hwy. 28 East, Office Number 12, Pineville, Louisiana 71360
Our telephone number:	(318) 484-4180
Our managers:	The following is a list of our managers as of the date of this prospectus supplement:

Name	Age	Background
Dilek Samil	51	President of the Issuing Entity; President and Chief Operating Officer of Cleco Power since May 2005. Executive Vice President and Chief Financial Officer of Cleco Power and Cleco Corporation from April 2004 to May 2005. Senior Vice President Finance and Chief Financial Officer of Cleco Power and Cleco Corporation from October 2001 to April 2004. Joined Cleco Corporation in 2001.

Keith D. Crump	46
		Vice President of the Issuing Entity; Vice President-Regulatory, Retail Operations & Resource Planning of Cleco Power since March 2007. Treasurer of Cleco Corporation and Cleco Power from May 2005 to March 2007. Manager of Forecasting and Analytics, Budgeting of Cleco Power from December 2004 to May 2005. Manager of Forecasting and Analytics of Cleco Power from October 2002 to December 2004. Manager of Technical Support Cleco Midstream Resources LLC, an affiliate of Cleco Power from July 1998 to October 2002. Joined Cleco Corporation in 1989.
Terry L. Taylor	52
		Secretary of the Issuing Entity; Assistant Controller of Cleco Power and Cleco Corporation since August 2006. Director of Accounting Services and Affiliate Compliance of Cleco Power and Cleco Corporation from January 2004 to August 2006. Manager Systems Support and Inter-Affiliate Compliance from October 2002 to January 2004. Director of Inter-Affiliate Compliance from March 2002 to October 2002. Joined Cleco Corporation in 2000.
K. Michael Sawrie	57
		Treasurer of the Issuing Entity; Manager Finance, Treasury and Shareholder Services of Cleco Power and Cleco Corporation since February 2002. Director of Treasury Services of Cleco Power and Cleco Corporation from May 1998 to February 2002. Joined Cleco Corporation in 1987.

Required ratings:	Aaa/AAA/AAA by Moody's, S&P and Fitch, respectively. Please read "Ratings for the Bonds" in this prospectus supplement.

Seller, sponsor and initial servicer of the storm recovery property:
Cleco Power is an integrated electric utility that conducts generation, purchase, transmission, distribution and sale operations subject to the jurisdiction of the Louisiana commission and the Federal Energy Regulatory Commission, or FERC, among other regulators, which also engages in energy management activities. Cleco Power is a Louisiana limited liability company and a wholly owned subsidiary of Cleco Corporation, a regional energy services holding company. Cleco Power, acting as the initial servicer, and any successor servicer, referred to in this prospectus supplement and the accompanying prospectus as the "servicer," will service the storm recovery property securing the Bonds under a servicing agreement with us. Please read "The Seller, Initial Servicer and Sponsor" in the accompanying prospectus. Neither Cleco Power nor Cleco Corporation nor any other affiliate (other than us) is an obligor on the Bonds.
Cleco Power's address:	2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226
Cleco Power's telephone number:	(318) 484-7400
Use of proceeds:	Upon the issuance and sale of the Bonds, we will use the net proceeds to pay to Cleco Power the purchase price of Cleco Power's rights under the financing order, which are storm recovery property.

The net proceeds from the sale of the storm recovery property (after payment of upfront financing costs) will be used by Cleco Power as follows: Cleco Power will use approximately $50 million to fund storm recovery reserves to be held in a segregated restricted account. Cleco Power will use the remaining portion of the proceeds (approximately $131 million as of December 31, 2007), which is reimbursement for storm recovery costs previously expended by Cleco Power from internally-generated funds, for working capital and other general corporate purposes. Please read "Use of Proceeds" in the accompanying prospectus.
Bond structure:
Sinking fund bond, two tranches; tranches A-1, expected average life 5.00 years, A-2, expected average life 10.58 years, are scheduled to pay principal semi-annually and sequentially. Please read the Expected Amortization Schedule in this prospectus supplement.
Louisiana commission financial advisor:	Pathfinder Capital Advisors, LLC
Indenture trustee:	U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America.

Indenture trustee's experience:
U.S. Bank serves or has served as indenture trustee, registrar and paying agent on several issues of rate-payer backed securities. Please read "The Trustee" in this prospectus supplement for further information.
Average life:
Stable. Extension risk is possible but is expected to be statistically remote. Please read "The Bonds—Weighted Average Life Sensitivity" in this prospectus supplement and "Weighted Average Life and Yield Considerations for the Storm Recovery Bonds" in the accompanying prospectus.
Optional redemption:	None. Non-call for the life of the Bonds.
Minimum denomination:	$100,000, or integral multiples of $1,000 in excess thereof, except for one bond of each tranche which may be of a smaller denomination.
Credit/security:
Pursuant to the financing order issued by the Louisiana commission, the irrevocable right to impose, collect and receive a nonbypassable storm recovery charge from all of Cleco Power's customers (currently approximately 273,000 customers). Storm recovery charges are set and adjusted to collect amounts sufficient to pay principal, interest and other required amounts on a timely basis. Please read "Credit Enhancement—True-Up Mechanism for Payment of Scheduled Principal and Interest" in this prospectus supplement, as well as the chart entitled "Parties to Transactions and Responsibilities," "The Securitization Act" and "Cleco Power's Financing Order" in the accompanying prospectus.

The storm recovery property securing the Bonds consists of all of Cleco Power's rights and interests under the financing order transferred to us in connection with the issuance of the Bonds (including the irrevocable right to impose, collect and receive nonbypassable storm recovery charges and the right to implement the true-up mechanism), except the rights of Cleco Power to earn and receive a rate of return on its invested capital in us, to receive administration and servicer fees, to withdraw funds from its restricted storm recovery reserve funded by the proceeds from the sale of the storm recovery property, or to use Cleco Power's remaining portion of those proceeds. Storm recovery property is a present contract right created by the Securitization Act and the financing order and vested in us, and is protected by the state pledge in the Securitization Act and the Louisiana commission pledge in the financing order described below. For a description of the storm recovery property, please read "The Bonds—The Storm Recovery Property" in this prospectus supplement.

The Bonds are secured only by our assets, consisting principally of the storm recovery property relating to the Bonds and funds on deposit in the collection account for the Bonds and related subaccounts. The subaccounts consist of a capital subaccount, which will be funded at closing in the amount of 0.5% of the initial aggregate principal amount of the Bonds, a general subaccount, into which the servicer will deposit all storm recovery charge remittances, and an excess funds subaccount, into which we will transfer any excess amounts collected and remaining on a payment date after all payments to bondholders and other parties have been made. Amounts on deposit in each of these subaccounts will be available to make payments on the Bonds on each payment date. Please read "Credit Enhancement—Collection Account and Subaccounts" and "Credit Enhancement—How Funds in the Collection Account Will Be Allocated" in this prospectus supplement.
State pledge:
The State of Louisiana has pledged in the Securitization Act that it will not alter the provisions of the part of the Securitization Act which authorizes the Louisiana commission to create a contract right by the issuance of a financing order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding and nonbypassable charges, take or permit any action that impairs or would impair the value of the storm recovery property, or, except for adjustments discussed in "Cleco Power's Financing Order—True-ups" and "The Servicing Agreement—Storm Recovery Charge Adjustment Process" in the accompanying prospectus, reduce, alter or impair the storm recovery charges to be imposed, collected and remitted to storm recovery bondholders until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with the Bonds have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions" and "The Securitization Act—Cleco Power and Other Utilities May Securitize Storm Recovery Costs and Related Financing and Ongoing Costs" in the accompanying prospectus.

Louisiana commission pledge:
The Louisiana commission has jurisdiction over Cleco Power pursuant to Article 4, Section 21, of the Louisiana Constitution. The Louisiana commission has pledged in the financing order that (i) the financing order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the Bonds and (ii) except in connection with a refinancing or refunding, it may not amend, modify or rescind the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in the financing order, provided that nothing in clause (ii) shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions" and "Cleco Power's Financing Order—Louisiana Commission Pledge" in the accompanying prospectus.
True-up mechanism for payment of scheduled principal, interest and other required amounts:	Storm recovery charges are required to be adjusted semi-annually to:
• correct, over a period of up to 12 months covering the next two succeeding payment dates, any under-collections or over-collections, for any reason, during the preceding six months, and
• ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal, interest and other required amounts in connection with the Bonds during the subsequent 12-month period.
The servicer may also make interim true-up adjustments more frequently under certain circumstances.

Any delinquencies or under-collections in one customer class will be taken into account in the true-up mechanism to adjust the storm recovery charge for all customers of Cleco Power, not just the class of customers from which the delinquency or under-collection arose.

The financing order provides that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Louisiana and the Louisiana commission. Please read "The Storm Recovery Charges" in this prospectus supplement and "Cleco Power's Financing Order" and "The Servicing Agreement—Storm Recovery Charge Adjustment Process" in the accompanying prospectus.

Nonbypassable storm recovery charges:	The nonbypassable storm recovery charges are applied to all existing and future Louisiana commission-jurisdictional customers who remain attached to Cleco Power's (or its successor's) electric transmission or distribution lines, and who, via such lines, receive any type of service from Cleco Power (or its successor) under rate schedules or special contracts approved by the Louisiana commission. Any customer who self-generates or co-generates electricity will be assessed storm recovery charges based upon the total firm and standby load served by Cleco Power. Any customer who completely severs interconnection with Cleco Power may become exempt from continued payment of the storm recovery charges. In the financing order, the Louisiana commission committed to ensure that such obligations are undertaken and performed by Cleco Power or any other entity providing electric transmission and distribution services, or in the event that transmission and distribution services are not provided by a single entity, any entity providing transmission or distribution services to Cleco Power's Louisiana commission-jurisdictional customers. Please read "The Storm Recovery Charges" in this prospectus supplement and "Cleco Power's Financing Order" and "The Servicing Agreement—Storm Recovery Charge Adjustment Process" in the accompanying prospectus.
Priority of Distributions:	On each payment date, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account for the Bonds in the following order of priority:

1.	payment of a pro rata portion of the trustee's fees, plus expenses and any outstanding indemnity amounts not to exceed $50,000 in any 12-month period,
2.	payment of a pro rata portion of the servicing fee relating to the Bonds, plus any unpaid servicing fees relating to the Bonds from prior payment dates,
3.
payment of a pro rata portion of the administration fee and a pro rata portion of the fees of our independent manager, which will be in an amount specified in an agreement between us and our independent manager,
4.
payment of all of our other ordinary periodic operating expenses relating to the Bonds, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement,
5.	payment of the interest then due on the Bonds, including any past-due interest,

6.	payment of the principal then required to be paid on the Bonds at final maturity or upon acceleration upon an event of default,
7.	payment of the principal then scheduled to be paid on the Bonds in accordance with the expected sinking fund schedule, including any previously unpaid scheduled principal,
8.	payment of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents relating to the Bonds, including all remaining amounts owed to the trustee,
9.
replenishment of any amounts drawn from the capital subaccount (other than distributed investment earnings on the capital subaccount), plus any deficiency in the amount of investment earnings on the capital subaccount allowed under the financing order that have not previously been distributed to us,
10.
if the balance in the capital subaccount is greater than the initial balance of the capital subaccount after making the foregoing allocations, an amount of investment earnings on the capital subaccount not to exceed 5.61% per annum shall be paid to us; provided that no event of default has occurred and is continuing,
11.	allocation of the remainder, if any, to the excess funds subaccount, and
12.
after the Bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, released to us free and clear of the lien of the indenture.

The annual servicing fee in clause 2 may not exceed 0.05% of the original principal amount of the Bonds (for so long as Cleco Power is the servicer) and the annual administration fee in clause 3 may not exceed $100,000.
Initial storm recovery charge as a percentage of customer's total electricity bill:	The initial storm recovery charge would represent approximately 1% of the total bill received by a 1,283 kWh residential customer of Cleco Power as of December 31, 2007.
Prohibition from issuing more than one series of storm recovery bonds:	The indenture will prohibit us from issuing any storm recovery bonds (as such term is defined in the Securitization Act) other than the Bonds.

20% international risk weighting:
Under the standardized approach provided in the framework established by "International Convergence of Capital Management and Capital Standards: A Revised Framework" (as amended, "Basel II"), the Bonds may attract a risk weighting of 20% on the basis that the Bonds are rated in the highest category by a major rating agency. In the alternative, under the framework established by Basel II, the Bonds may attract the same risk weighting if the Bonds are considered to be "guaranteed" by a non governmental public sector entity.

If held by financial institutions subject to regulation in countries (other than the United States) that have adopted and continue to use or permit the use of the 1988 International Convergence of Capital Measurement and Capital Standards of the Basel Committee on Banking Supervision (as amended, the "Basel Accord") for risk weighting, the Bonds may attract the same risk weighting as "claims on" or "claims guaranteed by" non-central government bodies within the United States, which are accorded a 20% risk weighting. We note, however, that the analysis under the Basel Accord may be different than that under Basel II.

However, we cannot assure you that the Bonds will attract a 20% risk weighting treatment under any national law, regulation or policy implementing Basel II, the Basel Accord or any transitional regime. Investors should consult their regulators before making any investment in the Bonds. Please read "Risk Weighting of the Bonds Under Certain International Capital Guidelines" in this prospectus supplement and "Risk Weighting Under Certain International Capital Guidelines" in the accompanying prospectus.
Continuing disclosure:
The indenture under which the Bonds will be issued requires all of the periodic reports that we file with the SEC, the principal transaction documents and other information concerning the storm recovery charges and the security relating to the Bonds to be posted on the website associated with our parent company, located at www.cleco.com.
Tax treatment:	The Bonds will be treated as debt for U.S. federal income tax purposes. Please read "Material Federal Income Tax Consequences for the Storm Recovery Bondholders" in the accompanying prospectus.
ERISA eligible:	Yes; please read "ERISA Considerations" in the accompanying prospectus.
Payment dates and interest accrual:	Interest payable semi-annually, March 1 and September 1. Interest will be calculated on a 30/360 basis. The first scheduled interest and principal payment date is March 1, 2009.

Interest is due on each payment date and principal is due upon the final maturity date for each tranche.
Expected settlement:	March 6, 2008, settling flat. DTC, Clearstream and Euroclear.
Risk factors:	You should consider carefully the risk factors beginning on page 15 of the accompanying prospectus before you invest in the Bonds.

THE BONDS

        We will issue the Bonds and secure their payment under an indenture that we will enter into with U.S. Bank National Association, as trustee, referred to in this prospectus supplement and the accompanying prospectus as the "trustee." We will issue the Bonds in minimum denominations of $100,000, or in integral multiples of $1,000 in excess thereof, except that we may issue one bond in each tranche in a smaller denomination. The expected average life in years, initial principal balance, scheduled final payment date, final maturity date and interest rate for each tranche of the Bonds are stated in the table below.

Tranche	Expected Average Life (Years)	Initial Principal Balance	Scheduled Final Payment Date	Final Maturity Date	Interest Rate
A-1	5.00	$113,000,000	3/1/2017	3/1/2020	4.41%
A-2	10.58	$67,600,000	3/1/2020	3/1/2023	5.61%

        The scheduled final payment date for each tranche of the Bonds is the date when the outstanding principal balance of that tranche will be reduced to zero if we make payments according to the expected sinking fund schedule for that tranche. The final maturity date for each tranche of the Bonds is the date when we are required to pay the entire remaining unpaid principal balance, if any, of all outstanding Bonds of that tranche. The failure to pay principal of any tranche of Bonds by the final maturity date for that tranche is an event of default under the indenture, but the failure to pay principal of any tranche of Bonds by the respective scheduled final payment date will not be an event of default under the indenture. Please read "The Storm Recovery Bonds—Payments of Interest and Principal on the Storm Recovery Bonds" and "—What Constitutes an Event of Default on the Storm Recovery Bonds" in the accompanying prospectus.

The Collateral

        The Bonds will be secured under the indenture by the indenture's trust estate. The principal asset of the indenture's trust estate for the Bonds is the storm recovery property relating to the Bonds, which is a present contract right created under the Securitization Act and the financing order issued by the Louisiana commission on September 17, 2007, referred to in this prospectus supplement as the "financing order." The indenture's trust estate also consists of:

  •
  our rights under the sale agreement pursuant to which we will acquire the storm recovery property relating to the Bonds, under the administration agreement and under all bills of sale delivered by Cleco Power pursuant to the sale agreement,

  •
  our rights under the servicing agreement and any subservicing, agency or collection agreements executed in connection with the servicing agreement,

  •
  the collection account for the Bonds and all subaccounts of the collection account,

  •
  all of our other property related to the Bonds, other than any cash released to us by the trustee on any payment date to be distributed to Cleco Power as a return of its invested capital in us,

  •
  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

  •
  all payments on or under and all proceeds in respect of any or all of the foregoing.

The Storm Recovery Property

        In general terms, the portion of all of the rights and interests of Cleco Power that relate to the Bonds under the financing order, upon transfer to us pursuant to the sale agreement, are referred to in this prospectus supplement as the "storm recovery property." The storm recovery property includes the right to impose, collect and receive, the applicable storm recovery charges payable by all of Cleco Power's customers, in an amount sufficient to pay principal and interest and to make other required amounts and charges in connection with the Bonds, to obtain periodic adjustments to such charges as provided in the financing order and all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the foregoing rights and interests. The storm recovery property does not include the rights of Cleco Power to earn and receive a rate of return on its invested capital in us, to receive administration and servicer fees, to withdraw funds from its restricted storm recovery reserve funded by the proceeds from the sale of the storm recovery property, or to use Cleco Power's remaining portion of those proceeds.

        We will purchase the storm recovery property from Cleco Power to support the issuance of the Bonds. Storm recovery charges authorized in the financing order that relate to the Bonds are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Louisiana commission, except for semi-annual and interim true-up adjustments to correct over-collections or under-collections and to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Bonds. Please read "Credit Enhancement—True-Up Mechanism for Payment of Scheduled Principal and Interest" in this prospectus supplement. All revenues and collections resulting from storm recovery charges provided for in the financing order that relate to the Bonds are part of the storm recovery property. Cleco Power is authorized in the financing order to securitize and to cause the issuance of storm recovery bonds with an aggregate principal amount of approximately $187 million, equal to the sum of:

  •
  Cleco Power's costs incurred in connection with restoring service to its customers who experienced electric power outages as a result of Hurricanes Katrina and Rita (approximately $132 million, after crediting revenues from an interim storm surcharge, and excluding income tax benefits associated with such costs), plus

  •
  a storm recovery reserve in the amount of approximately $50 million, and

  •
  the upfront and ongoing costs of issuing, supporting and servicing the Bonds.

The storm recovery property relating to the Bonds is described in more detail under "The Sale Agreement—Cleco Power's Sale and Assignment of the Storm Recovery Property" in the accompanying prospectus.

        Cleco Power, as servicer, will bill and collect storm recovery charges allocable to the Bonds from Cleco Power customers, and will remit the collections to the trustee. Cleco Power will include the storm recovery charges in its bills to its customers and is required to show the storm recovery charges as a separate line item or footnote. Additionally, the servicer is required to send a written statement at least annually to all customers that we are the owner of the rights to the storm recovery property and that the servicer is merely our collection agent. During the twelve months ended December 31, 2007, approximately 33% of Cleco Power's total deliveries (based on MWh) were to industrial customers, approximately 27% were to commercial customers and approximately 39% were to residential customers.

        Cleco Power will be required to remit the storm recovery charges to the trustee daily each business day based on estimated daily collections, using a weighted average balance of days outstanding on Cleco Power's retail bills. Until Cleco Power remits the storm recovery charges to the trustee, the storm recovery charges may be commingled with Cleco Power's other funds. Please read "Risk Factors—Risks Associated with Potential Bankruptcy Proceedings of the Seller or the Servicer," and "How a Bankruptcy May Affect Your Investment—Bankruptcy of Cleco Power" in the accompanying prospectus.

        Because the amount of storm recovery charge collections will depend largely on the amount of electricity consumed by Cleco Power's customers, the amount of collections may vary substantially from month to month. Please read "The Seller, Initial Servicer and Sponsor" in the accompanying prospectus.

        Under the Securitization Act and the indenture, the trustee or the holders of the Bonds have the right to foreclose or otherwise enforce the lien on the storm recovery property. However, in the event of foreclosure, there is likely to be a limited market, if any, for the storm recovery property. Therefore, foreclosure might not be a realistic or practical remedy. Please read "Risk Factors—Risks Associated with the Unusual Nature of the Storm Recovery Property" in the accompanying prospectus.

The Financing Order

        On September 17, 2007, the Louisiana commission issued its financing order applicable to Cleco Power authorizing the issuance of storm recovery bonds with an aggregate principal amount of approximately $187 million, consisting of: (a) approximately $132 million of remaining unamortized storm recovery costs pursuant to a separate order of the Louisiana commission, plus (b) the costs of funding storm recovery reserves in the amount of approximately $50 million to create a restricted storm recovery reserve in a segregated restricted account, plus (c) upfront financing costs, which are estimated (for purposes of calculating the aggregate principal amount) at $4.6 million, but will be reviewed in accordance with the financing order to determine that they were prudently and actually incurred costs, plus or minus (d) any adjustment, pursuant to the issuance advice letter, to reflect the cost of any approved swap or hedge or credit enhancement or any change necessary to account for Cleco Power's collection of interim storm recovery surcharge revenues through the date of pricing of the Bonds in accordance with the financing order. The financing order also authorized (1) Cleco Power's proposed financing structure; (2) creation of the storm recovery property, including the right to impose and collect storm recovery charges sufficient to pay principal, interest and other amounts related to the Bonds and associated financing costs; (3) a tariff to implement the storm recovery charges; and (4) a tariff to implement a surcredit to provide customers the benefit of all non-ratepayer recoveries and to address ancillary cost recovery relating to the storm recovery cost process. The financing order became final and non-appealable on October 3, 2007.

        The financing order requires Cleco Power to submit to the Louisiana commission within 60 days after the filing of the issuance advice letter a final accounting of the upfront financing costs which will be reviewed and reconciled by the staff of the Louisiana commission with prudently and actually incurred costs.

        Pursuant to the provisions of the Securitization Act, the financing order is irrevocable and is not subject to reduction, impairment or adjustment by further action of the Louisiana commission, except as contemplated by the periodic true-up adjustments. The financing order provides that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Louisiana and the Louisiana commission. Please read "Cleco Power's Financing Order" in the accompanying prospectus.

Payment and Record Dates and Payment Sources

        Beginning March 1, 2009, we will make payments of interest on the Bonds semi-annually on March 1st and September 1st of each year, or, if that day is not a business day, the following business day (each, a "payment date"). So long as the Bonds are in book-entry form, on each payment date, we will make interest and principal payments to the persons who are the holders of record as of the business day immediately prior to that payment date, which is referred to as the "record date." If we issue certificated storm recovery bonds to beneficial owners of the Bonds as described in "The Storm Recovery Bonds—Definitive Certificated Storm Recovery Bonds" in the accompanying prospectus, the record date will be the last business day of the calendar month immediately preceding the payment date. On each payment date, we will pay amounts on outstanding Bonds from amounts available in the collection account and the related subaccounts held by the trustee in the priority set forth under

"Credit Enhancement—How Funds in the Collection Account Will Be Allocated" in this prospectus supplement. These available amounts, which will include amounts collected by the servicer for us with respect to the storm recovery charges, are described in greater detail under "The Storm Recovery Bonds—The Collection Account for the Storm Recovery Bonds" in the accompanying prospectus.

Principal Payments

        On each payment date, we will pay principal of the Bonds to the bondholders equal to the sum, without duplication, of:

  •
  the unpaid principal amount of any Bond whose final maturity date is on that payment date, plus

  •
  the unpaid principal amount of any Bond upon acceleration following an event of default relating to the Bonds, plus

  •
  any overdue payments of principal, plus

  •
  any unpaid and previously scheduled payments of principal, plus

  •
  the principal scheduled to be paid on any Bond on that payment date,

but only to the extent funds are available in the collection account (including all applicable subaccounts) after payment of certain of our fees and expenses and after payment of interest as described below under "—Interest Payments." To the extent funds are so available, we will make scheduled payments of principal of the Bonds in the following order:

  1.
  to the holders of the tranche A-1 Bonds, until the principal balance of that tranche has been reduced to zero, and

  2.
  then to the holders of the tranche A-2 Bonds, until the principal balance of that tranche has been reduced to zero.

However, we will not pay principal of any tranche of Bonds on any payment date if making the payment would reduce the principal balance of that tranche to an amount lower than the amount specified in the expected amortization schedule below for that tranche on that payment date. Any excess funds remaining in the collection account after payment of principal, interest, applicable fees and expenses and payments to the applicable subaccounts of the collection account will be retained in the excess funds subaccount until applied on a subsequent payment date. The entire unpaid principal balance of each tranche of the Bonds will be due and payable on the final maturity date for the tranche.

        If an event of default under the indenture has occurred and is continuing, the trustee or the holders of a majority in principal amount of the Bonds then outstanding may declare the unpaid principal balance of the Bonds, together with accrued interest thereon, to be due and payable. However, the nature of our business will result in payment of principal upon an acceleration of the Bonds being made as funds become available. Please read "Risk Factors—Risks Associated With the Unusual Nature of the Storm Recovery Property" and "—You may experience material payment delays or incur a loss on your investment in the storm recovery bonds because the source of funds for payment is limited" in the accompanying prospectus. If there is a shortfall in the amounts available to make principal payments on the Bonds that are due and payable, including upon an acceleration following an event of default under the indenture, the trustee will distribute principal from the collection account pro rata to each tranche of the Bonds based on the principal amount then due and payable on the payment date; and if there is a shortfall in the remaining amounts available to make principal payments on the Bonds that are scheduled to be paid, the trustee will distribute principal from the collection account pro rata to each tranche of the Bonds based on the principal amount then scheduled to be paid on the payment date.

        The expected amortization schedule below sets forth the principal balance that is scheduled to remain outstanding on each payment date for each tranche of the Bonds from the issuance date to the scheduled final payment date. Similarly, the expected sinking fund schedule below sets forth the corresponding principal payment that is scheduled to be made on each payment date for each tranche of the Bonds from the issuance date to the scheduled final payment date. In establishing these schedules, we have made the assumptions specified in the bullet points under the weighted average life sensitivity table below under "—Weighted Average Life Sensitivity," among other assumptions.

Expected Amortization Schedule

Outstanding Principal Balance Per Tranche

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Initial Principal Balance	$113,000,000	$67,600,000
3/1/2009	$104,649,570	$67,600,000
9/1/2009	$99,454,071	$67,600,000
3/1/2010	$93,562,218	$67,600,000
9/1/2010	$87,975,644	$67,600,000
3/1/2011	$81,693,110	$67,600,000
9/1/2011	$75,706,837	$67,600,000
3/1/2012	$69,009,620	$67,600,000
9/1/2012	$62,598,482	$67,600,000
3/1/2013	$55,469,160	$67,600,000
9/1/2013	$48,629,834	$67,600,000
3/1/2014	$41,048,576	$67,600,000
9/1/2014	$33,753,650	$67,600,000
3/1/2015	$25,700,493	$67,600,000
9/1/2015	$17,929,465	$67,600,000
3/1/2016	$9,383,556	$67,600,000
9/1/2016	$1,115,062	$67,600,000
3/1/2017	—	$59,654,571
9/1/2017	—	$50,818,616
3/1/2018	—	$41,119,002
9/1/2018	—	$31,625,433
3/1/2019	—	$21,243,639
9/1/2019	—	$11,054,868
3/1/2020	—	—

On each payment date, the trustee will make principal payments to the extent the principal balance of each tranche of the Bonds exceeds the amount indicated for that payment date in the table above and to the extent of funds available in the collection account after payment of certain of our fees and expenses and after payment of interest. If sufficient funds are available on each payment date, principal payments will be in the amounts indicated for each payment date in the expected sinking fund schedule below.

Expected Sinking Fund Schedule

Date	Tranche A-1	Tranche A-2
3/1/2009	$8,350,430	—
9/1/2009	$5,195,499	—
3/1/2010	$5,891,853	—
9/1/2010	$5,586,574	—
3/1/2011	$6,282,534	—
9/1/2011	$5,986,273	—
3/1/2012	$6,697,217	—
9/1/2012	$6,411,138	—
3/1/2013	$7,129,322	—
9/1/2013	$6,839,326	—
3/1/2014	$7,581,258	—
9/1/2014	$7,294,926	—
3/1/2015	$8,053,157	—
9/1/2015	$7,771,028	—
3/1/2016	$8,545,909	—
9/1/2016	$8,268,494	—
3/1/2017	$1,115,062	$7,945,429
9/1/2017	—	$8,835,955
3/1/2018	—	$9,699,614
9/1/2018	—	$9,493,569
3/1/2019	—	$10,381,794
9/1/2019	—	$10,188,771
3/1/2020	—	$11,054,868

Total Payments	$113,000,000	$67,600,000

        We cannot assure you that principal payments will be made or that the principal balance of any tranche of the Bonds will be reduced at the rates indicated in the schedules above. Principal payments and the actual reduction in tranche principal balances may occur more slowly. Principal payments and the actual reduction in tranche principal balances will not occur more quickly than indicated in the above schedules, except that the total outstanding principal balance of and interest accrued on the Bonds may be accelerated upon an event of default under the indenture. The Bonds will not be in default if principal is not paid as specified in the schedules above unless the principal of any tranche is not paid in full on or before the final maturity date of that tranche.

Weighted Average Life Sensitivity

        Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of the security has been repaid to the investor. The rate of principal payments on each tranche of Bonds, the aggregate amount of each interest payment on each tranche of Bonds and the actual final payment date of each tranche of Bonds will depend on the timing of the servicer's receipt of storm recovery charges from Cleco Power's customers. See "Weighted Average Life and Yield Considerations for the Storm Recovery Bonds" in the accompanying prospectus for further information. Changes in the expected weighted average lives of the tranches of the Bonds in relation to variances in actual energy consumption levels (retail electric sales) from forecast levels are shown below. Severe stress cases on electricity consumption result in very minor changes (approximately 2 months), if any, in the weighted average lives of each tranche.

Weighted Average Life Sensitivity

For the purposes of preparing the above table, we have assumed, among other things, that:

  •
  the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.78 standard deviations from mean) or 15% (5.15 standard deviations from mean) as stated in the chart above;

  •
  the servicer makes timely and accurate filings to true-up the storm recovery charges semi-annually in years one through thirteen;

  •
  Cleco Power customers remit all storm recovery charges 19 days after such charges are billed; and

  •
  Ongoing expenses are $266,300 per annum.

There can be no assurance that the weighted average lives of the various tranches of the Bonds will be as shown in the above table.

Fees and Expenses

        As set forth in the table below, we are obligated to pay fees to Cleco Power as the initial servicer, the trustee, our independent manager and Cleco Power as administrator. The following table illustrates this arrangement.

Recipient	Source of Payment	Fees and Expenses Payable
Servicer	Storm recovery charge collections and investment earnings on collection account.	0.05% of initial principal amount of Bonds issued per annum, as long as Cleco Power or an affiliate is the servicer, plus external accounting costs and certain other costs to the extent permitted by the financing order
Trustee	Storm recovery charge collections and investment earnings on collection account.	$1,000 per annum, plus expenses and indemnity amounts, if any
Independent manager	Storm recovery charge collections and investment earnings on collection account.	$3,500 per annum, plus expenses
Administrator	Storm recovery charge collections and investment earnings on collection account.	$100,000 per annum
Other operating expenses (accounting, rating agency, legal fees, etc.)	Storm recovery charge collections and investment earnings on collection account.	$70,000 per annum (estimated)
Sponsor	Storm recovery charge collections and investment earnings on collection account.	Investment earnings on the capital subaccount not to exceed 5.61% per annum

        In accordance with the terms of the financing order and subject to the approval of the trustee, the Louisiana commission may permit a successor servicer to Cleco Power to recover a higher servicer fee if Cleco Power ceases to serve as the servicer and ceases to service the storm recovery property. The annual servicing fee payable to any other servicer not affiliated with Cleco Power shall not at any time exceed 0.6% of the original principal amount of the Bonds unless such higher rate is approved by the Louisiana commission.

Distribution Following Acceleration

        Upon an acceleration of the maturity of the Bonds, the total outstanding principal balance of and interest accrued on the Bonds will be payable without priority of interest over principal or principal over interest and without regard to tranche. Although principal will be due and payable upon acceleration, the nature of our business will result in principal being paid as funds become available. Please read "Risk Factors—Risks Associated with the Unusual Nature of the Storm Recovery Property" and "—You may experience material payment delays or incur a loss on your investment in the storm recovery bonds because the source of funds for payment is limited" in the accompanying prospectus. Please read "The Securitization Act—Cleco Power and Other Utilities May Securitize Storm Recovery Costs and Related Financing and Ongoing Costs—State and Louisiana Commission Pledges" and "—Constitutional Matters" in the accompanying prospectus.

Interest Payments

        Holders of storm recovery bonds of each tranche of Bonds will receive interest at the rate for that tranche as set forth in the table on page S-12.

        Interest on each tranche of Bonds will accrue from and including the date of issuance to but excluding the first payment date, and thereafter from and including the previous payment date to but excluding the applicable payment date until the Bonds have been paid in full, at the interest rate indicated in the table on page S-12. Each of those periods is referred to as an "interest accrual period." On each payment date, we will pay interest on each tranche of the Bonds equal to the following amounts:

  •
  any interest payable but unpaid on any prior payment date, together with interest on such unpaid interest, if any, and

  •
  accrued interest on the principal balance of each tranche of the Bonds as of the close of business on the preceding payment date, or the date of the original issuance of the Bonds, after giving effect to all payments of principal made on the preceding payment date, if any.

        We will pay interest on the Bonds before we pay principal on the Bonds. Please read "The Storm Recovery Bonds—Payments of Interest and Principal on the Storm Recovery Bonds" in the accompanying prospectus. If there is a shortfall in the amounts available in the collection account to make interest payments on the Bonds, the trustee will distribute interest pro rata to each tranche of Bonds based on the amount of interest payable on each such outstanding tranche. Please read "Credit Enhancement—Collection Account and Subaccounts" in this prospectus supplement. We will calculate interest on tranches of the Bonds on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

        We may not voluntarily redeem any tranche of the Bonds prior to the scheduled final payment date for such tranche.

THE TRUSTEE

        U.S. Bank National Association ("U.S. Bank") will act as indenture trustee. U.S. Bank is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $238 billion as of December 31, 2007. As of December 31, 2007, U.S. Bancorp served approximately 14.2 million customers, operated 2,518 branch offices in 24 states and had over 50,000 employees. A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.

        U.S. Bank has one of the largest corporate trust businesses in the country with offices in 46 U.S. cities. The indenture will be administered from U.S. Bank's corporate trust office located at 209 South LaSalle Street, Chicago, Illinois 60604.

        U.S. Bank has provided corporate trust services since 1924. As of December 31, 2007, U.S. Bank was acting as trustee with respect to over 85,000 issuances of securities with an aggregate outstanding principal balance of over $2.4 trillion. This portfolio includes corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.

        The indenture trustee shall make each semi-annual servicer's certificate available to the holders via the indenture trustee's internet website at http://www.usbank.com/abs. Holders with questions may direct them to the indenture trustee's bondholder services group at (800) 934-6802.

        U.S. Bank serves or has served as indenture trustee, registrar and paying agent on several issues of rate-payer backed securities.

        Please read "The Storm Recovery Bonds," "The Sale Agreement" and "The Servicing Agreement" in the accompanying prospectus for further information.

CREDIT ENHANCEMENT

        Credit enhancement for the Bonds is intended to protect you against losses or delays in scheduled payments on your Bonds. Please read "Risk Factors—You may experience material payment delays or incur a loss on your investment in the storm recovery bonds because the source of funds for payment is limited" in the accompanying prospectus.

True-Up Mechanism for Payment of Scheduled Principal and Interest

        The financing order provides that storm recovery charges will be reviewed and adjusted semi-annually to:

  •
  correct, over a period of up to 12 months covering the next two succeeding payment dates, any under-collections or over-collections, for any reason, during the preceding six months, and

  •
  ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the Bonds and all other required amounts in connection with the Bonds during the subsequent 12-month period.

To the extent any Bonds remain outstanding after the scheduled final payment date of the tranche A-2 Bonds, mandatory true-up adjustments will be made quarterly until all Bonds and associated costs are paid in full. In addition, the servicer may also make interim true-up adjustments more frequently at any time during the term of the Bonds:

  •
  if the servicer forecasts that storm recovery charge collections will be insufficient to make all scheduled payments of interest and other financing costs in respect of the Bonds during the current or next succeeding payment period or to bring all principal payments on schedule over the next two succeeding payment dates, and/or

  •
  to replenish any draws upon the capital subaccount.

        Any delinquencies or under-collections in one customer class will be taken into account in the true-up mechanism to adjust the storm recovery charge for all customers of Cleco Power, not just the class of customers from which the delinquency or under-collection arose.

        The financing order requires the servicer to request Louisiana commission approval of an amendment to the true-up mechanism that it deems necessary or appropriate to address any material deviations between storm recovery charge collections and the periodic revenue requirement. No such change shall cause any of the then-current credit ratings of the Bonds to be suspended, withdrawn or downgraded.

        The financing order provides that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of Louisiana and the Louisiana commission. Please read "The Storm Recovery Charges" below and "Cleco Power's Financing Order" and "The Servicing Agreement—Storm Recovery Charge Adjustment Process" in the accompanying prospectus.

Collection Account and Subaccounts

        The trustee will establish a collection account for the Bonds to hold the capital contribution from Cleco Power and collected storm recovery charges periodically remitted to the trustee by the servicer. The collection account will consist of various subaccounts, including the following:

  •
  the general subaccount,

  •
  the excess funds subaccount,

  •
  the capital subaccount, and

  •
  other subaccounts, if necessary.

        Withdrawals from and deposits to these subaccounts will be made as described below in this prospectus supplement and under "The Storm Recovery Bonds—The Collection Account for the Storm Recovery Bonds" and "—How Funds in the Collection Account Will Be Allocated" in the accompanying prospectus.

        The General Subaccount.    The trustee will deposit collected storm recovery charges remitted to it by the servicer with respect to the Bonds into the general subaccount. On each payment date, the trustee will allocate amounts in the general subaccount as described under "—How Funds in the Collection Account Will Be Allocated" below.

        The Excess Funds Subaccount.    The excess funds subaccount will be funded on any payment date with collected storm recovery charges and earnings on amounts in the collection account, other than earnings on amounts allocated to the capital subaccount up to the per annum return allowed under the financing order, in excess of the amount necessary to pay:

  •
  fees and expenses, including any indemnity payments, of the trustee, our independent manager, the servicer and the administrator and other fees, expenses, costs and charges,

  •
  principal and interest payments on the Bonds required to be paid or scheduled to be paid on that payment date, and

  •
  any amount required to replenish any amounts drawn from the capital subaccount, plus any deficiency in the amount of investment earnings on the capital subaccount allowed under the financing order that has not previously been distributed to us.

        On each payment date, any excess investment earnings on the capital subaccount above the return allowed under the financing order shall be allocated to the excess funds subaccount.

        The periodic adjustments of the storm recovery charges will be calculated to eliminate any amounts held in the excess funds subaccount. These adjustments generally will occur semi-annually. Under limited circumstances, these adjustments may occur more frequently.

        If amounts available in the general subaccount are not sufficient to pay the fees and expenses due on any payment date, to make required or scheduled payments to the bondholders, and to replenish any amounts drawn from the capital subaccount (plus any deficiency in the amount of investment earnings on the capital subaccount allowed under the financing order that has not previously been distributed to us), the trustee will first draw on any amounts in the excess funds subaccount to make those payments.

        The Capital Subaccount.    On the date we issue the Bonds, Cleco Power will deposit $903,000 into the capital subaccount as a capital contribution to us, which is equal to 0.5% of the initial outstanding principal balance of the Bonds. The capital contribution has been set at a level sufficient to obtain the ratings on the Bonds described below under "Ratings for the Bonds." If amounts available in the general subaccount and the excess funds subaccount are not sufficient to make required or scheduled payments to the bondholders and to pay the fees and expenses specified in the indenture due on any payment date, the trustee will draw on amounts in the capital subaccount to make those payments. Under the financing order, Cleco Power is permitted to earn a rate of return on its capital contribution equal to the rate of interest payable on the tranche A-2 Bonds, which amounts will be paid by means of periodic distributions from us funded solely by the income earned thereon through investment by the trustee in eligible investments and by any deficiency being collected through the true-up adjustments. On each payment date, any excess investment earnings on the capital subaccount above the rate of interest payable on the tranche A-2 Bonds shall be allocated to the excess funds subaccount.

        Other Subaccounts.    Other credit enhancements in the form of subaccounts may be utilized for the transaction provided such enhancements are required to obtain the ratings on the Bonds described below under "Ratings for the Bonds," or to provide benefits greater than their tangible and intangible costs and are approved pursuant to the issuance advice letter process described under "Cleco Power's Financing Order—Issuance Advice Letter" in the accompanying prospectus.

How Funds in the Collection Account Will Be Allocated

        Amounts remitted by the servicer to the trustee with respect to the Bonds, including any indemnity amounts and all investment earnings on amounts in the general subaccount of the collection account, will be deposited into the general subaccount. Investment earnings on amounts in the capital subaccount (other than excess investment earnings that are allocated to the excess funds subaccount) and the excess funds subaccount will be deposited into the capital subaccount and the excess funds subaccount, respectively.

        On each payment date, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account for the Bonds in the following priority:

  1.
  payment of a pro rata portion of the trustee's fees, plus expenses and any outstanding indemnity amounts not to exceed $50,000 in any 12-month period,

  2.
  payment of a pro rata portion of the servicing fee relating to the Bonds, plus any unpaid servicing fees relating to the Bonds from prior payment dates,

  3.
  payment of a pro rata portion of the administration fee and a pro rata portion of the fees of our independent manager, which will be in an amount specified in an agreement between us and our independent manager,

  4.
  payment of all of our other ordinary periodic operating expenses relating to the Bonds, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement,

  5.
  payment of the interest then due on the Bonds, including any past due interest,

  6.
  payment of the principal then required to be paid on the Bonds at final maturity or acceleration,

  7.
  payment of the principal then scheduled to be paid on the Bonds in accordance with the expected sinking fund schedule, including any previously unpaid scheduled principal,

  8.
  payment of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents relating to the Bonds, including all remaining amounts owed to the trustee,

  9.
  replenishment of any amounts drawn from the capital subaccount (other than distributed investment earnings on the capital subaccount), plus any deficiency in the amount of investment earnings on the capital subaccount allowed under the financing order that have not previously been distributed to us,

  10.
  if the balance in the capital subaccount is greater than the initial balance of the capital subaccount after making the foregoing allocations, an amount of investment earnings on the capital subaccount not to exceed 5.61% per annum shall be paid to us; provided that no event of default has occurred and is continuing,

  11.
  allocation of the remainder, if any, to the excess funds subaccount, and

  12.
  after the Bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, released to us free and clear of the lien of the indenture.

        The annual servicing fee in clause 2 may not exceed 0.05% of the original principal amount of the Bonds (for so long as Cleco Power is the servicer) and the annual administration fee in clause 3 may not exceed $100,000.

        If, on any payment date, funds in the general subaccount are insufficient to make the allocations or payments contemplated by clauses 1 through 9 of the first paragraph of this subsection, the trustee will draw from amounts on deposit in the following subaccounts in the following order up to the amount of the shortfall:

  1.
  from the excess funds subaccount for allocations and payments contemplated in clauses 1 through 9, and

  2.
  from the capital subaccount for allocations and payments contemplated by clauses 1 through 8.

        If, on any payment date, available collections of storm recovery charges allocable to the Bonds, together with available amounts in the related subaccounts, are not sufficient to pay interest due on all outstanding Bonds on that payment date, amounts available will be allocated pro rata based on the amount of interest payable on each tranche of the Bonds. If, on any payment date, remaining collections of storm recovery charges allocable to the Bonds, together with available amounts in the subaccounts, are not sufficient to pay principal due and payable on all outstanding Bonds on that payment date, amounts available will be allocated pro rata based on the principal amount of each tranche then due and payable. If, on any payment date, remaining collections of storm recovery charges allocable to the Bonds, together with available amounts in the subaccounts, are not sufficient to pay principal scheduled to be paid on all outstanding Bonds, amounts available will be allocated sequentially to each tranche then scheduled to be paid on the payment date. If the trustee uses amounts on deposit in the capital subaccount to pay those amounts or make those transfers, as the case may be, subsequent adjustments to the related storm recovery charges will take into account, among other things, the need to replenish those amounts (plus any deficiency in the amount of investment earnings on the capital subaccount allowed by the financing order).

THE STORM RECOVERY CHARGES

        Cleco Power will be the initial servicer of the Bonds. Beginning on the date we issue the Bonds, the initial storm recovery charges listed in the table below will be imposed on Cleco Power's customers in each storm recovery charge customer class at the applicable rate for the class determined pursuant to the financing order. These storm recovery charges may be adjusted semi-annually, or more frequently under certain circumstances, by the servicer in accordance with its filings with the Louisiana commission. Please read "Cleco Power's Financing Order" in the accompanying prospectus.

Initial Storm Recovery Charges

Storm Recovery Charge Customer Class	Initial Storm Recovery Charge Rate
Residential	$2.00 per month/$0.001100 per kWh
General Non-demand	$2.00 per month/$0.001740 per kWh
General Secondary	$0.641000 per kW
General Primary	$0.686000 per kW
General Municipal	$2.00 per month/$0.002220 per kWh
Large Power	$0.529000 per kW
OLS (Outdoor Lighting Service)	$0.006520 per kWh

        During the twelve months ended December 31, 2007, approximately 33% of Cleco Power's total deliveries (based on MWh) were to industrial customers (includes General Non-demand, General Secondary, General Primary and Large Power customer classes noted above), approximately 27% were to commercial customers (includes General Non-demand, General Secondary, General Primary and OLS customer classes noted above) and approximately 39% were to residential customers.

UNDERWRITING THE BONDS

        Subject to the terms and conditions in the underwriting agreement among us, Cleco Power and the underwriters, for whom Credit Suisse Securities (USA) LLC is acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter's name below:

Underwriter	Tranche A-1	Tranche A-2
Credit Suisse Securities (USA) LLC	$83,264,000	$49,810,000
Wachovia Capital Markets, LLC	$14,868,000	$8,895,000
DEPFA First Albany Securities LLC	$14,868,000	$8,895,000

        Under the underwriting agreement, the underwriters will take and pay for all of the Bonds we offer, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The Underwriters' Sales Price for the Bonds

        The Bonds sold by the underwriters to the public will be initially offered at the prices to the public set forth on the cover of this prospectus supplement. The underwriters propose initially to offer the Bonds to dealers at such prices, less a selling concession not to exceed the percentage listed below for each tranche. The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche.

	Selling Concession	Reallowance Discount
Tranche A-1	0.225%	0.1125%
Tranche A-2	0.225%	0.1125%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

No Assurance as to Resale Price or Resale Liquidity for the Bonds

        The Bonds are a new issue of securities with no established trading market. They will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the Bonds, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market will develop for the Bonds.

Various Types of Underwriter Transactions That May Affect the Price of the Bonds

        The underwriters may engage in overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Bonds in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment transactions involve syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions are bids to purchase the Bonds, which are permitted, so long as the stabilizing bids do not exceed a specific maximum price. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Bonds originally sold by the syndicate member are purchased in a syndicate covering transaction. These overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the Bonds to be higher than they would otherwise be. Neither we, Cleco Power, the trustee, our managers nor any of the underwriters represent that the underwriters will engage in any of these transactions or that these transactions, if commenced, will not be discontinued without notice at any time.

        Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to Cleco Power and its affiliates for which they have in the past received, and in the future may receive, customary fees. In addition, each underwriter may from time to time take positions in the Bonds.

        We estimate that the total expenses of the offering will be approximately $3.8 million.

        We and Cleco Power have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters, including the validity of the Bonds and other conditions contained in the underwriting agreement, such as receipt of ratings confirmations, officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject offers in whole or in part.

        Credit Suisse Securities (USA) LLC, as financial advisor to the Issuing Entity, has rendered certain financial advisory/structuring services to the Issuing Entity and will receive an aggregate fee of $800,000 for such services, which is included in estimated expenses.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        In the opinion of Phelps Dunbar, L.L.P., counsel to us and to Cleco Power, interest paid on the Bonds generally will be taxable to a U.S. bondholder as ordinary interest income at the time it accrues or is received in accordance with the U.S. bondholder's method of accounting for U.S. federal income tax purposes. Phelps Dunbar, L.L.P. has also issued an opinion that, for federal income tax purposes (1) we will not be treated as a taxable entity separate and apart from Cleco Power, our sole member, and (2) based on Revenue Procedure 2005-62, the Bonds will constitute indebtedness of Cleco Power. Each beneficial owner of a Bond, by acquiring a beneficial interest, agrees to treat such Bond as indebtedness of our sole member secured by the collateral for federal (and, to the extent applicable, state) income tax purposes unless otherwise required by appropriate taxing authorities. Please read "Material Federal Income Tax Consequences for the Storm Recovery Bondholders" in the accompanying prospectus.

MATERIAL LOUISIANA STATE TAX CONSEQUENCES

        In the opinion of Phelps Dunbar, L.L.P., counsel to us and to Cleco Power, interest paid on the storm recovery bonds generally will be taxed for Louisiana income tax purposes consistently with its taxation for U.S. federal income tax purposes and such interest received by a person who is not otherwise subject to corporate or personal income tax in the state of Louisiana will not be subject to tax in Louisiana. Phelps Dunbar, L.L.P. has also issued an opinion, based upon the treatment of such issues for federal income tax purposes, that for Louisiana income tax purposes (1) we will not be treated as a taxable entity separate and apart from Cleco Power, our sole member, and (2) the storm recovery bonds will constitute indebtedness of Cleco Power. Please read "Material U.S. Federal Income Tax Consequences" and "Material Louisiana State Tax Consequences" in the accompanying prospectus.

RISK WEIGHTING OF THE BONDS UNDER CERTAIN INTERNATIONAL CAPITAL GUIDELINES

        Under the standardized approach under the framework established by Basel II, the Bonds may attract a risk weighting of 20% on the basis that the Bonds are rated in the highest category by a major rating agency. It is a condition of issuance of the Bonds that the Bonds be rated "Aaa" by Moody's, "AAA" by S&P, and "AAA" by Fitch. In the alternative, under the framework established by Basel II, the Bonds may attract the same risk weighting if the Bonds are considered to be "guaranteed" by a non-governmental public sector entity.

        If held by financial institutions subject to regulation in countries (other than the United States) that have adopted and continue to use or permit the use of the Basel Accord for risk weighting, the Bonds may attract the same risk weighting as "claims on" or "claims guaranteed by" non-central government bodies within the United States, which are accorded a 20% risk weighting. Please read "Cleco Power's Financing Order—True-Ups" in the accompanying prospectus. We note, however, that the analysis may be different than that under Basel II.

        We note that the timetable for, and scope of, the implementation of Basel II differs from country to country and it may not always be clear which regime—Basel Accord or Basel II, or any transitional regime—may be applicable at any particular time.

        Before acquiring any Bonds, prospective investors that are banks or bank holding companies, particularly those that are organized under the laws of any country other than the United States or of any state, territory or other political subdivision of the United States, and prospective investors that are U.S. branches and agencies of foreign banks, should consult all applicable laws, regulations and policies, as well as appropriate regulatory bodies and legal counsel, to confirm that an investment in the Bonds is permissible and in compliance with any applicable investment or other limits. We cannot assure you that the Bonds will attract a 20% risk weighting treatment under any national law, regulation or policy implementing Basel II, the Basel Accord or any transitional regime.

RATINGS FOR THE BONDS

        It is a condition of any underwriter's obligation to purchase the Bonds that each tranche of the Bonds be rated "AAA" by S&P, "AAA" by Fitch and "Aaa" by Moody's.

        A rating on a security is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating. No person is obligated to maintain its rating on the Bonds, and accordingly, we cannot assure you that a rating assigned to any tranche of the Bonds upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any tranche of the Bonds is revised or withdrawn, the liquidity of that tranche may be adversely affected. In general, ratings address credit risk and do not represent any assessment of the likelihood of any particular level of principal payments on the Bonds other than payment in full of each tranche of the Bonds by the applicable final maturity date, as well as the timely payment of interest.

LEGAL PROCEEDINGS

        There are no legal or governmental proceedings pending against us, the sponsor, seller, trustee or servicer, or of which any property of the foregoing is subject, that is material to the holders of the Bonds.

WHERE YOU CAN FIND MORE INFORMATION

        To the extent that we are required to file such reports and information with the Securities and Exchange Commission, we will file annual and current reports and other information with the Securities and Exchange Commission, or the SEC. We are incorporating by reference any future filings which we (file no. 333-147122) or Cleco Power, but solely in its capacity as our sponsor, make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Bonds, excluding any information that is furnished to, and not filed with, the SEC. These reports will be filed under our own name as issuing entity. Please also read "Where You Can Find More Information" in the accompanying prospectus.

LEGAL MATTERS

        Certain legal matters relating to us and the issuance of the Bonds will be passed upon for Cleco Power and for us by Baker Botts L.L.P., Houston, Texas and Phelps Dunbar, L.L.P., New Orleans, Louisiana, and for the underwriters by Sidley Austin LLP, San Francisco, California. Certain legal matters relating to the federal and state income tax consequences of the issuance of the Bonds will be passed upon for us by Phelps Dunbar, L.L.P.

OFFERING RESTRICTIONS IN CERTAIN JURISDICTIONS

NOTICE TO RESIDENTS OF SINGAPORE

        EACH UNDERWRITER ACKNOWLEDGES THAT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS HAVE NOT BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE. ACCORDINGLY, EACH UNDERWRITER REPRESENTS, WARRANTS AND AGREES THAT IT HAS NOT OFFERED OR SOLD ANY BONDS OR CAUSED THE BONDS TO BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, AND WILL NOT OFFER OR SELL ANY BONDS OR CAUSE THE BONDS TO BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, AND HAS NOT CIRCULATED OR DISTRIBUTED, NOR WILL IT CIRCULATE OR DISTRIBUTE THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF BONDS, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE "SFA"), OR ANY PERSON PURSUANT TO SECTION 275(1A), AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (II) TO A RELEVANT PERSON PURSUANT TO SECTION 275(1) OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

        WHERE THE BONDS ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 BY A RELEVANT PERSON WHICH IS:

          (A)  A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

          (B)  A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY OF THE TRUST IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR,

        SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR THE BENEFICIARIES' RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERRED WITHIN 6 MONTHS AFTER

THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE BONDS PURSUANT TO AN OFFER MADE UNDER SECTION 275 EXCEPT:

          (1)   TO AN INSTITUTIONAL INVESTOR (FOR CORPORATIONS, UNDER SECTION 274 OF THE SFA) OR TO A RELEVANT PERSON DEFINED IN SECTION 275(2) OF THE SFA, OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH RIGHTS OR INTEREST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN $200,000 (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA;

          (2)   WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER; OR

          (3)   WHERE THE TRANSFER IS BY OPERATION OF LAW. THE PROSPECTUS RELATING TO THE BONDS ("PROSPECTUS") WILL, PRIOR TO ANY SALE OF SECURITIES PURSUANT TO THE PROVISIONS OF SECTION 106D OF THE COMPANIES ACT (CAP.50), BE LODGED, PURSUANT TO SAID SECTION 106D, WITH THE REGISTRAR OF COMPANIES IN SINGAPORE, WHICH WILL TAKE NO RESPONSIBILITY FOR ITS CONTENTS. HOWEVER, NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS HAS BEEN AND NOR WILL THEY BE REGISTERED AS A PROSPECTUS WITH THE REGISTRAR OF COMPANIES IN SINGAPORE. ACCORDINGLY, THE BONDS MAY NOT BE OFFERED, AND NEITHER THIS PROSPECTUS SUPPLEMENT NOR ANY OTHER OFFERING DOCUMENT OR MATERIAL RELATING TO THE BONDS MAY BE CIRCULATED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, TO THE PUBLIC OR ANY MEMBER OF THE PUBLIC IN SINGAPORE OTHER THAN TO INSTITUTIONAL INVESTORS OR OTHER PERSONS OF THE KIND SPECIFIED IN SECTION 106C AND SECTION 106D OF THE COMPANIES ACT OR ANY OTHER APPLICABLE EXEMPTION INVOKED UNDER DIVISION 5A OF PART IV OF THE COMPANIES ACT. THE FIRST SALE OF SECURITIES ACQUIRED UNDER A SECTION 106C OR SECTION 106D EXEMPTION IS SUBJECT TO THE PROVISIONS OF SECTION 106E OF THE COMPANIES ACT.

NOTICE TO RESIDENTS OF THE PEOPLE'S REPUBLIC OF CHINA

        THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES LAW OF THE PEOPLE'S REPUBLIC OF CHINA (AS THE SAME MAY BE AMENDED FROM TIME TO TIME) AND ARE NOT TO BE OFFERED OR SOLD TO PERSONS WITHIN THE PEOPLE'S REPUBLIC OF CHINA (EXCLUDING THE HONG KONG AND MACAU SPECIAL ADMINISTRATIVE REGIONS).

NOTICE TO RESIDENTS OF JAPAN

        THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES AND EXCHANGE LAW OF JAPAN (THE "SEL"), AND MAY NOT BE OFFERED OR SOLD IN JAPAN OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY RESIDENT OF JAPAN OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY RESIDENT OF JAPAN OR TO OTHERS FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY RESIDENT OF JAPAN, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE SEL, AND IN COMPLIANCE WITH THE OTHER

RELEVANT LAWS AND REGULATIONS OF JAPAN. AS USED IN THIS PARAGRAPH, "RESIDENT OF JAPAN" MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN.

NOTICE TO RESIDENTS OF HONG KONG

        EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

        IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY BONDS OTHER THAN (A) TO PERSONS WHOSE ORDINARY BUSINESS IS TO BUY OR SELL SHARES OR DEBENTURES (WHETHER AS PRINCIPAL OR AGENT); OR (B) TO PROFESSIONAL INVESTORS WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) OF THE LAWS OF HONG KONG AND ANY RULES MADE THEREUNDER; OR (C) IN CIRCUMSTANCES THAT DO NOT RESULT IN THE DOCUMENT BEING A "PROSPECTUS" AS DEFINED IN THE COMPANIES ORDINANCE (CAP. 32) OF THE LAWS OF HONG KONG OR THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THAT ORDINANCE; AND

        IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSE OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSE OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE BONDS, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO BONDS THAT ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO "PROFESSIONAL INVESTORS" AS DEFINED UNDER THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) OF THE LAWS OF HONG KONG AND ANY RULES MADE UNDER THAT ORDINANCE.

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA

        IN RELATION TO EACH MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A "RELEVANT MEMBER STATE"), THE UNDERWRITER HAS REPRESENTED AND AGREED THAT WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE (THE "RELEVANT IMPLEMENTATION DATE") IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE PRIOR TO THE PUBLICATION OF A PROSPECTUS IN RELATION TO THE BONDS WHICH HAS BEEN APPROVED BY THE COMPETENT AUTHORITY IN THAT RELEVANT MEMBER STATE OR, WHERE APPROPRIATE, APPROVED IN ANOTHER RELEVANT MEMBER STATE AND NOTIFIED TO THE COMPETENT AUTHORITY IN THAT RELEVANT MEMBER STATE, ALL IN ACCORDANCE WITH THE PROSPECTUS DIRECTIVE, EXCEPT THAT IT MAY, WITH EFFECT FROM AND INCLUDING THE RELEVANT IMPLEMENTATION DATE, MAKE AN OFFER OF BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE AT ANY TIME:

          (A)  TO LEGAL ENTITIES WHICH ARE AUTHORIZED OR REGULATED TO OPERATE IN THE FINANCIAL MARKETS OR, IF NOT SO AUTHORIZED OR REGULATED, WHOSE CORPORATE PURPOSE IS SOLELY TO INVEST IN SECURITIES;

          (B)  TO ANY LEGAL ENTITY WHICH HAS TWO OR MORE OF (1) AN AVERAGE OF AT LEAST 250 EMPLOYEES DURING THE LAST FINANCIAL YEAR; (2) A TOTAL BALANCE SHEET OF MORE THAN €43,000,000 AND (3) AN ANNUAL NET TURNOVER

  OF MORE THAN €50,000,000, AS SHOWN IN ITS LAST ANNUAL OR CONSOLIDATED ACCOUNTS;

          (C)  TO FEWER THAN 100 NATURAL OR LEGAL PERSONS (OTHER THAN QUALIFIED INVESTORS AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE LEAD UNDERWRITER(S) NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFICER;

          (D)  IF THE DENOMINATION PER NOTE BEING OFFERED AMOUNT TO AT LEAST €50,000; OR

          (E)  IN ANY OTHER CIRCUMSTANCES WHICH DO NOT REQUIRE THE PUBLICATION BY THE ISSUING ENTITY OF A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

        FOR THE PURPOSES OF THIS PROVISION, THE EXPRESSION AN "OFFER OF BONDS TO THE PUBLIC" IN RELATION TO ANY BONDS IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE BONDS TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE BONDS, AS THE SAME MAY BE VARIED IN THAT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT MEMBER STATE AND THE EXPRESSION "PROSPECTUS DIRECTIVE" MEANS DIRECTIVE 2003/71/EC AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN EACH RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

        THE UNDERWRITER HAS REPRESENTED AND AGREED THAT:

          (A)  IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT (THE "FSMA")) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE BONDS IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY; AND

          (B)  IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE BONDS IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PROSPECTUS

Cleco Katrina/Rita Hurricane Recovery Funding LLC
Issuing Entity

SENIOR SECURED STORM RECOVERY BONDS
 Issuable in Series

Cleco Power LLC
Seller, Initial Servicer and Sponsor

        You should carefully consider the risk factors beginning on page 15 of this prospectus before you invest in the storm recovery bonds.

        We, the issuing entity, may issue from time to time one or more series of the storm recovery bonds as described in this prospectus. Each series of storm recovery bonds may have one or more tranches. The storm recovery bonds represent only our obligations and are backed only by our assets. Cleco Power LLC and its affiliates, other than us, are not liable for any payments on the storm recovery bonds. The storm recovery bonds are not a debt or general obligation of the State of Louisiana, the Louisiana Public Service Commission or any other governmental agency or instrumentality and are not a charge on the full faith and credit or the taxing power of the State of Louisiana or any governmental agency or instrumentality.

        We are a special purpose entity and own no property other than the collateral described in this prospectus. The collateral is the sole source of payment for the storm recovery bonds.

        There currently is no secondary market for the storm recovery bonds, and we cannot assure you that one will develop.

        We may offer and sell the storm recovery bonds by use of this prospectus. We will provide the specific terms of any offerings in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in the storm recovery bonds. This prospectus may not be used to offer and sell the storm recovery bonds unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2008.

PROSPECTUS

i

ii

iii

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or the SEC. This prospectus provides you with a general description of the storm recovery bonds we may offer. When we offer storm recovery bonds, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also contain information that supplements the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and the information, if any, contained in the documents we refer to in this prospectus under the heading "Where You Can Find More Information."

        References in this prospectus and the prospectus supplement to the terms "we," "us," "our" or "the issuing entity" mean Cleco Katrina/Rita Hurricane Recovery Funding LLC. References to "Cleco Power," "the sponsor," "the initial servicer" or "the seller" mean Cleco Power LLC. References to "Cleco Corporation" mean Cleco Corporation, the parent company of Cleco Power LLC. References to the "Bonds" or, unless the context otherwise requires, the "storm recovery bonds" mean the storm recovery bonds offered pursuant to the prospectus supplement. References to "the servicer" refer to Cleco Power and any successor servicer under the servicing agreement referred to in this prospectus and the prospectus supplement. References to the "Securitization Act" mean Act 64 of 2006, established by the Louisiana Legislature, providing for a financing mechanism through which electric utilities can use securitization financing for storm recovery costs, including the financing of a storm recovery reserve, by issuing "storm recovery bonds." The Securitization Act is codified at La. R.S. 45:1226-1236. Unless the context otherwise requires, the term customer means any existing or future LPSC-jurisdictional customer who remains attached to Cleco Power's (or its successors) electric transmission or distribution lines, and who, via such lines, receive any type of service from Cleco Power (or its successors) under rate schedules or special contracts approved by the Louisiana commission. We also refer to the Louisiana Public Service Commission as the "Louisiana commission" or the "LPSC." You can find a glossary of some of the other defined terms we use in this prospectus and the prospectus supplement on page 110 of this prospectus.

        We have included cross-references to sections in this prospectus where you can find further related discussions. You can also find references to key topics in the table of contents on the previous page and in the table of contents on page (i) of the accompanying prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Neither we nor any underwriter, agent, dealer, salesperson, the Louisiana commission or Cleco Power has authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell the storm recovery bonds in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current only as of the date of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        Some statements contained in this prospectus and the prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts, including statements in the documents that are incorporated by reference as discussed in this prospectus under the heading "Where You Can Find More Information," are forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "will," or other similar words.

        We have based our forward-looking statements on our management's beliefs, expectations and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

        The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

  •
  state and federal legislative and regulatory actions or developments, changes in or application of laws or regulations applicable to various aspects of Cleco Power's business;

  •
  non-payment of storm recovery charges by Cleco Power's customers;

  •
  the accuracy of the servicer's forecast of electrical consumption or the payment of storm recovery charges;

  •
  changes in market demand and demographic patterns;

  •
  weather variations and other natural phenomena, including, without limitation, hurricanes, affecting Cleco Power's customers' energy usage;

  •
  the operating performance of Cleco Power's facilities;

  •
  the reliability of the systems, procedures and other infrastructure necessary to operate Cleco Power's business;

  •
  national or regional economic conditions affecting Cleco Power's customers' energy usage;

  •
  acts of war or terrorism or other catastrophic events affecting Cleco Power's customers' energy usage; and

  •
  other factors we discuss in this prospectus, any prospectus supplement and our other SEC filings.

        You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statement.

PROSPECTUS SUMMARY

        This summary contains a brief description of the storm recovery bonds and applies to all series of storm recovery bonds we may offer by use of this prospectus. You may find information relating to a specific series of our storm recovery bonds in the prospectus supplement relating to that series. You will find a more detailed description of the terms of the offering of the storm recovery bonds following this summary.

        You should carefully consider the risk factors beginning on page 15 of this prospectus before you invest in the storm recovery bonds.

Summary of the Storm Recovery Bonds

The issuing entity:
Cleco Katrina/Rita Hurricane Recovery Funding LLC is a direct, wholly owned subsidiary of Cleco Power and a limited liability company formed under Louisiana law. We were formed solely to purchase and own storm recovery property, to issue storm recovery bonds and to perform activities incidental thereto. Please read "Cleco Katrina/Rita Hurricane Recovery Funding LLC, The Issuing Entity."
Subsequent financing orders relating to additional series of storm recovery bonds may impose additional or different requirements. Please read "Cleco Power's Financing Order."
Our address:	2605 Hwy. 28 East, Office Number 12, Pineville, Louisiana 71360
Our telephone number:	(318) 484-4180
The seller, initial servicer and sponsor of the storm recovery property:	Cleco Power
Cleco Power's address:	2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226
Cleco Power's telephone number:	(318) 484-7400
The servicer of the storm recovery property:
Cleco Power is an integrated electric utility that conducts generation, purchase, transmission, distribution and sale operations subject to the jurisdiction of the Louisiana commission and the Federal Energy Regulatory Commission, or FERC, among other regulators, which also engages in energy management activities. Cleco Power is a Louisiana limited liability company and a wholly owned subsidiary of Cleco Corporation, a regional energy services holding company.

Cleco Power, acting as the initial servicer, and any successor servicer, referred to in this prospectus supplement and the accompanying prospectus as the "servicer," will service the storm recovery property securing the storm recovery bonds under a servicing agreement with us. Please read "The Seller, Initial Servicer and Sponsor." Neither Cleco Power nor Cleco Corporation nor any other affiliate (other than us) is an obligor on the storm recovery bonds.

The trustee:	The trustee for each series of storm recovery bonds will be named in the applicable prospectus supplement.
Transaction overview:
In August and September 2005, Cleco Power was struck by the two worst natural disasters ever to strike its system, Hurricanes Katrina and Rita. The Securitization Act permits electric utilities to recover certain losses sustained as a result of these hurricanes through the issuance of storm recovery bonds pursuant to and supported by an irrevocable financing order issued by the Louisiana commission. The Securitization Act also permits the Louisiana commission to impose an irrevocable nonbypassable storm recovery charge on all of an electric utility's customers that are subject to the Louisiana commission's jurisdiction, for payment of the storm recovery charges. The amount and terms for collections of these storm recovery charges are governed by one or more financing orders issued to an electric utility by the Louisiana commission. The Securitization Act permits an electric utility to transfer its rights and interests under a financing order, including the right to impose, collect and receive storm recovery charges, to a special purpose entity formed by the electric utility to issue debt securities secured by the right to receive revenues arising from the storm recovery charges. Under the Securitization Act, as of the effective date of a financing order, there is created and established for Cleco Power storm recovery property, which is a present contract right in favor of Cleco Power, its transferees and other financing parties. Unless the context infers otherwise, references in this prospectus to the "financing order" are to the financing order issued by the Louisiana commission on September 17, 2007, which is further described below. Any subsequent financing order relating to a separate series of storm recovery bonds will be described in the applicable prospectus supplement.

On September 17, 2007, the Louisiana commission issued a financing order determining that Cleco Power is entitled, pursuant to the Securitization Act, to finance, through the issuance of storm recovery bonds in the aggregate principal amount of up to approximately $187 million, Cleco Power's storm recovery costs (including storm recovery reserves and upfront financing costs associated with the issuance of storm recovery bonds) as determined by separate order of the Louisiana commission. The financing order also authorized (1) Cleco Power's proposed financing structure and issuance of the storm recovery bonds; (2) creation of the storm recovery property, including the right to impose and collect storm recovery charges sufficient to pay the storm recovery bonds and associated financing costs; (3) a tariff to implement the storm recovery charges; and (4) a tariff to implement a surcredit to provide Cleco Power customers the benefit of all non-ratepayer recoveries and to address ancillary cost recovery relating to the storm recovery cost process.
The primary transactions underlying the offering of each series of storm recovery bonds are as follows:
•	Cleco Power will transfer and sell the storm recovery property to us in exchange for the net proceeds from the sale of a series of storm recovery bonds,
•	we will sell the series of storm recovery bonds, which will be secured primarily by the related storm recovery property, to the underwriters named in the prospectus supplement and
•	Cleco Power will act as the initial servicer of the storm recovery property.

The storm recovery bonds are not obligations of the trustee, our managers, Cleco Power, Cleco Corporation or of any of their affiliates other than us. The storm recovery bonds are also not obligations of the State of Louisiana, the Louisiana commission or any other governmental agency, authority or instrumentality of the State of Louisiana.

Parties to Transactions and Responsibilities

        The following chart represents a general summary of the parties to the transactions underlying the offering of a series of storm recovery bonds, their roles and their various relationships to the other parties:

Flow of Funds

        The following chart represents a general summary of the flow of funds:

The Collateral

        Each series of storm recovery bonds will be secured under the indenture by the indenture's trust estate relating to that series. The principal asset of the trust estate will be storm recovery property. Under the Securitization Act, as of the effective date of a financing order, there is created and established for Cleco Power storm recovery property, which is a present contract right in favor of Cleco Power, its transferees and other financing parties, to impose, collect and receive storm recovery charges from Cleco Power's customers, to obtain periodic adjustments to such charges as provided in the financing order and all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the foregoing rights and interests. The indenture's trust estate will also consist of:

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  our rights under a sale agreement pursuant to which we will acquire the related storm recovery property, under an administration agreement and under all bills of sale delivered by Cleco Power pursuant to such sale agreement,

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  our rights under a servicing agreement and any subservicing, agency, intercreditor or collection agreements executed in connection with such servicing agreement,

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  the collection account for the particular series of storm recovery bonds and all subaccounts of the collection account,

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  our rights under any interest rate swap agreement or hedging agreement entered into with respect to the issuance of a floating rate tranche of a particular series of storm recovery bonds,

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  all of our other property related to the series of storm recovery bonds, other than any cash released to us by the trustee on any payment to be distributed to Cleco Power as a return of its invested capital in us,

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  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

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  all payments on or under and all proceeds in respect of any or all of the foregoing.

        The collateral for each series of storm recovery bonds will be separate from the collateral for any other series, and holders of one series of storm recovery bonds will have no recourse to collateral for a different series. Please read "The Storm Recovery Bonds—The Security for the Storm Recovery Bonds" in this prospectus.

The Storm Recovery Property

        In general terms, all of the rights and interests of Cleco Power that are transferred to us pursuant to a sale agreement are referred to in this prospectus and the prospectus supplement as "storm recovery property." Storm recovery property includes, the right to impose, collect and receive storm recovery charges in amounts sufficient to pay principal and interest and to make other deposits in connection with the related series of storm recovery bonds, to obtain periodic adjustments to such charges as provided in the financing order and all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the foregoing rights and interests. The storm recovery property does not include the rights of Cleco Power to earn and receive a rate of return on its invested capital in us, to receive administration and servicer fees, to withdraw funds from its restricted storm recovery reserve funded by the proceeds from the sale of the storm recovery property, or to use Cleco Power's remaining portion of those proceeds. Storm recovery charges are payable by Cleco Power's customers. During the twelve months ended December 31, 2007, approximately 33% of Cleco Power's total deliveries (based on MWh) were to industrial customers, approximately 27% were to commercial customers and approximately 39% were to residential customers.

        The storm recovery property is the principal collateral securing a series of storm recovery bonds. Storm recovery charges authorized in a financing order are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Louisiana commission, except for semi-annual and interim true-up adjustments to correct over-collections or under-collections and to provide for the expected recovery of amounts sufficient to timely provide payments of scheduled debt service and other required amounts and charges in connection with a series of storm recovery bonds. See "Cleco Power's Financing Order—True-Ups." All revenues and collections resulting from storm recovery charges are part of the storm recovery property with respect to a particular series of storm recovery bonds.

        We will purchase storm recovery property from Cleco Power to support the issuance of the related series of storm recovery bonds. Cleco Power as servicer will bill and collect the storm recovery charges from its customers. Cleco Power will include the storm recovery charges in its bills to its customers and is required to show the storm recovery charges as a separate line item or footnote. The servicer is also required to send a written statement at least annually to all customers that we are the owner of the rights to the storm recovery property and that the servicer is merely our collection agent.

Interest Payments

        Interest on each tranche or series of storm recovery bonds will accrue from the date we issue the tranche or series of storm recovery bonds at the interest rate stated in the related prospectus supplement. On each payment date, we will pay interest on each tranche or series of storm recovery bonds equal to the following amounts:

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  if there has been a payment default, any interest payable but unpaid on any prior payment dates, together with interest on such unpaid interest, if any, and

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  accrued interest on the principal balance of each tranche or series of storm recovery bonds as of the close of business on the preceding payment date, or the date of the original issuance of each tranche or series of storm recovery bonds, as applicable, after giving effect to all payments of principal made on the preceding payment date, if any.

        We will pay interest on each tranche or series of storm recovery bonds before we pay the principal of each tranche or series of storm recovery bonds. Please read "The Storm Recovery Bonds—Payments of Interest and Principal on the Storm Recovery Bonds" in this prospectus. If there is a shortfall in the amounts available in the applicable collection account to make interest payments, the trustee will distribute interest pro rata to each series and tranche of storm recovery bonds based on the amount of interest payable on each outstanding series and tranche. Unless otherwise specified in the prospectus supplement, we will calculate interest on the basis of a 360-day year of twelve 30-day months.

Principal Payments and Record Dates and Payment Sources

        On each payment date specified in the prospectus supplement for each series of storm recovery bonds, referred to in this prospectus as a "payment date," we will pay amounts then due or scheduled to be paid on outstanding series of the storm recovery bonds from amounts available in the collection account and the related subaccounts for that series held by the trustee. We will make these payments to the holders of record of the storm recovery bonds on each record date specified in the prospectus supplement, referred to in this prospectus as a "record date." These available amounts, which will include the applicable storm recovery charges collected by the servicer for us since the last payment date, are described in greater detail under "The Storm Recovery Bonds—The Collection Account for the Storm Recovery Bonds." The trustee will pay the principal of each tranche of storm recovery bonds in the amounts and on the payment dates specified in the expected amortization schedule described in the related prospectus supplement, but only to the extent storm recovery charge collections received from the servicer and amounts available from trust accounts held by the trustee are sufficient to make principal payments after payment of amounts having a higher priority of payment. Please read "The Storm Recovery Bonds—How Funds in the Collection Account Will Be Allocated."

Priority of Distributions

        Unless otherwise specified in a prospectus supplement, on each payment date for a series of storm recovery bonds, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account for that series in the following order of priority:

  1.
  payment of a pro rata portion of the trustee's fees, plus expenses and any outstanding indemnity amounts relating to that series of storm recovery bonds not to exceed a specified amount in any 12-month period, which amount will be fixed in the indenture or the supplemental indenture governing that series of storm recovery bonds,

  2.
  payment of a pro rata portion of the servicing fee relating to that series of storm recovery bonds, which will be a fixed amount specified in the servicing agreement for that series of storm recovery bonds, plus any unpaid servicing fees relating to that series of storm recovery bonds from prior payment dates,

  3.
  payment of a pro rata portion of the administration fee, which will be a fixed amount specified in the administration agreement between us and Cleco Power, and a pro rata portion of the fees of our independent manager, which will be in an amount specified in an agreement between us and our independent manager,

  4.
  payment of all of our other ordinary periodic operating expenses relating to that series of storm recovery bonds, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the applicable servicing agreement,

  5.
  payment of the interest then due on that series of storm recovery bonds,

  6.
  payment of the principal then required to be paid on that series of storm recovery bonds at final maturity or upon redemption or acceleration upon an event of default,

  7.
  payment of the principal then scheduled to be paid on that series of storm recovery bonds, including any previously unpaid scheduled principal,

  8.
  payment of any amounts payable to any other credit enhancement providers with respect to that series of storm recovery bonds,

  9.
  payment of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents relating to that series, including all remaining amounts owed to the trustee,

  10.
  replenishment of any amounts drawn from the capital subaccount for that series of storm recovery bonds (other than distributed investment earnings on the capital subaccount for such series), plus any deficiency in the amount of investment earnings on the capital subaccount of such series allowed under the financing order that has not previously been distributed to us,

  11.
  if the balance in the capital subaccount for that series of storm recovery bonds is greater than the initial balance of the capital subaccount for that series of storm recovery bonds after making the foregoing allocations, an amount of investment earnings on the capital subaccount not to exceed a percentage per annum set forth in the prospectus supplement for such series shall be paid to us; provided that no event of default has occurred and is continuing and that the balance of the capital subaccount for that series of storm recovery bonds is not reduced below the initial balance of the capital subaccount for such series,

  12.
  allocation of the remainder, if any, to the excess funds subaccount for that series of storm recovery bonds, and

  13.
  after that series of storm recovery bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds account for that series of storm recovery bonds, released to us free and clear of the lien of the indenture.

        The amount of the servicer's fee referred to in clause 2 above and the amount of the administration fee referred to in clause 3 will be described in the prospectus supplement for the related series of storm recovery bonds. The priority of distributions for the collected storm recovery charges, as well as available amounts in the subaccounts, are described in more detail under "The Storm Recovery Bonds—How Funds in the Collection Account Will Be Allocated," as well as in the prospectus supplement for each series of the storm recovery bonds.

Floating Rate Storm Recovery Bonds

        If, in connection with the issuance of any tranche of storm recovery bonds paying interest at a floating rate, referred to as a floating rate tranche, we arrange for any interest rate swap transactions, the material terms of those transactions will be described in the related prospectus supplement.

Credit Enhancement

        Unless otherwise specified in the prospectus supplement, credit enhancement for the storm recovery bonds will be as follows:

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  The Louisiana commission will approve adjustments to the storm recovery charges, but only upon petition of the servicer, to make up for any shortfall or reduce any excess in collected storm recovery charges. We sometimes refer to these adjustments as "true-up adjustments" or the "true-up mechanism." Storm recovery charges are required to be adjusted semi-annually to:

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  correct, over a period of up to 12 months covering the next two succeeding payment dates, any under-collections or over-collections, for any reason, during the preceding six months, and

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  ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal, interest and other required amounts in connection with the storm recovery bonds during the subsequent 12-month period.

    The servicer may also make interim true-up adjustments more frequently under certain circumstances. Please read "Cleco Power's Financing Order—True-Ups."

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  Collection Account—Under the indenture, the trustee will hold a collection account for each series of storm recovery bonds, divided into various subaccounts. The primary subaccounts for credit enhancement purposes are:

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  the general subaccount—the trustee will deposit into the general subaccount all storm recovery charge collections remitted to it by the servicer with respect to that series of storm recovery bonds and investment earnings on amounts in the general subaccount;

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  the capital subaccount—Cleco Power will deposit an amount specified in the prospectus supplement into the capital subaccount for that series of storm recovery bonds on the date of issuance of such series of storm recovery bonds; and

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  the excess funds subaccount—any excess amount of collected storm recovery charges and investment earnings on amounts in the excess funds subaccount for that series of storm recovery bonds will be held in the excess funds subaccount.

    Each of these subaccounts for each series of storm recovery bonds will be available to make payments on the storm recovery bonds of such series on each payment date. Interest rate swaps and other hedging arrangements may be used to fix synthetically the interest on floating rate storm recovery bonds. Tranche subaccounts for related floating rate storm recovery bonds may also be established in the event interest rate swaps or other hedging arrangements are utilized.

Additional credit enhancement for any series of storm recovery bonds may include other surety bonds or letters of credit or other forms of credit enhancement. Any additional forms of credit enhancement for a series of storm recovery bonds will be specified in the related prospectus supplement. Credit enhancement for a series of storm recovery bonds is intended to protect you against losses or delays in scheduled payments on such series of storm recovery bonds. We do not anticipate obtaining additional credit enhancement for any series of storm recovery bonds.

Master Trust Structure; Issuance of Additional Series

        Unless otherwise provided in the accompanying prospectus supplement, the indenture will be structured as the functional equivalent, in certain respects, of a master trust in that we may, subject to the terms of the financing order or any subsequent financing order but without your prior review or approval, acquire additional storm recovery property and issue one or more additional series of storm recovery bonds which are backed by such storm recovery property, all of which storm recovery bonds will be paid through collections of additional storm recovery charges from the same group of Cleco Power customers. In addition, Cleco Power may also sell storm recovery property to one or more entities other than us in connection with the issuance of a new series of storm recovery bonds without your prior review or approval. The trustee will authenticate and deliver a new series of storm recovery bonds issued by us, only if, among other conditions, the aggregate amount of the storm recovery bonds outstanding does not exceed the amounts approved under all applicable financing orders and the rating agency condition (described below) has been satisfied. Please read "The Storm Recovery Bonds—The Storm Recovery Bonds May Be Issued in Various Series or Tranches." In certain respects this structure differs from "master trust" structures that may be used in connection with other securities issued by other issuers. In particular, each series of storm recovery bonds will be secured by its own storm recovery property, which will include, the right to impose, collect and receive storm recovery charges calculated in respect of that series, and the right to impose interim and semi-annual true-up adjustments to correct over-collections or under-collections in respect of that series and all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the foregoing rights and interests. Each series will also have its own collection account, including any related subaccounts, into which collections of the storm recovery charges relating to that series will be deposited and from which amounts will be withdrawn to pay the related series of storm recovery bonds. The collateral for each series of storm recovery bonds will be separate from the collateral for any other series, and holders of one series of storm recovery bonds will have no recourse to collateral for a different series. Accordingly, no series will be subordinated to any other series except that any tranche of a particular series may be subordinated to other tranches of such series if and to the extent set forth in the applicable prospectus supplement. In the event that more than one series of storm recovery bonds is issued, the administration fees, independent manager fees and other operating expenses payable by us on any payment date will be assessed to each series on a pro rata basis, based upon the respective outstanding amounts of each series. Please read "The Storm Recovery Bonds—The Security for the Storm Recovery Bonds", "—The Collection Account for the Storm Recovery Bonds" and "—How Funds in the Collection Account Will Be Allocated" in this prospectus.

Allocations as Between Series

        Although each series of storm recovery bonds will have its own storm recovery property, storm recovery charges relating to any series of storm recovery bonds and storm recovery charges relating to any other series of storm recovery bonds will be collected from the same Cleco Power customers. In the event a Cleco Power customer does not pay in full all amounts owed under any bill including storm recovery charges, the amount remitted will be applied to all charges on the bill based, as to a bill with charges covering more than one month, on the chronological order of billing, and, as to those charges with the same billing date, pro rata. In addition, if more than one series of storm recovery bonds have been issued by us or another subsidiary of Cleco Power, any such partial collections will be allocated among such series of storm recovery bonds, pro rata based upon the amounts billed with respect to each series of storm recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the applicable tariff. Please read "The Storm Recovery Bonds—Allocations as Between Series" and "The Servicing Agreements—Servicing Procedures—Remittances to the Trustee" in this prospectus.

State Pledge

        The State of Louisiana has pledged in the Securitization Act that it will not alter the provisions of the part of the Securitization Act which authorizes the Louisiana commission to create a contract right by the issuance of a financing order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding and nonbypassable charges, take or permit any action that would impair the value of the storm recovery property, or, except for adjustments discussed in "Cleco Power's Financing Order—True-ups" and "The Servicing Agreement—Storm Recovery Charge Adjustment Process," reduce, alter or impair the storm recovery charges to be imposed, collected and remitted to storm recovery bondholders until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with any series of storm recovery bonds have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions" in this prospectus.

Louisiana Commission Pledge

        The Louisiana commission has jurisdiction over Cleco Power pursuant to Article 4, Section 21, of the Louisiana Constitution. The Louisiana commission has pledged in the financing order that (i) the financing order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the storm recovery bonds and (ii) it may not amend, modify or rescind the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in the financing order, provided that nothing in clause (ii) shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions."

Optional Redemption

        The prospectus supplement may provide for redemption of a series of the storm recovery bonds at our option at a redemption price not less than the outstanding principal of and accrued interest on that series of the storm recovery bonds.

Payment and Record Dates

        The payment and record dates for each series of storm recovery bonds will be specified in the related prospectus supplement.

Scheduled Final Payment Dates and Final Maturity Dates

        Failure to pay a scheduled principal payment on any payment date or the entire outstanding amount of the storm recovery bonds of any tranche or series by the scheduled final payment date will not result in a default with respect to that tranche or series. The failure to pay the entire outstanding principal balance of the storm recovery bonds of any tranche or series will result in a default only if such payment has not been made by the final maturity date for the tranche or series, or on any date set for redemption of the series. We will specify the scheduled final payment date and the final maturity date of each series and tranche of storm recovery bonds in the related prospectus supplement.

Ratings for the Storm Recovery Bonds

        It will be a condition of issuance for each series of storm recovery bonds that the series be rated "Aaa" by Moody's Investors Service, Inc., "AAA" by Standard and Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc. and "AAA" by Fitch, Inc. See "Ratings for the Storm Recovery Bonds" in this prospectus.

Reports to Storm Recovery Bondholders

        Pursuant to the indenture, the trustee will provide to the holders of record of the storm recovery bonds regular reports prepared by the servicer containing information concerning, among other things, us and the collateral for the storm recovery bonds. Unless and until the storm recovery bonds are issued in definitive certificated form, the reports for the storm recovery bonds will be provided to The Depository Trust Company. The reports will be available to beneficial owners of the storm recovery bonds upon written request to the trustee or the servicer. These reports will not be examined and reported upon by an independent public accountant. In addition, no independent public accountant will provide an opinion thereon. Please read "The Storm Recovery Bonds—The Trustee Must Provide an Annual Report to All Storm Recovery Bondholders."

Servicing Compensation

        We will pay the servicer on each payment date the servicing fee with respect to all series of the storm recovery bonds. As long as Cleco Power or any affiliated entity acts as servicer, this fee will be 0.05% of the initial principal balance of the storm recovery bonds on an annualized basis. If a successor servicer is appointed, the servicing fee will be negotiated by the successor servicer and the trustee, but will not, unless the Louisiana commission consents, exceed 0.60% of the initial principal balance of the storm recovery bonds on an annualized basis. In no event will the trustee be liable for any servicing fee in its individual capacity.

Federal Income Tax Status

        In the opinion of Phelps Dunbar, L.L.P., counsel to us and to Cleco Power, interest paid on the storm recovery bonds generally will be taxable to a U.S. bondholder as ordinary interest income at the time it accrues or is received in accordance with the U.S. bondholder's method of accounting for U.S. federal income tax purposes. Phelps Dunbar, L.L.P. has also issued an opinion, that, for federal income tax purposes (1) we will not be treated as a taxable entity separate and apart from Cleco Power, our sole member, and (2) based on Revenue Procedure 2005-62, the storm recovery bonds will constitute indebtedness of Cleco Power. Each beneficial owner of a storm recovery bond, by acquiring a beneficial interest, agrees to treat such storm recovery bond as indebtedness of our sole member secured by the collateral for federal (and, to the extent applicable, state) income tax purposes unless otherwise required by appropriate taxing authorities. Please read "Material Federal Income Tax Consequences for the Storm Recovery Bondholders" in this prospectus.

Louisiana State Income Tax Status

        In the opinion of Phelps Dunbar, L.L.P., counsel to us and to Cleco Power, interest paid on the storm recovery bonds generally will be taxed for Louisiana income tax purposes consistently with its taxation for U.S. federal income tax purposes and such interest received by a person who is not otherwise subject to corporate or personal income tax in the state of Louisiana will not be subject to tax in Louisiana. Phelps Dunbar, L.L.P. has also issued an opinion, based upon the treatment of such issues for federal income tax purposes, that for Louisiana income tax purposes (1) we will not be treated as a taxable entity separate and apart from Cleco Power, our sole member, and (2) the storm recovery bonds will constitute indebtedness of Cleco Power. Please read "Material Federal Income Tax Consequences for the Storm Recovery Bondholders" in this prospectus.

ERISA Considerations

        Pension plans and other investors subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), may acquire the storm recovery bonds subject to specified conditions. The acquisition and holding of the storm recovery bonds could be treated as an indirect prohibited transaction under ERISA. Accordingly, by purchasing the storm recovery bonds, each investor purchasing on behalf of a pension plan, or other investor subject to ERISA, will be deemed to certify that the purchase and subsequent holding of the storm recovery bonds would be exempt from the prohibited transaction rules of ERISA. For further information regarding the application of ERISA, please read "ERISA Considerations."

RISK FACTORS

        Please carefully consider all the information we have included or incorporated by reference in this prospectus and the related prospectus supplement, including the risks described below and in "Cautionary Statement Regarding Forward-Looking Information," before deciding whether to invest in the storm recovery bonds. We will describe material risks of investing in any tranches of floating rate storm recovery bonds in the applicable prospectus supplement.

You may experience material payment delays or incur a loss on your investment in the storm recovery bonds because the source of funds for payment is limited.

        The only source of funds for payment of a series of storm recovery bonds will be our assets relating to such series, which consist of:

  •
  the storm recovery property securing that series of storm recovery bonds, including the right to impose, bill, charge, collect and receive related storm recovery charges;

  •
  the funds on deposit in the accounts held by the trustee;

  •
  our rights under various contracts we describe in this prospectus; and

  •
  any credit enhancement as set forth in the related prospectus supplement.

        The storm recovery bonds are not a charge on the full faith and credit or taxing power of the State of Louisiana or any governmental agency or instrumentality, nor will the storm recovery bonds be insured or guaranteed by Cleco Power, including in its capacity as the servicer, or by its parent, Cleco Corporation, any of their respective affiliates (other than us), the trustee or any other person or entity. Thus, you must rely for payment of a series of storm recovery bonds solely upon the collections of the storm recovery charges relating to such series, funds on deposit in the related accounts held by the trustee relating to such series and any other credit enhancement relating to such series described in the prospectus supplement. Our organizational documents restrict our right to acquire other assets unrelated to the transactions described in this prospectus. Please read "Cleco Katrina/Rita Hurricane Recovery Funding LLC, The Issuing Entity" in this prospectus.

Risks Associated with Potential Judicial, Legislative or Regulatory Actions

We are not obligated to indemnify you for changes in law.

        Neither we nor Cleco Power, nor any affiliate, successor or assignee, will indemnify you for any changes in the law, including any federal preemption or repeal or amendment of the Securitization Act, that might affect the value of your storm recovery bonds. Cleco Power will agree in each sale agreement to institute any legal or administrative action or proceeding as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or amendment of the Securitization Act that would be materially adverse to us, the trustee or storm recovery bondholders. However, we cannot assure you that Cleco Power would be able to take this action or that any such action would be successful. Please read "The Sale Agreement—Cleco Power's Covenants" in this prospectus.

Future judicial action could reduce the value of your investment in the storm recovery bonds.

        The storm recovery property is the creation of the Securitization Act and one or more financing orders that have been or may be issued by the Louisiana commission to Cleco Power pursuant to the Securitization Act. The Securitization Act was enacted in May 2006. There is uncertainty associated with investing in bonds payable from an asset that depends for its existence on legislation because there is limited judicial or regulatory experience implementing and interpreting the legislation. The Securitization Act or any financing order or any provisions thereof might be directly contested in courts or otherwise become the subject of litigation. Because the storm recovery property is a creation of the

Securitization Act and a financing order, any judicial determination affecting the validity of or interpreting the Securitization Act or a financing order, the storm recovery property or our ability to make payments on the storm recovery bonds might have an adverse effect on the value of the storm recovery bonds or cause a delay in the recovery of your investment. Please read "The Securitization Act—Constitutional Matters" in this prospectus.

        Other states have passed laws with financing provisions similar to some provisions of the Securitization Act, and some of these laws have been challenged by judicial actions. To date, none of these challenges has succeeded, but future judicial challenges might be made. An unfavorable decision regarding another state's law would not automatically invalidate the Securitization Act or the financing order, but it might provoke a challenge to the Securitization Act or a financing order, establish a legal precedent for a successful challenge to the Securitization Act or a financing order or heighten awareness of the political and other risks of the storm recovery bonds, and in that way may limit the liquidity and value of the storm recovery bonds. Therefore, legal activity in other states may indirectly affect the value of your investment in the storm recovery bonds.

The federal government might preempt the Securitization Act without full compensation.

        Congress could pass a law or adopt a rule or regulation negating the existence of or reducing the value of the storm recovery property. If federal legislation preempting the Securitization Act or the financing order is enacted, there is no assurance that the courts would consider it a "taking" under the United States Constitution for which the government would be required to pay just compensation or, if it is considered a "taking," that any amount provided as compensation would be sufficient to pay the full amount of principal of and interest on the storm recovery bonds or to pay these amounts on a timely basis.

Future state action could reduce the value of your investment in the storm recovery bonds.

        Despite their pledges in the Securitization Act and financing order, respectively, not to take or permit certain actions that would impair the value of the storm recovery property or the storm recovery charges, the Louisiana legislature might attempt to repeal or amend the Securitization Act in a manner that limits or alters the storm recovery property so as to reduce its value. For a description of the State's pledge, please read "The Securitization Act—Cleco Power and Other Utilities May Securitize Storm Recovery Costs and Related Financing and Ongoing Costs" in this prospectus. As of the date of this prospectus, we are not aware of any pending legislation in the Louisiana legislature that would affect any provisions of the Securitization Act.

        It might be possible for the Louisiana legislature to repeal or amend the Securitization Act notwithstanding the State's pledge if the legislature acts in order to serve a significant and legitimate public purpose, such as protecting the public health and safety, or responding to a national or regional catastrophe affecting Cleco Power's service territory, or if such action or inaction otherwise is in the valid exercise of the State's police power. Similarly, it might be possible for the Louisiana commission to repeal or amend the financing order notwithstanding the Louisiana commission's pledge, if it acts in order to serve a significant and legitimate public purpose. Any such action, as well as the costly and time-consuming litigation that likely would ensue, might adversely affect the price and liquidity, the dates of payment of interest and principal and the weighted average lives of the storm recovery bonds. Moreover, the outcome of any litigation cannot be predicted. Accordingly, you might incur a loss on or delay in recovery of your investment in the storm recovery bonds.

        If an action of the Louisiana legislature or the Louisiana commission adversely affecting the storm recovery property or the ability to collect storm recovery charges were considered a "taking" under the United States or Louisiana Constitutions, the State of Louisiana might be obligated to pay compensation in an amount equal to the estimated value of the storm recovery property at the time of the taking. However, even in that event, there is no assurance that any amount provided as compensation would be sufficient for you to recover fully your investment in the storm recovery bonds or to offset interest lost pending such recovery.

        Nothing in the State's or Louisiana commission's pledge precludes any limitation or alteration of the Securitization Act or a financing order if full compensation is made by law for the full protection of the storm recovery charges collected pursuant to a financing order and of the holders of the related series of storm recovery bonds. It is unclear what "full compensation" and "full protection" would be afforded to the holders of storm recovery bonds by the State of Louisiana or the Louisiana commission if such limitation or alteration were attempted.

        Unlike the citizens of some other states, the citizens of the State of Louisiana currently do not have the constitutional right to adopt or revise state laws by initiative or referendum. Thus, absent an amendment to the Louisiana Constitution, the Securitization Act cannot be amended or repealed by direct action of the electorate of the State of Louisiana.

        The enforcement of any rights against the State of Louisiana or the Louisiana commission under their respective pledges may be subject to the exercise of judicial discretion in appropriate cases and to the limitations on legal remedies against state and local governmental entities in Louisiana. These limitations might include, for example, the necessity to exhaust administrative remedies prior to bringing suit in a court, or limitations on type and locations of courts in which the State of Louisiana or the Louisiana commission may be sued.

The Louisiana commission might attempt to take actions that could reduce the value of your investment in the storm recovery bonds.

        The Securitization Act provides that for a financing order issued to create storm recovery property, the financing order must provide that the financing order is irrevocable and that the Louisiana commission may not directly or indirectly, by any subsequent action, rescind or amend a financing order or reduce, alter or impair the storm recovery charges authorized under a financing order, except for the true-up adjustments to the storm recovery charges. In addition, pursuant to its constitutional plenary authority and the Securitization Act, the Louisiana commission had pledged in the financing order that it will not amend, modify, or rescind the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the storm recovery charges. However, the Louisiana commission retains the power to adopt, revise or rescind rules or regulations affecting Cleco Power or a successor utility. The Louisiana commission also retains the power to interpret the financing order granted to Cleco Power, and in that capacity might be called upon to rule on the meanings of provisions of the order that might need further elaboration. Any new or amended regulations or orders from the Louisiana commission might adversely affect the ability of the servicer to collect the storm recovery charges in full and on a timely basis, the rating of the related storm recovery bonds or their price and, accordingly, the amortization of such storm recovery bonds and their weighted average lives.

        The servicer is required to file with the Louisiana commission, on our behalf, certain periodic true-up adjustments of the storm recovery charges. The Louisiana commission is obligated under the financing order to administratively approve the requested adjustment (including, if applicable, the correction of any mathematical error in such calculations) within 15 days of the date of the request for adjustment. Please read "Cleco Power's Financing Order—True-Ups" and "—Adjustments to Allocation of Storm Recovery Charges" in this prospectus. True-up adjustment procedures may be challenged in the future. Challenges to or delays in the true-up process might adversely affect the market perception and valuation of the storm recovery bonds. Also, any litigation might materially delay storm recovery charge collections due to delayed implementation of true-up adjustments and might result in missing payments or payment delays and lengthened weighted average life of the related storm recovery bonds.

A municipal entity may seek to acquire portions of Cleco Power's electric distribution facilities and avoid payment of the storm recovery charges.

        Louisiana law authorizes municipalities to seek to acquire portions of an electric utility's electric distribution facilities through voluntary transactions or the power of expropriation for use as part of municipally-owned utility systems. There can be no assurance that one or more municipalities will not seek to acquire some or all of Cleco Power's electric distribution facilities while any series of storm recovery bonds remain outstanding. The Securitization Act specifies that storm recovery charges approved by a financing order shall be collected by an electric utility as well as its "successors or assignees." In the servicing agreement, Cleco Power has covenanted to assert in an appropriate forum that any municipality that acquires any portion of Cleco Power's electric distribution facilities by expropriation, including upon the expiration of any franchise agreement, must be treated as a successor to Cleco Power under the Securitization Act and the financing order and that customers in such municipalities remain responsible for payment of storm recovery charges. However, the involved municipality might assert that it should not be treated as a successor to Cleco Power for these purposes and that its distribution customers are not responsible for payment of storm recovery charges. In any case, we cannot assure you that the storm recovery charges will be collected from customers of municipally-owned utilities who were formerly customers of Cleco Power and that such an occurrence might not affect the timing or receipt of payments with respect to your storm recovery bonds.

Servicing Risks

Your investment in the storm recovery bonds depends on Cleco Power or its successor or assignee, acting as servicer of the storm recovery property.

        Cleco Power, as servicer, will be responsible for, among other things, calculating, billing and collecting the storm recovery charges from its customers, submitting requests to the Louisiana commission to adjust these charges, monitoring the collateral for a series of storm recovery bonds and taking certain actions in the event of non-payment by a customer. The trustee's receipt of collections in respect of the storm recovery charges, which will be used to make payments on the related series of storm recovery bonds, will depend in part on the skill and diligence of the servicer in performing these functions. If the servicer fails to make collections for any reason, then the servicer's payments to the trustee in respect of the storm recovery charges might be delayed or reduced. In that event, our payments on the storm recovery bonds might be delayed or reduced.

Inaccurate forecasting of electricity consumption or unanticipated delinquencies or charge-offs might reduce scheduled payments on the storm recovery bonds.

        The storm recovery charges are generally assessed based on forecasted customer usage, i.e., kilowatt-hours of electricity consumed by customers. The amount and the rate of storm recovery charge collections will depend in part on actual electricity usage and the amount of collections and charge-offs. If the servicer of these storm recovery bonds inaccurately forecasts electricity consumption or uses inaccurate customer delinquency or charge-off data when setting or adjusting the storm recovery charges, or if the effectiveness of the adjustments is delayed for any reason, there could be a shortfall or material delay in storm recovery charge collections, which might result in missed or delayed payments of principal and interest and lengthened weighted average life of the storm recovery bonds. Please read "Cleco Power's Financing Order—True-Ups" and "—Adjustments to Allocation of Storm Recovery Charges" in this prospectus.

        Inaccurate forecasting of electricity consumption by the servicer might result from, among other things, unanticipated weather or economic conditions, resulting in less electricity consumption than forecast; general economic conditions being worse than expected, causing customers to leave Cleco Power or reduce their electricity consumption; the occurrence of a natural disaster, such as a hurricane, or an act of terrorism or other catastrophic event; changes in the market structure of the electric industry; customers consuming less electricity than anticipated because of increased energy prices, increased conservation efforts or unanticipated increases in electric usage efficiency; or customers switching to alternative sources of energy, including self-generation of electric power.

        The servicer's use of inaccurate delinquency or charge-off rates might result also from, among other things, unexpected deterioration of the economy or the occurrence of a natural disaster, an act of terrorism or other catastrophic event or the unanticipated declaration of a moratorium on terminating electric service to customers in the event of extreme weather, any of which would cause greater delinquencies or charge-offs than expected or force Cleco Power to grant additional payment relief to more customers, or any other change in law that makes it more difficult for Cleco Power to terminate service to nonpaying customers or that requires Cleco Power to apply more lenient credit standards in accepting customers.

If we have to replace Cleco Power as the servicer, we may experience difficulties finding and using a replacement servicer.

        If Cleco Power ceases to service the storm recovery property related to a series of storm recovery bonds, it might be difficult to find a successor servicer. Under the financing order, the annual servicing fee payable to a successor servicer is capped and the payment of compensation in excess of the cap is dependent upon Louisiana commission approval. Also, any successor servicer might have less experience and ability than Cleco Power and might experience difficulties in collecting storm recovery charges and determining appropriate adjustments to the storm recovery charges and billing and/or payment arrangements may change, resulting in delays or disruptions in collections. A successor servicer might charge fees that, while permitted under the financing order, are substantially higher than the fees paid to Cleco Power as servicer. In the event of the commencement of a case by or against the servicer under the United States Bankruptcy Code or similar laws, we and the trustee might be prevented from effecting a transfer of servicing due to operation of the bankruptcy code. Any of these factors and others might delay the timing of payments and may reduce the value of your investment. Please read "The Servicing Agreement" in this prospectus.

Changes to billing and collection practices might reduce the value of your investment in the storm recovery bonds.

        The financing order specifies the methodology for determining the amount of the storm recovery charges we may impose. The servicer may not change this methodology without approval from the Louisiana commission. However, the servicer may set its own billing and collection arrangements with its customers, provided that these arrangements comply with the Louisiana commission's customer safeguards. For example, to recover part of an outstanding bill, the servicer may agree to extend a customer's payment schedule or to charge-off the remaining unpaid portion of the bill, including the storm recovery charges. Also, the servicer may change billing and collection practices, which might adversely impact the timing and amount of customer payments and might reduce storm recovery charge collections, thereby limiting our ability to make scheduled payments on the storm recovery bonds. Separately, the Louisiana commission might require changes to these practices. Any changes in billing and collection practices regulations might make it more difficult for the servicer to collect the storm recovery charges and adversely affect the value of your investment in the storm recovery bonds. Please read "The Seller, Initial Servicer and Sponsor—Forecasting Electricity Consumption" in this prospectus.

Limits on rights to terminate service might make it more difficult to collect the storm recovery charges.

        If Cleco Power, as the servicer, is billing customers for storm recovery charges, it may terminate service to the customer for non-payment of storm recovery charges pursuant to the applicable rules of the Louisiana commission. Nonetheless, the rules and regulations of the Louisiana commission, which may change from time to time, regulate and control the right to disconnect service. For example, electric utilities generally may not terminate service to a customer (i) on a holiday or weekend day or (ii) during certain extreme weather conditions. To the extent these customers do not pay for their electric service, Cleco Power will not be able to collect storm recovery charges from these customers.

Storm-Related Risks

Storm damage to the service territory could impair payment of the storm recovery bonds.

        Cleco Power's service territory was impacted by two severe hurricanes in 2005, disrupting Cleco Power's operations, depleting its storm recovery reserve and (with storm damage to other utilities) leading the Louisiana legislature to enact the Securitization Act. Future storms could have similar effects. Transmission, distribution and usage of electricity could be interrupted temporarily, reducing the collections of storm recovery charges. There could be longer-lasting weather-related adverse effects on residential and commercial development and economic activity in Cleco Power's service territory, which could cause the per-kWh storm recovery charge to be greater than expected. Legislative action adverse to the related bondholders might be taken in response, and such legislation, if challenged as violative of the State of Louisiana's or the Louisiana commission's pledge, might be defended on the basis of public necessity. Please read "The Securitization Act—Cleco Power and Other Utilities May Securitize Storm Recovery Costs and Related Financing and Ongoing Costs—State and Louisiana Commission Pledges" and "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions—Future State Action Could Reduce the Value of Your Investment in the Storm Recovery Bonds" in this prospectus.

Risks Associated with the Unusual Nature of the Storm Recovery Property

Foreclosure of the trustee's lien on the storm recovery property for a series of storm recovery bonds might not be practical, and acceleration of the storm recovery bonds of such series before maturity might have little practical effect.

        Under the Securitization Act and the indenture, the trustee or the storm recovery bondholders have the right to foreclose or otherwise enforce the lien on the storm recovery property securing a series of storm recovery bonds. However, in the event of foreclosure, there is likely to be a limited market, if any, for the storm recovery property. Therefore, foreclosure might not be a realistic or practical remedy. Moreover, although principal of such series of storm recovery bonds will be due and payable upon acceleration of such series of storm recovery bonds before maturity, storm recovery charges relating to such series likely would not be accelerated and the nature of our business will result in the principal of such series of storm recovery bonds being paid as funds become available. If there is an acceleration of a series of storm recovery bonds, all tranches of such series of storm recovery bonds will be paid pro rata; therefore, some tranches might be paid earlier than expected and some tranches might be paid later than expected.

Risks Associated with Potential Bankruptcy Proceedings of the Seller or the Servicer

        For a detailed discussion of the following bankruptcy risks, please read "How a Bankruptcy May Affect Your Investment" in this prospectus.

The servicer will commingle the storm recovery charges with other revenues it collects, which might obstruct access to the storm recovery charges in case of the servicer's bankruptcy and reduce the value of your investment in the storm recovery bonds.

        The servicer will be required to remit collections to us or the trustee each business day based on estimated daily collections, using a weighted average balance of days outstanding on Cleco Power's retail bills. The servicer will not segregate the storm recovery charges from the other funds it collects from customers or its general funds. The storm recovery charges will be segregated only when the servicer pays them to the trustee.

        Despite this requirement, the servicer might fail to remit the full amount of the storm recovery charges to the trustee or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, might materially reduce the amount of storm recovery charge collections available to make payments on the storm recovery bonds.

        The Securitization Act provides that the priority of a security interest perfected in storm recovery property is not impaired by the commingling of the funds arising from storm recovery charges with any other funds of the servicer. In a bankruptcy of the servicer, however, a bankruptcy court might rule that federal bankruptcy law does not recognize our right to collections of the storm recovery charges that are commingled with other funds of the servicer as of the date of bankruptcy. If so, the collections of the storm recovery charges held by the servicer as of the date of bankruptcy would not be available to pay amounts owing on the storm recovery bonds. In this case, we would have only a general unsecured claim against the servicer for those amounts. This decision could cause material delays in payments of principal or interest, or losses, on your storm recovery bonds and could materially reduce the value of your investment in the storm recovery bonds. Please read to "How a Bankruptcy May Affect Your Investment" in this prospectus.

The bankruptcy of Cleco Power or any successor seller might result in losses or delays in payments on the storm recovery bonds.

        The Securitization Act and the financing order provide that as a matter of Louisiana state law:

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  the rights and interests of a selling utility under a financing order, including the right to impose, collect and receive storm recovery charges, are contract rights of the seller,

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  the seller may make a present transfer of its rights under a financing order, including the right to impose, collect and receive future storm recovery charges that customers do not yet owe,

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  the storm recovery property constitutes a present contract right, even though the imposition and collection of storm recovery charges depend on further acts that have not yet occurred, and

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  a transfer of the storm recovery property from the seller, or its affiliate, to us, under an agreement that expressly states the transfer is a sale or other absolute transfer, is a true sale of the storm recovery property and not a pledge of the storm recovery property to secure a financing by the seller.

        Please read "The Securitization Act" in this prospectus. These provisions are important to maintaining payments on a series of storm recovery bonds in accordance with their terms during any bankruptcy of Cleco Power. In addition, the transaction has been structured with the objective of keeping us legally separate from Cleco Power and its affiliates in the event of a bankruptcy of Cleco Power or any such affiliates.

        A bankruptcy court generally follows state property law on issues such as those addressed by the state law provisions described above. However, a bankruptcy court does not follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in a Cleco Power bankruptcy refused to enforce one or more of the state property law provisions described above, the effect of this decision on you as a beneficial owner of the storm recovery bonds might be similar to the treatment you would receive in a Cleco Power bankruptcy if the storm recovery bonds had been issued directly by Cleco Power. A decision by the bankruptcy court that, despite our separateness from Cleco Power, our assets and liabilities and those of Cleco Power should be consolidated would have a similar effect on you as a bondholder.

        We have taken steps together with Cleco Power, as the seller, to reduce the risk that in the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court would order that our assets and liabilities be substantively consolidated with those of Cleco Power or an affiliate. Nonetheless, these steps might not be completely effective, and thus if Cleco Power or an affiliate of the seller were to become a debtor in a bankruptcy case, a court might order that our assets and liabilities be consolidated with those of Cleco Power or an affiliate of the seller. This might cause material delays in payment of, or losses on, your storm recovery bonds and might materially reduce the value of your investment in the storm recovery bonds. For example:

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  without permission from the bankruptcy court, the trustee might be prevented from taking actions against Cleco Power or recovering or using funds on your behalf or replacing Cleco Power as the servicer;

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  the bankruptcy court might order the trustee to exchange the storm recovery property for other property, of lower value;

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  tax or other government liens on Cleco Power's property might have priority over the trustee's lien and might be paid from collected storm recovery charges before payments on the related series of storm recovery bonds;

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  the trustee's lien might not be properly perfected in the collected storm recovery property collections prior to or as of the date of Cleco Power's bankruptcy, with the result that the storm recovery bonds would represent only general unsecured claims against Cleco Power;

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  the bankruptcy court might rule that neither our property interest nor the trustee's lien extends to storm recovery charges in respect of electricity consumed after the commencement of Cleco Power's bankruptcy case, with the result that the related series of storm recovery bonds would represent only general unsecured claims against Cleco Power;

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  we and Cleco Power might be relieved of any obligation to make any payments on the storm recovery bonds during the pendency of the bankruptcy case and might be relieved of any obligation to pay interest accruing after the commencement of the bankruptcy case;

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  Cleco Power might be able to alter the terms of each series of storm recovery bonds as part of its plan of reorganization;

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  the bankruptcy court might rule that the storm recovery charges should be used to pay, or that we should be charged for, a portion of the cost of providing electric service;

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  the bankruptcy court might rule that the remedy provisions of the applicable sale agreement are unenforceable, leaving us with an unsecured claim for actual damages against Cleco Power that may be difficult to prove or, if proven, to collect in full;

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  if the servicer defaults or enters bankruptcy proceedings, it might be difficult to find a successor servicer and payments on your bonds might be suspended;

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  the mere fact of a servicer or seller bankruptcy proceeding might have an adverse effect on the resale market for the storm recovery bonds and on the value of the storm recovery bonds;

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  the servicer will commingle the storm recovery charges with other revenues it collects, which might obstruct access to the storm recovery charges in case of the bankruptcy of the servicer and reduce the value of your investment in the storm recovery bonds; or

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  bondholders of another series of storm recovery bonds might attempt to obtain access to the collateral for your series of storm recovery bonds, resulting in losses or a delay in payment on your storm recovery bonds.

        Please read "How a Bankruptcy May Affect Your Investment."

The sale of the storm recovery property might be construed as a financing and not a sale in a case of Cleco Power's bankruptcy which might delay or limit payments on the storm recovery bonds.

        The Securitization Act provides that the characterization of a transfer of storm recovery property as a sale or other absolute transfer will not be affected or impaired by treatment of the transfer as a financing for federal or state tax purposes or financial reporting purposes. We and Cleco Power will treat the transaction as a sale under applicable law, although for financial reporting and federal and state purposes the transaction is intended to be treated as a financing. In the event of a bankruptcy of Cleco Power, a party in interest in the bankruptcy might assert that the sale of the storm recovery property to us was a financing transaction and not a "sale or other absolute transfer" and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. If a court were to characterize the transaction as a financing, we expect that we would, on behalf of ourselves and the trustee, be treated as a secured creditor of Cleco Power in the bankruptcy proceedings, although a court might determine that we only have an unsecured claim against Cleco Power. See "—The servicer will commingle the storm recovery charges with other revenues it collects, which might obstruct access to the storm recovery charges in case of the servicer's bankruptcy and reduce the value of your investment in the storm recovery bonds" above. Even if we had a security interest in the storm recovery property, we would not likely have access to the related storm recovery charge collections during the bankruptcy and would be subject to the risks of a secured creditor in a bankruptcy case, including the possible bankruptcy risks described in the immediately preceding risk factor. As a result, repayment of a series of storm recovery bonds might be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to us of the related storm recovery charge collections and therefore the amount and timing of funds available to us to pay storm recovery bondholders.

If the servicer enters bankruptcy proceedings, the collections of the storm recovery charges held by the servicer as of the date of bankruptcy might constitute preferences, which means these funds might be unavailable to pay amounts owing on the storm recovery bonds.

        In the event of a bankruptcy of the servicer, a party in interest might take the position that the remittance of funds prior to bankruptcy of the servicer, pursuant to the servicing agreement, constitutes a preference under bankruptcy law if the remittance of those funds was deemed to be paid on account of a preexisting debt. If a court were to hold that the remittance of funds constitutes a preference, any such remittance within 90 days of the filing of the bankruptcy petition could be avoidable, and the funds could be required to be returned to the bankruptcy estate of the servicer. To the extent that storm recovery charges have been commingled with the general funds of the servicer, the risk that a court would hold that a remittance of funds was a preference would increase. Also, if we are considered to be an "insider" of the servicer, any such remittance made within one year of the filing of the bankruptcy petition could be avoidable as well if the court were to hold that such remittance constitutes a preference. In either case, we or the trustee would merely be an unsecured creditor of the servicer. If any funds were required to be returned to the bankruptcy estate of the servicer, we would expect that the amount of any future storm recovery charges would be increased through the true-up mechanism to recover such amount.

Claims against Cleco Power or any successor seller might be limited in the event of a bankruptcy of the seller.

        If the seller were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us against the seller under the sale agreement and the other documents executed in connection with the sale agreement would be unsecured claims and would be disposed of in the bankruptcy case. In addition, the bankruptcy court might estimate any contingent claims that we have against the seller and, if it determines that the contingency giving rise to these claims is unlikely to occur, estimate the claims at a lower amount. A party in interest in the bankruptcy of the seller might challenge the enforceability of the indemnity provisions in a sale agreement. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against the seller based on breach of contract principles, which would be subject to estimation and/or calculation by the court. We cannot give any assurance as to the result if any of the above-described actions or claims were made. Furthermore, we cannot give any assurance as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving the seller.

The bankruptcy of Cleco Power or any successor seller might limit the remedies available to the trustee.

        Upon an event of default for a series of storm recovery bonds under the indenture, the Securitization Act permits the trustee to enforce the security interest in the related storm recovery property in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request the 19th Judicial District Court of Louisiana to order the sequestration and payment to bondholders of such series of all revenues arising with respect to the related storm recovery property. There can be no assurance, however, that the 19th Judicial District Court of Louisiana would issue this order after a Cleco Power bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the trustee would be required to seek an order from the bankruptcy court lifting the automatic stay to permit this action by the Louisiana court, and an order requiring an accounting and segregation of the revenues arising from the storm recovery property. There can be no assurance that a court would grant either order.

Other Risks Associated With an Investment in the Storm Recovery Bonds

Cleco Power's indemnification obligations under the sale and servicing agreements are limited and might not be sufficient to protect your investment in the storm recovery bonds.

        Cleco Power is obligated under each sale agreement to indemnify us and the trustee, for itself and on behalf of the storm recovery bondholders, only in specified circumstances and will not be obligated to repurchase any storm recovery property in the event of a breach of any of its representations, warranties or covenants regarding the storm recovery property. Similarly, Cleco Power is obligated under each servicing agreement to indemnify us, the trustee, for itself and on behalf of the storm recovery bondholders only in specified circumstances. Please read "The Sale Agreement" and "The Servicing Agreement" in this prospectus.

        Neither the trustee nor the storm recovery bondholders will have the right to accelerate payments on a series of storm recovery bonds as a result of a breach under the related sale agreement or servicing agreement, absent an event of default under the indenture relating to such series of storm recovery bonds as described in "The Storm Recovery Bonds—What Constitutes an Event of Default on the Storm Recovery Bonds." Furthermore, Cleco Power might not have sufficient funds available to satisfy its indemnification obligations under these agreements, and the amount of any indemnification paid by Cleco Power might not be sufficient for you to recover all of your investment in the storm recovery bonds. In addition, if Cleco Power becomes obligated to indemnify storm recovery bondholders, the ratings on the storm recovery bonds will likely be downgraded as a result of the circumstances causing the breach and the fact that storm recovery bondholders will be unsecured creditors of Cleco Power with respect to any of these indemnification amounts.

Alternatives to purchasing electricity through Cleco Power's distribution facilities may be more widely utilized by customers in the future.

        Broader use of distributed generation by Cleco Power's customers may result from customers' changing perceptions of the merits of utilizing existing generation technology or from technological developments resulting in smaller-scale, more fuel efficient, more environmentally friendly and/or more cost effective distributed generation. Storm recovery charges, which generally are consumption-based, are applied to all existing and future Louisiana commission-jurisdictional customers who remain attached to Cleco Power's (or its successors) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco Power (or its successors) under rate schedules or special contracts approved by the Louisiana commission. Storm recovery charges will not be imposed on customers who receive no transmission or distribution service from Cleco Power. Any customer who self-generates or co-generates electricity will be assessed storm recovery charges based upon the total firm and standby load served by Cleco. Technological developments and/or more widespread use of distributed generation might allow greater numbers of customers to reduce or eliminate their payment of storm recovery charges.

Cleco Power's credit ratings might affect the market value of the storm recovery bonds.

        Although Cleco Power is not an obligor on the storm recovery bonds, a downgrading of the credit ratings on the debt of Cleco Power might have an adverse effect on the market value of your storm recovery bonds. Credit ratings may change at any time. A rating agency has the authority to revise or withdraw its rating based solely upon its own judgment.

The credit ratings are no indication of the expected rate of payment of principal on the storm recovery bonds.

        Each tranche of storm recovery bonds of each series will be rated by one or more established rating agencies. A rating is not a recommendation to buy, sell or hold storm recovery bonds. The ratings merely analyze the probability that we will repay the total principal amount of each tranche of a series of storm recovery bonds at its final maturity date (which is later than the scheduled final payment date) and will make timely interest payments. The ratings are not an indication that the rating agencies believe that principal payments are likely to be paid on time according to the expected sinking fund schedule.

The absence of a secondary market for a series of storm recovery bonds might limit your ability to resell your storm recovery bonds of such series.

        The underwriters for a series of storm recovery bonds might assist in resales of the storm recovery bonds of such series, but they are not required to do so. A secondary market for a series of storm recovery bonds might not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your storm recovery bonds of such series. We do not anticipate that any storm recovery bonds will be listed on any securities exchange. Please read "Plan of Distribution for the Storm Recovery Bonds" in this prospectus.

You might receive principal payments for a series of storm recovery bonds later than you expect.

        The amount and the rate of collection of the storm recovery charges for a series of storm recovery bonds, together with the related storm recovery charge adjustments, will generally determine whether there is a delay in the scheduled repayments of storm recovery bond principal for such series. If the servicer collects the storm recovery charges at a slower rate than expected, it might have to request adjustments of the storm recovery charges. If those adjustments are not timely and accurate, you might experience a delay in payments of principal and interest and a decrease in the value of your investment in such series of storm recovery bonds. Please read "The Storm Recovery Bonds" in this prospectus.

We may issue additional series of storm recovery bonds.

        Unless otherwise provided in the accompanying prospectus supplement, we may issue one or more additional series of storm recovery bonds under the financing order or under a subsequent financing order, and Cleco Power may also sell storm recovery property to one or more entities other than us in connection with the issuance of a new series of storm recovery bonds, in any such case without your prior review or approval. Any new series may include terms and provisions that would be unique to that particular series. We may not issue additional storm recovery bonds if the issuance would result in the credit ratings on any outstanding series of storm recovery bonds being reduced or withdrawn. However, we cannot assure you that a new series would not cause reductions or delays in payments on your storm recovery bonds. In addition, some matters relating to the storm recovery bonds issued by us require the vote of the holders of all series and tranches of storm recovery bonds issued by us. Your interests in these votes may conflict with the interests of the beneficial owners of storm recovery bonds of another series or of another tranche. Thus, these votes could result in an outcome that is materially unfavorable to you.

THE SECURITIZATION ACT

Overview

        In August and September 2005, Cleco Power was struck by the two worst natural disasters ever to strike its system, Hurricanes Katrina and Rita. Cleco Power has already funded and paid the storm recovery costs relating to these storms. In May 2006, the Louisiana Legislature established Act 64 of 2006, providing for a financing mechanism though which electric utilities can use securitization financing for storm recovery costs, including the financing of a storm recovery reserve, by issuing "storm recovery bonds." Storm recovery bonds must be approved in a financing order issued by the Louisiana commission. This new provision of Louisiana law, the Securitization Act, is codified at La. R.S. 45:1226-1236. A Louisiana electric utility subject to the jurisdiction of the Louisiana commission must apply to the Louisiana commission for a financing order under the Securitization Act to authorize the issuance of storm recovery bonds. Cleco Power applied for a financing order under the Securitization Act, which was issued by the Louisiana commission on September 17, 2007.

        Under the Securitization Act and the financing order, Cleco Power's customers will pay storm recovery charges, which are nonbypassable charges included in their monthly charges for electric service. Storm recovery charges will fund payments of principal and interest on the storm recovery bonds, together with related financing costs. Storm recovery charges will be collected by Cleco Power, as initial servicer, or its successor, as provided for in the financing order. Storm recovery charges are required to be adjusted semi-annually, and more frequently as necessary, to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal, interest and other required amounts in connection with the related series of storm recovery bonds during the subsequent 12-month period.

Cleco Power and Other Utilities May Securitize Storm Recovery Costs and Related Financing and Ongoing Costs

We May Issue Storm Recovery Bonds to Recover Cleco Power's Storm Recovery Costs.

        Under the Securitization Act and the plenary power granted to the Louisiana commission under the Louisiana Constitution, the Louisiana commission may issue financing orders approving the issuance of storm recovery bonds in series, such as the storm recovery bonds issued by us, to recover certain costs of an electric utility, including storm recovery costs, costs associated with the issuance of storm recovery bonds and the cost of funding a storm recovery reserve. Multiple series of storm recovery bonds may be issued under one financing order, and each series of storm recovery bonds will relate to only one financing order. A utility, its successors or a third-party assignee of a utility may issue storm recovery bonds. The Securitization Act requires the proceeds of the storm recovery bonds to be used for the purposes of recovering or financing storm recovery costs, financing costs and costs to replenish or fund a storm recovery reserve, solely as determined by the Louisiana commission. The storm recovery bonds are secured by and payable from storm recovery property, which includes the right to impose, collect and receive storm recovery charges, to obtain periodic adjustments to such charges as provided in the Financing Orders and all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the foregoing rights and interests. The storm recovery property does not include the rights of Cleco Power to earn and receive a rate of return on its invested capital in us, to receive administration and servicer fees, to withdraw funds from its restricted storm recovery reserve funded by the proceeds from the sale of the storm recovery property, or to use Cleco Power's remaining portion of those proceeds. Under the financing order, storm recovery bonds may have a legal maximum maturity of 16 years. Under Cleco Power's September 17, 2007 revenue requirement order, storm recovery costs generally are to be functionalized and allocated to customers in the same manner as the corresponding facilities and related expenses are functionalized and allocated in Cleco Power's base rates. Storm recovery charges can be imposed only when and to the extent that storm recovery bonds are issued.

        The Securitization Act contains a number of provisions designed to facilitate the securitization of storm recovery costs and related upfront and ongoing financing costs.

Creation of Storm Recovery Property.

        As authorized by the Securitization Act, and provided by the financing order, as of the effective date of the financing order, there was created and established for Cleco Power storm recovery property, which is a present contract right in favor of Cleco Power, its transferees and other financing parties, to impose, collect and receive storm recovery charges from Cleco Power's customers.

A Financing Order is Irrevocable.

        A financing order, once effective, together with the storm recovery charges authorized in the financing order, is irrevocable and not subject to amendment or modification by the Louisiana commission, except for adjustments pursuant to the Securitization Act in order to correct over-collections or under-collections and to ensure the projected recovery of amounts sufficient to provide timely payment of debt service and all other upfront and ongoing financing costs in connection with the related series of storm recovery bonds. Although a financing order is irrevocable, the Securitization Act allows for applicants to apply for one or more new financing orders to provide for retiring and refunding storm recovery bonds if such retirement or refunding would result in lower storm recovery charges.

State and Louisiana Commission Pledges.

        The State of Louisiana has pledged in the Securitization Act that it will not alter the provisions of the part of the Securitization Act which authorizes the Louisiana commission to create a contract right by the issuance of a financing order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding and nonbypassable charges, take or permit any action that would impair the value of the storm recovery property, or, except for adjustments discussed in "Cleco Power's Financing Order—True-ups" and "The Servicing Agreement—Storm Recovery Charge Adjustment Process," reduce, impair, postpone, terminate or otherwise adjust the storm recovery charges to be imposed, collected and remitted to storm recovery bondholders until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with any series of storm recovery bonds have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions."

        The Louisiana commission has jurisdiction over Cleco Power pursuant to Article 4, Section 21, of the Louisiana Constitution. The plenary powers granted to the Louisiana commission under the Louisiana Constitution means that the Louisiana commission has power independent of the State legislature. Accordingly, independent from and in addition to the pledge contained in the Securitization Act, the Louisiana commission has pledged in the financing order that (i) the financing order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the storm recovery bonds and the related financing costs, and (ii) it may not amend, modify or rescind the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in the financing order, provided that nothing in clause (ii) shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions."

Constitutional Matters

        To date, no federal or Louisiana cases addressing the repeal or amendment of securitization provisions analogous to those contained in the Securitization Act have been decided. There have been cases in which federal courts have applied the Contract Clause of the United States Constitution and Louisiana courts have applied the Contract Clause of the Louisiana Constitution to strike down legislation regarding similar matters, such as legislation reducing or eliminating taxes, public charges or other sources of revenues servicing other types of bonds issued by public instrumentalities or private issuers, or otherwise substantially impairing or eliminating the security for bonds or other indebtedness. Based upon this case law, Phelps Dunbar, L.L.P., counsel to Cleco Power and us, expects to deliver an opinion, prior to the closing of an offering of a series of storm recovery bonds described in a prospectus supplement accompanying this prospectus, to the effect that the State Pledge described above unambiguously indicates the State's intent to be bound with the bondholders and, subject to all of the qualifications, limitations and assumptions set forth in its opinion, supports the conclusion that the State Pledge constitutes a binding contractual relationship between the State and the bondholders for purposes of both the Federal Contract Clause and Louisiana Contract Clause. Subject to all of the qualifications, limitations and assumptions set forth in its opinion, including that any impairment of the contract be "substantial," Phelps Dunbar, L.L.P.'s opinion is expected to state that a reviewing court of competent jurisdiction would hold that the State of Louisiana could not constitutionally repeal or amend the Securitization Act or take any other action contravening the State Pledge and creating an impairment (without, as the Securitization Act requires, providing full compensation for the full protection of the storm recovery charges to be collected pursuant to the financing order and full protection of the bondholders), unless such court would determine that such impairment clearly is a reasonable exercise of the State of Louisiana's sovereign powers based upon reasonable conditions and of a character reasonable and appropriate to the emergency or other significant and legitimate public purpose justifying such action.

        Phelps Dunbar, L.L.P., subject to all of the qualifications, limitations and assumptions (including the assumption that any impairment would be "substantial") is expected to set forth in its opinion, that a Louisiana state court reviewing an appeal of Louisiana commission action of a legislative character would conclude that the Louisiana commission pledge (i) creates a binding contractual obligation of the State of Louisiana for purposes of the Federal Contract Clause and the Louisiana Contract Clause and (ii) provides a basis upon which the bondholders could challenge successfully on appeal any such action by the Louisiana commission of a legislative character, including the rescission or amendment of the financing order, that such court determines violates the Louisiana commission pledge in a manner that substantially reduces, limits or impairs the value of the storm recovery property or the storm recovery charges, prior to the time that the bonds are fully paid and discharged, unless there is a judicial finding that the Louisiana commission action clearly is exercised for a public end and is reasonably necessary to the accomplishment of that public end so as not to be arbitrary, capricious or an abuse of authority.

        In addition, any action of the Louisiana legislature adversely affecting the storm recovery property or the ability to collect storm recovery charges may be considered a "taking" under the United States or Louisiana Constitutions. Phelps Dunbar, L.L.P. has advised us that it is not aware of any federal or Louisiana court cases addressing the applicability of the Takings Clause of the United States or Louisiana Constitution in a situation analogous to that which would be involved in an amendment or repeal of the Securitization Act. It is possible that a court would decline even to apply a Takings Clause analysis to a claim based on an amendment or repeal of the Securitization Act, since, for example, a court might determine that a Contract Clause analysis rather than a Takings Clause analysis should be applied. Assuming a Takings Clause analysis were applied under the United States Constitution or the

Louisiana Constitution, Phelps Dunbar, L.L.P. expects to render an opinion, prior to the closing of an offering of a series of storm recovery bonds described in a prospectus supplement accompanying this prospectus, to the effect that under existing case law, a reviewing court of competent jurisdiction would hold, subject to all of the qualifications, limitations and assumptions set forth in its opinion, if it concludes that the storm recovery property is protected by the Takings Clause of the United States Constitution and Takings Clause of the Louisiana Constitution, that the State would be required to pay just compensation to bondholders, as determined by such court, if the State Legislature repealed or amended the Securitization Act or took any other action contravening the State Pledge, if the court determines doing so constituted a permanent appropriation of a substantial property interest of the bondholders in the storm recovery property and deprived the bondholders of their reasonable expectations arising from their investments in the bonds. In examining whether action of the Louisiana legislature amounts to a regulatory taking, both federal and state courts will consider the character of the governmental action and whether such action substantially advances the State's legitimate governmental interests, the economic impact of the governmental action on the bondholders, and the extent to which the governmental action interferes with distinct investment-backed expectations. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient for you to recover fully your investment in the storm recovery bonds.

        In connection with the foregoing, Phelps Dunbar, L.L.P. has advised us that issues relating to the Contract and Takings Clauses of the United States and Louisiana Constitutions are essentially decided on a case-by-case basis and that the courts' determinations, in most cases, appear to be strongly influenced by the facts and circumstances of the particular case, and has further advised us that there are no reported controlling judicial precedents that are directly on point. The opinions described above will be subject to the qualifications included in them. The degree of impairment necessary to meet the standards for relief under a Takings Clause analysis or Contract Clause analysis could be substantially in excess of what a storm recovery bondholder would consider material.

        In addition, Phelps Dunbar, L.L.P. expects to render an opinion, prior to the closing of an offering of a series of storm recovery bonds described in a prospectus supplement accompanying this prospectus, to the effect that under existing case law, a reviewing court of competent jurisdiction would hold that the Securitization Act is constitutional in all material respects under the United States Constitution and, subject to all of the qualifications, limitations and assumptions set forth in its opinion, that the State Pledge is not an impermissible attempt to "contract away" the police power of the State of Louisiana, and will not be disregarded under the reserved powers doctrine, and that the Securitization Act is constitutional in all material respects under the Louisiana Constitution.

        We and Cleco Power will file a copy of the Phelps Dunbar, L.L.P. opinion as an exhibit to an amendment to the registration statement of which this prospectus is a part, or to one of our periodic filings with the SEC.

        For a discussion of risks associated with potential judicial, legislation or regulatory actions, please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions."

The Louisiana Commission May Adjust Storm Recovery Charges

        The Securitization Act authorizes the Louisiana commission to provide, and the Louisiana commission has provided, in the financing order, that storm recovery charges be adjusted at least semi-annually. The purposes of these adjustments are:

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  to correct any over-collections or under-collections during the preceding six months, and

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  to ensure the projected recovery of amounts sufficient to provide timely payment of debt service and all other financing costs during the subsequent 12-month period in connection with the related series of storm recovery bonds.

Storm Recovery Charges Are Nonbypassable

        The Securitization Act provides that the storm recovery charges are nonbypassable subject to the terms of the financing order. Under the financing order, "nonbypassable" means Cleco Power and any other entity providing electric transmission or distribution services are required to collect and must remit, consistent with the financing order, the nonbypassable storm recovery charges that are applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco Power's (or its successor's) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco Power (or its successor) under rate schedules or special contracts approved by the Louisiana commission. Any customer who self-generates or co-generates electricity will be assessed storm recovery charges based upon the total firm and standby load served by Cleco Power. Any customer who completely severs interconnection with Cleco Power may become exempt from continued payment of the storm recovery charges. The Louisiana commission will ensure that such obligations are undertaken and performed by Cleco Power or any other entity providing electric transmission and distribution services, or in the event that transmission and distribution services are not provided by a single entity, any entity providing transmission or distribution services to Cleco Power's LPSC-jurisdictional customer. If the retail sale and distribution of electricity in Louisiana becomes restructured so that customers may elect to receive their supply service from another provider, such selection of another provider will not allow such customers to bypass the storm recovery charge, so long as they continue to be attached to Cleco Power's transmission or distribution lines. In the event of such restructuring, those customers who choose another provider for partial or full requirements supply, but remain attached to Cleco Power transmission or distribution lines, would be assessed storm recovery charges at the highest peak demand imposed on the Cleco system by demand metered customers and the highest peak consumption level of customers who are not demand metered, in each case during the twelve months immediately preceding the switch.

The Securitization Act Protects the Bondholders' Security Interest on Storm Recovery Property

        The Securitization Act provides that a valid and enforceable security interest in storm recovery property will attach only after the issuance of a financing order, the execution and delivery of a security agreement in connection with issuance of each series of storm recovery bonds and the receipt of value for the storm recovery bonds. The security interest attaches automatically at the time when all of the foregoing conditions have been met.

        Upon perfection by filing a financing statement, under Section 1231(D) of the Securitization Act and otherwise in accordance with the Louisiana Uniform Commercial Code, the security interest will be a perfected security interest in the storm recovery property and all proceeds of the property, whether accrued or not, and will have priority in the order of perfection and take precedence over any subsequent lien creditor. The servicer pledges in the servicing agreement to file all necessary continuation statements.

        The Securitization Act provides that priority of transfers of and security interests in storm recovery property will not be impaired by:

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  commingling of funds arising from storm recovery charges with other funds, or

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  modifications to the financing order.

        Please read "Risk Factors—Risks Associated with the Unusual Nature of the Storm Recovery Property."

The Securitization Act Characterizes the Transfer of Storm Recovery Property as a True Sale

        The Securitization Act provides that an electric utility's or an assignee's transfer of storm recovery property is a "true sale" under Louisiana law and is not a secured transaction, and that the transferor's right, title, and interest in, to, and under the storm recovery property passes to the transferee, if the agreement governing that transfer expressly states that the transfer is a sale or other absolute transfer. Please read "The Sale Agreement" and "Risk Factors—Risks Associated with Potential Bankruptcy Proceedings of the Seller or the Servicer."

CLECO POWER'S FINANCING ORDER

        Background.    In August and September 2005, Cleco Power was struck by the two worst natural disasters ever to strike its system, Hurricanes Katrina and Rita. Cleco Power has already funded and paid the storm recovery costs relating to these storms. In November 2006, Cleco Power applied to the Louisiana commission for an order authorizing Cleco Power to securitize its storm recovery costs, including the financing of a storm recovery reserve. On September 17, 2007, the Louisiana commission issued its final order determining that Cleco Power is entitled, pursuant to the Securitization Act, to finance, through the issuance of storm recovery bonds in the amount of up to $187 million, equal to the sum of: (a) up to $132 million of remaining unamortized storm recovery costs, plus (b) the costs of funding storm recovery reserves in the amount of approximately $50 million to create a restricted storm recovery reserve in a segregated restricted account, plus (c) upfront financing costs, which are estimated at $4.6 million, and are subject to further review by the Louisiana commission plus or minus (d) any adjustment, pursuant to the issuance advice letter, to reflect the cost of any approved swap or hedge or credit enhancement or any change necessary to account for Cleco Power's collection of interim storm recovery surcharge revenues through the date of pricing of the storm recovery bonds in accordance with the financing order. Cleco Power's storm recovery costs (including storm recovery reserves and upfront financing costs associated with the issuance of storm recovery bonds) were determined by separate revenue requirement order of the Louisiana commission. The financing order also authorized: (1) Cleco Power's proposed financing structure and issuance of the storm recovery bonds; (2) creation of the storm recovery property, including the right to impose and collect storm recovery charges sufficient to pay the storm recovery bonds and associated financing costs; (3) a tariff to implement the storm recovery charges; and (4) a tariff to implement a surcredit to provide customers the benefit of all non-ratepayer recoveries and to address ancillary cost recovery relating to the storm recovery cost process. The financing order became final and nonappealable on October 3, 2007 and the revenue requirement order became final and nonappealable on November 2, 2007.

        We have filed the financing order with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The following summary does not purport to be complete and is subject to and qualified by reference to the provisions of the financing order.

        The financing order provides that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana commission set forth in the financing order that relate to a series of storm recovery bonds are direct, explicit, irrevocable and unconditional upon issuance of such series of storm recovery bonds, and are legally enforceable against the State of Louisiana and the Louisiana commission.

        Issuance of Storm Recovery Bonds.    The financing order authorizes Cleco Power to cause us to issue storm recovery bonds in an aggregate principal amount of up to $187 million, including upfront financing costs, which are estimated at $4.6 million.

        Collection of Storm Recovery Charges.    The financing order authorizes Cleco Power to collect storm recovery charges from its customers in an amount sufficient at all times to provide for recovery of Cleco Power's remaining unamortized storm recovery costs and upfront and ongoing financing costs, which include principal and interest and certain ongoing fees and expenses associated with the storm recovery bonds.

        There is no "cap" on the level of storm recovery charges that may be imposed on customers to pay on a timely basis scheduled principal and interest on the storm recovery bonds. There is also no limit on how long storm recovery charges may be imposed; pursuant to the financing order, the charges will be imposed until the storm recovery bonds and all related financing costs have been paid in full.

        Issuance Advice Letter.    Within twenty-four hours following the determination of the final terms of a series of storm recovery bonds and prior to their issuance, Cleco Power is required to file with the Louisiana commission an issuance advice letter, which will:

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  demonstrate compliance with the standards of the financing order,

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  evidence the actual financial terms on which such series of storm recovery bonds will be issued,

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  show the actual dollar amount of the initial storm recovery charges for each customer rate class relating to such series of storm recovery bonds,

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  identify us,

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  certify that, based on information reasonably available, the structuring and pricing of such series of storm recovery bonds will result in the lowest storm recovery bond charges consistent with market conditions at the time of pricing and the terms of the financing order, and

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  provide an updated analysis of the net present value benefit to customers, and lower customer bills, each as compared to traditional methods of finance.

        Both the issuance advice letter and the accompanying compliance tariff become effective on the date of issuance of a series of storm recovery bonds. A designee of the Louisiana commission's review of the issuance advice letter will be limited to determining that (i) the final structure, terms and pricing of the storm recovery bonds in the issuance advice letter are consistent with the criteria established in the financing order and (ii) the mathematical calculations are accurate.

        Tariff.    We are required, prior to the issuance of any storm recovery charges, to complete and file a tariff in the form attached to the financing order. The tariff establishes the initial storm recovery charges. It also implements the procedures for periodic adjustments to the storm recovery charges.

        True-Ups.    The financing order provides that storm recovery charges will be reviewed and adjusted semi-annually to:

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  correct, over a period of up to 12 months covering the next two succeeding payment dates, any under-collections or over-collections, for any reason, during the preceding six months, and

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  ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the storm recovery bonds and all other required amounts in connection with the storm recovery bonds during the subsequent 12-month period.

        To the extent any storm recovery bonds remain outstanding after the scheduled final payment date of the storm recovery bonds, mandatory true-up adjustments will be made quarterly until all storm recovery bonds and associated costs are paid in full. In addition, the servicer may also make interim true-up adjustments more frequently at any time during the term of the storm recovery bonds:

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  if the servicer forecasts that storm recovery charge collections will be insufficient to make all scheduled payments of interest and other financing costs in respect of the storm recovery bonds during the current or next succeeding payment period or bring all principal payments on schedule over the next two succeeding payment dates, and/or

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  to replenish any draws upon the capital subaccount.

        Any delinquencies or under-collections in one customer class will be taken into account in the true-up mechanism to adjust the storm recovery charge for all customers of Cleco Power, not just the class of customers from which the delinquency or under-collection arose.

        The financing order requires the servicer to request Louisiana commission approval of an amendment to the true-up mechanism that it deems necessary or appropriate to address any material deviations between storm recovery charge collections and the periodic revenue requirement. No such change shall cause any of the then-current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

        The financing order provides that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the storm recovery bonds, and are legally enforceable against the State of Louisiana and the Louisiana commission.

        For more discussion of the true-up mechanism, see "The Servicing Agreement—Storm Recovery Charge Adjustment Process" in this prospectus.

        Louisiana Commission Pledge.    The State of Louisiana has pledged in the financing order that (i) the financing order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the storm recovery bonds and (ii) it may not amend, modify or rescind the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in the financing order, provided that nothing in clause (ii) shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party.

        State Pledge and True-Up Mechanism—Credit Risk.    The State of Louisiana has pledged in the Securitization Act that it will not alter the provisions of the part of the Securitization Act which authorizes the Louisiana commission to create a contract right by the issuance of a financing order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding and nonbypassable charges, take or permit any action that would impair the value of the storm recovery property, or, except for adjustments discussed in "—True-ups" and "The Servicing Agreement—Storm Recovery Charge Adjustment Process," reduce, alter or impair the storm recovery charges to be imposed, collected and remitted to storm recovery bondholders until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with any series of storm recovery bonds have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions."

        The financing order provides that the broad-based nature of the true-up mechanism and the pledges of the State of Louisiana and the Louisiana commission, along with the bankruptcy remoteness of the issuing entity and the collection account, will serve to minimize, if not effectively eliminate, for all practical purposes and circumstances, any credit risk associated with the storm recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest on the storm recovery bonds as and when legally due). With respect to the foregoing, interest is due on each payment date and principal is due upon the final maturity date for each tranche. Please consider, however, the risk factors discussed in "Risk Factors" generally, including, among others, "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions", "—Servicing Risks—Inaccurate forecasting of electricity consumption or unanticipated delinquencies or charge-offs might reduce scheduled payments on the storm recovery bonds" and "—Risks Associated with Potential Bankruptcy Proceedings of the Seller or the Servicer," and please read "The Securitization Act—Cleco Power and Other Utilities May Securitize Storm Recovery Costs and Related Financing and Ongoing Costs," "Cleco Power's Financing Order—True- Ups," and "Cautionary Statement Regarding Forward-Looking Information" in this prospectus.

        Adjustments to Allocation of Storm Recovery Charges.    The financing order provides that the allocation factors are reset annually for each customer rate class, in accordance with Cleco Power's most recent annual base revenue forecast, for the distribution of the periodic billing requirement to each customer rate class. The allocators will be reset in proportion to each customer class' allocation percentage from the most recent base revenue forecast. The last utilized allocations will be used if no new allocations have been determined at a particular time. Adjustments to the allocation of the storm recovery charges will take place at the same time as one of the semi-annual true-up adjustments described above.

        Any delinquencies or under-collections in one customer class will be taken into account in the true-up mechanism to adjust the storm recovery charge for all customers of Cleco Power, not just the class of customers from which the delinquency or under-collection arose.

        Servicing Agreement.    In the financing order, the Louisiana commission authorized Cleco Power, as the servicer, to enter into a servicing agreement described under "The Servicing Agreement" in this prospectus.

        Binding on Successors.    The financing order, along with the storm recovery charges authorized in the financing order, is binding on:

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  Cleco Power,

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  any successor to Cleco Power that provides transmission or distribution service to Cleco Power's LPSC-jurisdictional customers,

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  if Cleco Power or its successor no longer owns and operates both the transmission and distribution systems, then any entity that provides transmission or distribution service to Cleco Power's LPSC-jurisdictional customers.

        Subsequent Financing Orders.    We may issue additional series of storm recovery bonds secured by separate storm recovery property under a subsequent financing order of the Louisiana commission. We will describe the material terms of any such financing order in the related prospectus supplement.

THE SELLER, INITIAL SERVICER AND SPONSOR

About Cleco Power

        Background Information.    Cleco Power is an integrated electric utility that conducts generation, transmission and distribution operations subject to the jurisdiction of the Louisiana commission and the Federal Energy Regulatory Commission, among other regulators, and that also engages in energy management activities. Cleco Power is a Louisiana limited liability company and a wholly owned subsidiary of Cleco Corporation, a regional energy services holding company.

        Municipalization.    Louisiana law authorizes municipalities to seek to acquire portions of an electric utility's electric distribution facilities through voluntary transactions or the power of expropriation for use as part of municipally-owned utility systems. The Securitization Act specifies that storm recovery charges approved by a financing order shall be collected by an electric utility as well as its "successors or assignees." In the servicing agreement, Cleco Power has covenanted to assert in an appropriate forum that any municipality that acquires any portion of Cleco Power's electric distribution facilities by expropriation, including upon the expiration of any franchise agreement, must be treated as a successor to Cleco Power under the Securitization Act and the financing order and that customers in such municipalities remain responsible for payment of storm recovery charges. However, the involved municipality might assert that it should not be treated as a successor to Cleco Power for these purposes and that its distribution customers are not responsible for payment of storm recovery charges. Please read "Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions—A municipal entity may seek to acquire portions of Cleco Power's electric distribution facilities and avoid payment of the storm recovery charges" in this prospectus.

        Service Territory.    Cleco Power provides integrated electric utility services, including generation, transmission, distribution and sale of electricity, to approximately 273,000 customers in 104 communities in central and southeastern Louisiana.

        Executive Offices.    Cleco Power's principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226. The phone number at this address is (318) 484-7400.

        Where to Find Information About Cleco Power.    Cleco Power, together with Cleco Corporation, a public utility holding company that wholly owns Cleco Power, files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of periodic reports and exhibits thereto may be obtained at the above location at prescribed rates. Information as to the operation of the public reference facilities is available by calling the SEC at 1 800-SEC 0330. Information filed with the SEC can also be inspected at the SEC site on the World Wide Web at http://www.sec.gov. You may access a copy of Cleco Power's filings at www.cleco.com. Except as provided in any related prospectus supplement, no other information contained on that website constitutes part of this prospectus or any prospectus supplement related to the storm recovery bonds.

Cleco Power's Customer Base and Electric Energy Consumption

        The following tables show electric billed revenue, average retail customers and sales of electricity for each of Cleco Power's customer classes for the six preceding years (other than with respect to 2007 electric billed revenue which is shown for the nine-month period ended September 30, 2007). There can be no assurances that the electric billed revenue, average number of retail customers and retail electricity sales, or the composition of any of the foregoing, will remain at or near the levels reflected in the following tables.

Billed Revenue by Customer Class
($000)

	As of December 31,
						Nine months ended September 30, 2007
	2002	2003	2004	2005	2006
Residential	$247,876	$279,548	$297,955	$354,783	$382,028	$310,600
Commercial	$116,214	$135,429	$146,007	$175,055	$213,645	$196,244
Industrial	$128,296	$150,676	$164,520	$206,544	$226,649	$171,557
Other	$39,839	$45,360	$47,360	$58,013	$42,408	$11,161

Total	$532,225	$611,013	$655,842	$794,395	$864,730	$689,562

Retail Customers by Customer Class

	As of December 31,
						Nine months ended September 30, 2007
	2002	2003	2004	2005	2006
Residential	222,766	225,223	225,949	227,799	229,457	233,566
Commercial	31,406	32,405	31,936	32,161	33,424	35,749
Industrial	747	732	692	674	659	651
Other	6,205	6,254	6,268	6,396	4,818	2,828

Total	261,124	264,614	264,845	267,030	268,358	272,794

Retail Sales by Customer Class
GWh

	As of December 31,
						Nine months ended September 30, 2007
	2002	2003	2004	2005	2006
Residential	3,400	3,429	3,507	3,516	3,552	2,789
Commercial	2,192	2,252	2,324	2,308	2,367	1,869
Industrial	2,756	2,786	2,902	2,861	2,963	2,254
Other	123	125	127	140	154	102

Total	8,471	8,592	8,860	8,825	9,036	7,014

Percentage Concentration Within Cleco Power's Large Industrial Customers

        For the year ended December 31, 2007, Cleco Power's ten largest customers based on sales represented approximately 10% of Cleco Power's retail electricity sales. All ten customers are industrial class accounts. There are no material concentrations in the residential and commercial classes.

Forecasting Electricity Consumption

        For all classes, excluding residential and small commercial, Cleco Power forecasts electricity consumption based on trend and reasonable expectations of future growth. Past data for lighting and municipal customers is reviewed for any trends or patterns. Once a reasonable pattern becomes apparent, Cleco Power will assume this growth remains constant through the five forecast years. For Cleco Power's larger industrial customers, Cleco Power will use three-year historical data and forecast these customers individually. Each individual customer's historical data is reviewed to determine the most reasonable level to set growth in sales and demand by month.

        Electricity consumption of Cleco Power's residential and small commercial classes are forecasted using econometric models. The basic process to forecast electricity consumption of the residential and small commercial classes is to first derive a customer forecast. Use-per-consumer is estimated factoring in weather data and historical usage, and it is these two forecasts that calculate sales for the residential and small commercial class.

        Economic drivers for the econometric models are obtained from Woods and Poole Economics, Washington, D.C., an independent firm that specializes in long-term county economic and demographic projections. The data includes both economic and demographic data for the State of Louisiana, as well as national data for a wide variety of economic variables. Weather data is obtained from the National Oceanographic and Atmospheric Administration (NOAA) and often is obtained in the form of cooling degree days and heating degree days. Normal degree days used in forecasts are defined by NOAA and are 30 year averages updated every decade.

        Once per year (typically in the fourth quarter), Cleco Power completes a five-year sales forecast where the econometric models are completely re-estimated and where individual customers are evaluated. The output of this exercise is the sales forecast that underlies Cleco Power's annual five-year business plan. This forecast is typically the first step in a multi-stage planning process that determines the hourly demand, generation mix, and fuel cost assumptions in the business plan.

Annual Forecast Variance For Ultimate Electric Consumption (GWh)*

	2001	2002	2003	2004	2005	2006	2007
Total
Forecast	8,496	8,459	8,423	8,519	8,786	9,026	9,294
Actual	8,077	8,471	8,592	8,860	8,825	9,036	9,217
Variance	-4.9%	0.1%	2.0%	4.0%	0.4%	0.1%	-0.8%
Residential
Forecast	3,300	3,325	3,342	3,385	3,476	3,570	3,620
Actual	3,201	3,400	3,429	3,507	3,516	3,552	3,595
Variance	-3.0%	2.3%	2.6%	3.6%	1.2%	-0.5%	-0.7%
Commercial
Forecast	2,224	2,183	2,181	2,250	2,294	2,274	2,329
Actual	2,095	2,192	2,252	2,324	2,308	2,367	2,478
Variance	-5.8%	0.4%	3.3%	3.3%	0.6%	4.1%	6.4%
Industrial
Forecast	2,825	2,830	2,767	2,742	2,869	3,032	3,213
Actual	2,640	2,756	2,786	2,902	2,861	2,963	3,008
Variance	-6.5%	-2.6%	0.7%	5.8%	-0.3%	-2.3%	-6.4%
Other
Forecast	146	121	133	141	148	149	132
Actual	141	123	125	127	140	154	135
Variance	-3.4%	1.7%	-6.0%	-9.9%	-5.4%	3.4%	2.3%

Credit Policy; Billing Process; Collections Process; Termination of Service

        Cleco Power bills its customers directly, and its current credit policies, billing process, and termination of service policies are described below. All information below pertains only to Cleco Power's customers.

Credit Policy

        Cleco Power is required to provide electric utility service to applicants within its designated service territory once outstanding debts are cleared and any deposit requirements are met. Using information provided by the Customer Information System (CORS, Cleco Power's Customer Order Request System), Cleco Power determines whether Cleco Power has previously provided service to an applicant. Certain accounts are secured with deposits or guarantees as a precautionary measure. The amount of the deposit for residential customers is $100.00 if property is owned by the customer and $150.00 for rental property and can be up to 2 times the maximum monthly bill. Cleco Power does not accept third party guarantors for commercial accounts. Cleco Power's current business practices require industrial and commercial customers to provide deposits equal to two times the average monthly bill based on the location history.

        Louisiana commission rules require Cleco Power to pay simple interest at a rate determined annually, at a rate of 5.00% for any cash deposits held by Cleco Power on a customer's account. Cash deposits are accounted for as an obligation, but are not required to be escrowed, and are available in working capital.

Billing Process

        Cleco Power bills its customers, on average, every 30 days. For the year ended December 31, 2007, Cleco Power mailed an average of 12,000 bills on each business day to its customers. For accounts with potential billing error exceptions, reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter reading errors, possible meter malfunctions and/or unbilled accounts. Louisiana commission rules require that each bill provided to customers shall include a payment due date that shall not be less than 20 days after issuance.

Collection, Termination of Service and Write-Off Policy.

        In 2007, Cleco Power received approximately 41% of payments by mail, 40% from walk-in payments, and 6% electronically, either bank draft or electronic funds transfer. Walk-in payments are handled by a third party, and payment centers are located in each town in Cleco Power's service territory.

        Customers are sent a bill, which is due and payable upon receipt and is considered past due if not paid within 30 calendar days from the mail date. If the bill is not paid on the last day to pay indicated on the statement, and the customer's payment history makes the past-due amount eligible for collection activity, a disconnect notice is mailed on the 30th calendar day after the past due date to ensure that consideration is given to any payment that may be en route by mail on the last day to pay. The disconnect notice gives the customer an additional 10 calendar days to pay the bill. On the last day to pay indicated on the disconnect notice, a courtesy call may be attempted by the Customer Service Office. If the bill is not paid or if the customer has not called for extended payment arrangements, a disconnect order will be generated on the next business day. Once the disconnect order has been generated, payment in full is required to stop the termination. If the customer is disconnected, payment in full is required prior to restoration of service. In addition, the customer may be subject to an additional deposit and/or a collection or reconnection fee.

        The rules and regulations of the Louisiana commission, which may change from time to time, regulate and control the right to disconnect service. For example, electric utilities generally may not terminate service to a customer (i) on a holiday or weekend day or (ii) during certain extreme weather conditions.

        Cleco Power provides several payment options to help consumers manage their electric usage and payments. Cleco Power customer service representatives as well as an automated Voice Response Unit

(VRU) are available 24 hours a day, 365 days a year to assist customers with payment arrangements. Most customers can receive an extension on their scheduled disconnect date through the VRU or by talking with a customer service representative. Extensions are denied in some cases based on the payment history of the account. Programs such as Budget Pay allow customers to pay an average bill each month while spreading the difference over the remaining months, are available to most residential customers. Automated draw draft and internet billing and payments are also available.

        Unpaid final bills are written off after 60 days. Cleco Power does mail a final bill to all customers. If not paid in 45 days, an in-house collection letter is mailed. Once the account is written off, it is turned over to a third-party collection agency on a contingency basis.

Write-off and Delinquency Experience

        The following table shows gross write-offs for electricity and gross write-offs as a percentage of total electric billed revenue for the past five years and the nine-month period ended September 30, 2007 for Cleco Power's customers.

Gross Write-Offs as a Percentage of Revenues*

	As of December 31,					Nine Month Period Ended September 30,
	2002	2003	2004	2005	2006	2007
Billed Electric Revenues ($000)	$540,653,363	$613,524,248	$658,874,348	$798,097,262	$888,480,907	$708,930,402
Gross Charge-Offs ($000)	$2,037,881	$2,366,664	$2,559,644	$3,217,077	$4,651,649	$2,427,386
Percentage of Billed Revenue	0.377%	0.386%	0.389%	0.403%	0.524%	0.342%

*
Numbers not exact due to rounding.

        The following table shows, for its service territory, total Cleco Power net write-offs for electricity and total net write-offs as a percentage of total electric billed revenue for the past five years and the nine-month period ended September 30, 2007. Net write-offs include amounts recovered by Cleco Power from deposits, bankruptcy proceedings and payments received after an account has been either written-off by Cleco Power or transferred to one of its external collection agencies.

Net Write-Offs as a Percentage of Revenues*

	As of December 31,					Nine Month Period Ended September 30,
	2002	2003	2004	2005	2006	2007
Billed Electric Revenues ($000)	$540,653,363	$613,524,248	$658,874,348	$798,097,262	$888,480,907	$708,930,402
Net Charge-Offs ($000)	$1,071,077	$1,667,305	$1,758,670	$2,434,370	$3,353,566	$1,472,865
Percentage of Billed Revenue	0.198%	0.272%	0.267%	0.305%	0.377%	0.208%

*
Numbers not exact due to rounding.

Delinquencies

        The following table sets forth information relating to the delinquency experience of Cleco Power for residential, commercial, industrial and governmental customers on December 31 of each of the five preceding years:

Customer Delinquency Data*

	Dec. 2003	Dec. 2004	Dec. 2005	Dec. 2006	Sep. 2007
Commercial, Industrial, Governmental & Residential
Percent of Billed Revenue Not Collected Within:
31-60 days	8.7%	9.6%	9.8%	10.1%	11.8%
61-90 days	1.1%	1.1%	2.2%	0.9%	1.0%
91 days or more	1.4%	1.0%	2.9%	0.9%	0.7%

*
Data shows statistics for electric revenues for open accounts for each respective month and is calculated based upon the past due amounts included in current month billings as a percentage of the prior month's billed revenue. Data is not available for earlier periods.

        Cleco Power does not believe that the delinquency experience with respect to storm recovery charge collections will differ substantially from the approximate rates indicated above.

Average Days Sales Outstanding

        The following table sets forth information relating to Cleco Power's average days sales outstanding for all electric consumers in its service territory for the past six years. Days sales outstanding is a measure of the average number of days that Cleco Power takes to collect its revenue. The average number of days for the collection of storm recovery charges relating to the storm recovery bonds is expected to be similar to Cleco Power's revenue collection experience. The days sales outstanding numbers in the following table were generally calculated using the following formula which we calculated as follows: total amount billed as of December 31 (or as of September 30 in the case of 2007) divided by the total revenues for the related calendar year (or nine-month period) times the number of days in the related calendar year (or nine-month period).

Average Days Sales Outstanding
Twelve Months Ended December 2001 Through 2007

YEAR	Average Days Sales Outstanding
2001	19.19
2002	19.19
2003	19.67
2004	19.78
2005	20.19
2006	19.39
2007 (through September 30, 2007)	18.94

    *
    Numbers not exact due to rounding.

CLECO KATRINA/RITA HURRICANE RECOVERY FUNDING LLC, THE ISSUING ENTITY

General

        We are a special purpose limited liability company formed under the Louisiana Limited Liability Company Act pursuant to the limited liability company operating agreement executed by our sole member or owner, Cleco Power, and the filing of articles of organization with the Secretary of State of the State of Louisiana. We have filed our limited liability company operating agreement with the SEC as an exhibit to the registration statement of which this prospectus forms a part. We have summarized selected provisions of our limited liability company operating agreement below.

        As of the date of this prospectus, we have not carried on any business activities and have no operating history. Our fiscal year is the calendar year. Immediately following our issuance of the initial series of storm recovery bonds, our assets will include:

  •
  the related storm recovery property,

  •
  our rights under the applicable sale agreement, under the administration agreement and under all bills of sale delivered by Cleco Power pursuant to such sale agreement,

  •
  our rights under the applicable servicing agreement and any subservicing, agency, administration, intercreditor or collection agreements executed in connection with such servicing agreement,

  •
  the applicable collection account and all subaccounts of such collection account,

  •
  our rights under any interest rate swap agreement or hedging agreement entered into with respect to the issuance of a tranche of floating rate storm recovery bonds within such series,

  •
  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

  •
  all payments on or under and all proceeds in respect of any or all of the foregoing.

        Following the issuance of subsequent series of storm recovery bonds our assets will include similar property related to each such series. The indenture provides that the storm recovery property, as well as our other assets, other than any cash released to us by the trustee semi-annually from earnings on the capital subaccount, will be pledged by us to the trustee. Pursuant to the indenture, the collected storm recovery charges remitted to the trustee by the servicer must be used to pay principal and interest on the related series of storm recovery bonds and our other obligations specified in the indenture.

Our Purpose

        We were created for the specific purposes of:

  •
  purchasing and owning storm recovery property and other storm recovery bond collateral,

  •
  issuing and registering one or more series of storm recovery bonds,

  •
  pledging our interest in storm recovery property and other storm recovery bond collateral to the trustee pursuant to the terms of the indenture in order to secure the related series of storm recovery bonds,

  •
  making payments on the storm recovery bonds,

  •
  distributing amounts released to us, and

  •
  performing other activities that are necessary, suitable or convenient to accomplish these purposes.

        Our limited liability company operating agreement does not permit us to engage in any activities not directly related to these purposes, including issuing securities (other than the storm recovery bonds), borrowing money or making loans to other persons. The list of permitted activities set forth in our limited liability company operating agreement may not be altered, amended or repealed without the affirmative vote of a majority of our managers, which vote must include the affirmative vote of our member and our independent manager.

Our Relationship With Cleco Power

        On the issue date for each series of the storm recovery bonds, Cleco Power will sell storm recovery property to us pursuant to a sale agreement between us and Cleco Power. Pursuant to a servicing agreement between us and Cleco Power, Cleco Power will serve as the initial servicer of the storm recovery property. We will pay Cleco Power fixed fees for performing these services. Pursuant to an administration agreement between us and Cleco Power, Cleco Power will provide administrative services to us.

Our Managers

        Pursuant to our limited liability company operating agreement, our affairs will be managed by managers, whom we refer to in this prospectus and the prospectus supplement as our "managers." Cleco Power will appoint our managers from time to time or, in the event Cleco Power transfers its interest in us, the new owner or owners will appoint our managers. Prior to the initial issuance of the initial series of storm recovery bonds, and thereafter at all times we will have at least one independent manager who, among other things, is not and has not been for at least five years prior to the date of his or her appointment:

  •
  a direct or indirect legal or beneficial owner of us, Cleco Power, any of our affiliates or any of Cleco Power's affiliates,

  •
  a relative, supplier, employee, officer, director or manager (other than as an independent director or manager of us), contractor or material creditor of us, Cleco Power or any of its affiliates, or

  •
  a person who controls Cleco Power or any of its affiliates (whether directly, indirectly or otherwise) or any creditor, employee, officer, director, manager or material supplier or contractor of Cleco Power or its affiliates (other than as an independent director or manager of any other bankruptcy-remote subsidiary of Cleco or its affiliates); provided, that the indirect or beneficial ownership of stock of Cleco Power or its affiliates through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an independent manager.

The managers (other than the independent manager) will be employees or officers of Cleco Power. The managers will devote the time necessary to conduct our affairs. Cleco Power, as our sole member, will appoint one independent manager prior to the issuance of the initial series of storm recovery bonds.

        None of our managers has been involved in any legal proceedings which are specified in Item 401(f) of the SEC's Regulation S-K.

Manager Fees and Limitation on Liabilities

        As of the date of this prospectus, we have not paid any compensation to any manager since the date we were formed. We will not compensate our managers, other than our independent manager, for their services performed on our behalf. The independent manager will be paid a manager's fee from our assets.

        Our limited liability company operating agreement provides that to the extent permitted by law, our managers will not be liable for our debts, obligations or liabilities.

        Under our limited liability company operating agreement, we indemnify our managers to the fullest extent permitted by law against expenses incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner in which they reasonably believed to be in or not opposed to our best interests, except for such judgments, penalties, fines or other expenses that were directly caused by their fraud, gross negligence or willful misconduct.

We Are a Separate and Distinct Legal Entity from Cleco Power

        Under our limited liability company operating agreement, we may not file a voluntary petition for relief under the bankruptcy code without a unanimous vote of our managers (including our independent manager). Cleco Power has agreed that it will not cause us to file a voluntary petition for relief under the bankruptcy code. Our limited liability company operating agreement, except for financing reporting purposes and for federal and state income tax purposes, requires us to:

  •
  take all reasonable steps to continue our identity as a separate legal entity,

  •
  make it apparent to third persons that we are an entity with assets and liabilities distinct from those of Cleco Power, other affiliates of Cleco Power, our managers or any other person, and

  •
  make it apparent to third persons that we are not a division of Cleco Power or any of its affiliates or any other person.

        Our principal place of business is 2605 Hwy. 28 East, Office Number 12, Pineville, Louisiana 71360, and our telephone number at such address is (318) 484-4180.

Administration Agreement

        Cleco Power will, pursuant to an administration agreement between Cleco Power and us, provide administrative services to us, including services relating to the preparation of financial statements, required filings with the SEC, any tax returns we might be required to file under applicable law, qualifications to do business, and minutes of our managers' meetings. We will pay Cleco Power a fixed fee of $100,000 per annum, payable in installments of $50,000 on each payment date for performing these services.

USE OF PROCEEDS

        Upon the issuance of storm recovery bonds, we will use the net proceeds from the sale of the bonds (after payment of upfront financing costs) to pay to Cleco Power the purchase price of Cleco Power's rights under the financing order, which are storm recovery property.

        Cleco Power will use approximately $50 million of the net proceeds from its sale of the storm recovery property to fund a storm recovery reserve, which will be kept in a segregated restricted account. The remaining proceeds (after payment of upfront financing costs payable by Cleco Power) of approximately $132 million (as of December 31, 2007) are reimbursement to Cleco Power for storm recovery costs Cleco Power has already incurred and paid, and will be used by Cleco Power for working capital and other general corporate purposes.

THE STORM RECOVERY BONDS

        We will issue the storm recovery bonds under an indenture between us and the trustee to be named in the applicable prospectus supplement. We have filed the form of the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The particular terms of each series of the storm recovery bonds will be provided in the indenture and a related supplemental indenture. We have summarized selected provisions of the indenture and the storm recovery bonds below. This summary does not purport to be complete and is subject to and qualified by reference to the provisions of the indenture. We will describe the particular terms of each series of the storm recovery bonds in a supplement to this prospectus. You should carefully read the summary below, the applicable prospectus supplement and the terms and provisions of the indenture that may be important to you before investing in the storm recovery bonds. Please read "Where You Can Find More Information" in this prospectus.

General Terms of the Storm Recovery Bonds

        Storm recovery bonds may be issued under the indenture from time to time to finance the purchase by us of storm recovery property. The aggregate principal amount of the storm recovery bonds that may be authenticated and delivered under the indenture and the financing order issued by the Louisiana commission on September 17, 2007 may not exceed $132 million plus (a) the costs of funding storm recovery bonds in one or more series in an aggregate principal of approximately $50 million to create a storm recovery reserve in a segregated restricted account, plus (b) upfront financing costs, which are estimated to be approximately $4.6 million. Any series of the storm recovery bonds may include one or more tranches which differ, among other things, as to interest rate and amortization of principal. The terms of all storm recovery bonds of the same series will be identical, unless a series includes more than one tranche, in which case the terms of all storm recovery bonds of the same tranche will be identical. The particular terms of the storm recovery bonds of any series and, if applicable, tranches thereof, will be set forth in the supplemental indenture for that series. The terms of a series of storm recovery bonds, and any tranches thereof, will not be subject to consent of the storm recovery bondholders of any previously issued series. Please read "Risk Factors—Other Risks Associated with an Investment in the Storm Recovery Bonds" in this prospectus. Each series of storm recovery bonds may include one or more tranches that accrue interest at a variable rate, and one or more interest rate swap agreements may be entered into in connection with the issuance of any such variable rate storm recovery bonds. Please read "—Floating Rate Storm Recovery Bonds" below.

        The prospectus supplement for a series of storm recovery bonds will describe the following terms of that series of storm recovery bonds and, if applicable, the tranches of that series:

  •
  the designation of the series and, if applicable, the tranches of that series,

  •
  the principal amount of the series and, if applicable, the tranches of that series,

  •
  the annual rate at which interest accrues or the method or methods of determining such annual rate,

  •
  the payment dates,

  •
  the scheduled final payment date and the final maturity date of the series and, if applicable, the tranches of that series,

  •
  the issuance date of the series,

  •
  the collateral for the series,

  •
  the place or places for payments with respect to the series or tranche,

  •
  the authorized denominations,

  •
  any provisions for optional redemption of the series or tranche,

  •
  restrictions, if any, on issuing multiple series or tranches,

  •
  whether the storm recovery bonds of the series are to be book-entry storm recovery bonds, and whether the series will be listed on any securities exchange

  •
  the expected amortization schedule for principal of the series and, if applicable, the tranches of that series,

  •
  the required capital amount with respect to the series,

  •
  the calculation dates and adjustment dates for the series,

  •
  the subaccounts in the collection account for the series,

  •
  the credit enhancement, if any, applicable to the series or tranche,

  •
  any other material terms of the tranche that are not inconsistent with the provisions of the indenture and that will not result in any rating agency's reducing or withdrawing its rating of any outstanding tranche of storm recovery bonds,

  •
  the identity of the trustee, and

  •
  only if a series includes floating rate storm recovery bonds, the terms of any interest rate swap agreement or other hedging agreement and the identity of any counterparty thereto.

        The storm recovery bonds are not a debt, liability or other obligation of the State of Louisiana, the Louisiana commission or of any other political subdivision, agency or instrumentality of the State and do not represent an interest in or legal obligation of Cleco Corporation, Cleco Power or any of their affiliates, other than us. None of Cleco Corporation, Cleco Power or any of their affiliates will guarantee or insure the storm recovery bonds. A financing order authorizing the issuance of storm recovery bonds does not constitute a pledge of the full faith and credit of the State of Louisiana, the Louisiana commission or of any other political subdivision of the State. The issuance of the storm recovery bonds under the Securitization Act will not directly, indirectly or contingently obligate the State of Louisiana, the Louisiana commission or any other political subdivision of the State to levy or to pledge any form of taxation for the storm recovery bonds or to make any appropriation for their payment.

Payments of Interest and Principal on the Storm Recovery Bonds

        Interest will accrue on the principal balance of a series of storm recovery bonds at the interest rate specified in or determined in the manner specified in the related prospectus supplement. Interest will be payable to the storm recovery bondholders on each payment date, commencing on the payment date specified in the related prospectus supplement. Interest payments for each series will be made from collections of related storm recovery charges, including amounts available in the excess funds subaccount and, if necessary, the amounts available in the capital subaccount for each series.

        On any payment date with respect to any series, we generally will pay principal of storm recovery bonds only until the outstanding principal balance has been reduced to the principal balance specified for that payment date in the expected amortization schedule for that series, but only to the extent funds are available for that series as described in this prospectus. Accordingly, principal of the series of storm recovery bonds may be paid later, but generally not sooner, than reflected in the expected amortization schedule for such series, except in the case of an applicable optional redemption or acceleration. Please read "Risk Factors—Other Risks Associated With an Investment in the Storm Recovery Bonds" and "Weighted Average Life and Yield Considerations for the Storm Recovery Bonds" in this prospectus.

        The trustee will retain in the excess funds subaccount for that series for payment on later payment dates any collections of storm recovery charges in excess of amounts payable as:

  •
  fees and expenses of the servicer (including the servicing fee), the independent manager and the trustee,

  •
  payments of interest and principal on the storm recovery bonds for that series,

  •
  allocations to the capital subaccount for that series, and

  •
  investment earnings on amounts in the capital subaccount released to us.

        If the trustee receives insufficient collections of storm recovery charges for a series of storm recovery bonds for any payment date, and amounts in the collection account for that series (and the applicable subaccounts of that collection account) are not sufficient to make up the shortfall, principal of that series of storm recovery bonds may be paid later than expected, as described in this prospectus. The failure to make a scheduled payment of principal on the storm recovery bonds of a series because there are not sufficient funds in the collection account for that series does not constitute a default or an event of default with respect to such series under the indenture, except for the failure to make the scheduled payment of principal due upon the final maturity of the storm recovery bonds.

        The trustee will pay on each payment date to the storm recovery bondholders of a particular series to the extent of available funds in the related collection account all payments of principal and interest then due on such storm recovery bonds (other than special payments as defined in the indenture). The trustee will make each such payment to the storm recovery bondholders, other than the final payment, on the applicable record date. If the storm recovery bonds are ever issued in definitive certificated form, however, the final payment with respect to the storm recovery bonds will be made only upon presentation and surrender of such storm recovery bond at the office or agency of the trustee specified in the notice given by the trustee with respect to such final payment. The trustee will mail notice of the final payment to the storm recovery bondholders no later than five days prior to the final payment date, specifying the date set for the final payment and the amount of the payment.

        The storm recovery bonds will originally be issued in book-entry form, and we do not expect that the storm recovery bonds will be issued in definitive certificated form. At the time, if any, we issue the storm recovery bonds of any series in the form of definitive storm recovery bonds and not to The Depository Trust Company ("DTC") or its nominee, the trustee will make payments with respect to that tranche as described below under "—Definitive Certificated Storm Recovery Bonds." Upon application by a holder of any tranche of storm recovery bonds in the principal amount of $10,000,000 or more to the trustee not later than the applicable record date, the trustee will make payments by wire transfer to an account maintained by the payee in New York, New York.

        On each payment date, the amount to be paid as principal on the storm recovery bonds of each series will equal without duplication:

  •
  the unpaid principal amount of each series due on the final maturity date of that series, plus

  •
  the unpaid principal amount of each series upon acceleration following an event of default, plus

  •
  the unpaid principal amount of any storm recovery bonds of each series called for redemption, plus

  •
  the overdue payments of principal, plus

  •
  the unpaid and previously scheduled payments of principal, plus

  •
  the principal scheduled to be paid on each series on that payment date.

        Except as otherwise specified in a prospectus supplement with respect to floating rate storm recovery bonds, the failure to pay accrued interest on a series of storm recovery bonds on any payment date (even if the failure is caused by a shortfall in storm recovery charges received) will result in an event of default for that series of storm recovery bonds unless such failure is cured within five business days. If interest is not paid within that five-day period, the issuing entity will pay such defaulted interest (plus interest on such defaulted interest at the applicable interest rate to the extent lawful) to the persons who are storm recovery bondholders on a special record date (as defined in the indenture). The special record date will be at least fifteen business days prior to the date on which the trustee is to make a special payment (a special payment date). The issuing entity will fix any special record date and special payment date and, at least 10 days before such special record date, the issuing entity will mail to each affected storm recovery bondholder a notice that states the special record date, the special payment date and the amount of defaulted interest (plus interest on such defaulted interest) to be paid. An event of default under one series of storm recovery bonds will not automatically trigger an event of default under other outstanding series of storm recovery bonds. See "—What Constitutes an Event of Default on the Storm Recovery Bonds" below.

        The entire unpaid principal amount of a series of storm recovery bonds will be due and payable:

  •
  on the final maturity date of that series,

  •
  on the date of redemption, if any, and

  •
  if an event of default under the indenture occurs and is continuing and the trustee or the holders of a majority in principal amount of that series of storm recovery bonds have declared that series of storm recovery bonds to be immediately due and payable.

However, the nature of our business will result in payment of principal upon an acceleration of a series of storm recovery bonds being made as funds become available. Please read "Risk Factors— Risks Associated with the Unusual Nature of the Storm Recovery Property" and "—You may experience material payment delays or incur a loss on your investment in the storm recovery bonds because the source of funds for payment is limited."

        If any special payment date or other date specified herein for distribution of any payments to storm recovery bondholders is not a business day, payments scheduled to be made on such special payment date or other date may be made on the next succeeding business day, and no interest will accrue upon such payment during the intervening period. "Business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or New Orleans, Louisiana, are required or authorized by law or executive order to remain closed.

        Neither we nor Cleco Power makes any representation or warranty that any amounts actually collected arising from storm recovery charges will in fact be sufficient to meet payment obligations on related series of storm recovery bonds or that assumptions made in calculating storm recovery charges will in fact be realized.

Floating Rate Storm Recovery Bonds

        If we issue any tranche of floating rate storm recovery bonds, we may enter into or arrange for one or more interest rate swap transactions. Generally, a swap agreement, on each payment date, will obligate us to pay to the swap counterparty, solely from payments of storm recovery charges, an amount equal to the fixed interest due under the swap agreement on the payment date. The swap agreement will obligate the swap counterparty to pay to us an amount equal to the product of (1) a floating rate comparable to the rate accruing on the floating rate storm recovery bonds and (2) the principal balance of the floating rate storm recovery bonds as of the close of business on the preceding payment date, after giving effect to all payments of principal made to the floating rate storm recovery bondholders on the preceding payment date.

        The related prospectus supplement will include a description of:

  •
  the material terms of any interest rate swap transaction,

  •
  the identity of any interest rate swap counterparty,

  •
  any payments due to be paid by or to us or the trustee under any interest rate swap transaction,

  •
  scheduled deposits in and withdrawals from any tranche subaccount of the collection account with respect to any interest rate swap transaction,

  •
  the formula for calculating the floating rate of interest of any floating rate tranche, and

  •
  the rights of storm recovery bondholders with respect to any interest rate swap transaction, including any right of termination of or amendment to the interest rate swap agreement.

Redemption of the Storm Recovery Bonds

        We will specify the redemption provisions, if any, for any series of the storm recovery bonds in the related prospectus supplement, including the premiums, if any, payable upon redemption. Unless the context requires otherwise, all references in this prospectus to principal of the storm recovery bonds of a series as it relates to redemption include any premium that might be payable on the storm recovery bonds if the storm recovery bonds of the series are redeemed. The trustee will give notice of redemption of any series of the storm recovery bonds to each registered holder of a storm recovery bond of such series by first-class mail, postage prepaid, mailed not less than five days nor more than 45 days prior to the date of redemption or in another manner or at another time as we may specify in the related prospectus supplement. The redemption price will, in each case, include accrued interest to, but excluding, the date of redemption. All storm recovery bonds called for redemption will cease to bear interest on the specified redemption date, provided the redemption price is on deposit with the trustee at that time, and will no longer be considered "outstanding" under the indenture. The storm recovery bondholders will have no further rights to storm recovery bonds called for redemption after the specified redemption date, except to receive from the trustee payment of the redemption price of such storm recovery bonds and unpaid interest accrued to the date fixed for redemption.

Storm Recovery Bonds Will Be Issued in Book-Entry Form

        Unless we specify otherwise in the related prospectus supplement, the storm recovery bonds will be available to investors only in the form of book-entry storm recovery bonds. You may hold your bonds through DTC in the United States, Clearstream Banking, Luxembourg, S.A., referred to as Clearstream, or Euroclear in Europe or in any other manner we describe in the related prospectus supplement. You may hold your storm recovery bonds directly with one of these systems if you are a participant in the system or indirectly through organizations that are participants.

        The Role of DTC, Clearstream and Euroclear.    Cede & Co., as nominee for DTC, will hold the global bond or bonds representing the storm recovery bonds. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream customers and Euroclear participants, respectively, through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. These depositaries will, in turn, hold these positions in customers' securities accounts in the depositaries' names on the books of DTC.

        The Function of DTC.    DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System. DTC is a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of bonds. Direct participants of DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Indirect access to the DTC system also is available to others, including banks, brokers, dealers and trust companies, as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The Function of Clearstream.    Clearstream is incorporated under the laws of Luxembourg. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Transactions may be settled by Clearstream in any of various currencies, including U.S. dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in various countries through established depositary and custodial relationships. Clearstream is registered as a bank in Luxembourg and therefore is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, among others, and may include the underwriters of any series of storm recovery bonds. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Clearstream has customers located in various countries. Indirect access to Clearstream is also available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the operator of the Euroclear System in Brussels to facilitate settlement of trades between Clearstream and Euroclear.

        The Function of Euroclear.    Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of securities and any risk from lack of simultaneous transfers of securities and cash. Such transactions may be settled in any of various currencies, including U.S. dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear System is operated by Euroclear Bank S.A./N.V. as the Euroclear operator. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include central banks and other banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters of any series of storm recovery bonds. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Terms and Conditions of Euroclear.    Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System. These terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear operator acts under these rules and laws only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        The Rules for Transfers Among DTC, Clearstream or Euroclear Participants.    Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, which will be based on European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving storm recovery bonds in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to Clearstream's and Euroclear's depositaries.

        Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        DTC Will Be the Holder of the Storm Recovery Bonds.    Storm recovery bondholders that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, storm recovery bonds may do so only through participants and indirect participants. In addition, storm recovery bondholders will receive all distributions of principal of and interest on the storm recovery bonds from the trustee through the participants, who in turn will receive them from DTC. Under a book-entry format, storm recovery bondholders may experience some delay in their receipt of payments because payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward those payments to its participants, who thereafter will forward them to indirect participants or storm recovery bondholders. It is anticipated that the only "bondholder" will be Cede & Co., as nominee of DTC. The trustee will not recognize storm recovery bondholders as bondholders, as that term is used in the indenture, and storm recovery bondholders will be permitted to exercise the rights of bondholders only indirectly through the participants, who in turn will exercise the rights of storm recovery bondholders through DTC.

        Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the storm recovery bonds and is required to receive and transmit distributions of principal and interest on the storm recovery bonds. Participants and indirect participants with whom storm recovery bondholders have accounts with respect to the storm recovery bonds similarly are required to make book-entry transfers and receive and transmit those payments on behalf of their respective storm recovery bondholders. Accordingly, although storm recovery bondholders will not possess storm recovery bonds, storm recovery bondholders will receive payments and will be able to transfer their interests.

        Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a storm recovery bondholder to pledge storm recovery bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those bonds, may be limited due to the lack of a physical certificate for those storm recovery bonds.

        DTC has advised us that it will take any action permitted to be taken by a storm recovery bondholder under the indenture only at the direction of one or more participants to whose account with DTC the storm recovery bonds are credited. Additionally, DTC has advised us that it will take those actions with respect to specified percentages of the collateral amount only at the direction of and on behalf of participants whose holdings include interests that satisfy those specified percentages. DTC may take conflicting actions with respect to other interests to the extent that those actions are taken on behalf of participants whose holdings include those interests.

        How Storm Recovery Bond Payments Will Be Credited by Clearstream and Euroclear.    Distributions with respect to storm recovery bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Those distributions will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations. Please read "Material Federal Income Tax Consequences for the Storm Recovery Bondholders" in this prospectus. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a storm recovery bondholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect those actions on its behalf through DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the storm recovery bonds among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

Definitive Certificated Storm Recovery Bonds

        The Circumstances That Will Result in the Issuance of Definitive Certificated Storm Recovery Bonds.    Unless we specify otherwise in the related prospectus supplement, each tranche of the storm recovery bonds will be issued in fully registered, certificated form to beneficial owners of storm recovery bonds or other intermediaries, rather than to DTC or its nominee, only if:

  •
  DTC or we advise the trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as nominee and depository with respect to the book-entry certificates for the storm recovery bonds and we are unable to locate a qualified successor,

  •
  we advise the trustee in writing that we elect to discontinue use of book-entry-only transfers through DTC and deliver certificated storm recovery bonds to DTC, or

  •
  after the occurrence of an event of default under the indenture, storm recovery bondholders representing at least a majority of the outstanding principal balance of the storm recovery bonds of all affected series advise us, the trustee and DTC through the financial intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC, or a successor to DTC, is no longer in the storm recovery bondholders' best interest.

        The Delivery of Definitive Certificated Storm Recovery Bonds.    Upon the occurrence of any event described in the immediately preceding paragraph (unless otherwise specified), the trustee will be required to notify all affected beneficial owners of storm recovery bonds of the occurrence of the event and the availability through DTC of definitive certificated storm recovery bonds. Upon surrender by DTC of the global bond or bonds in the possession of DTC that had represented the applicable storm recovery bonds and receipt of instructions for re-registration, the trustee will authenticate and deliver definitive certificated storm recovery bonds to the beneficial owners, and the trustee will recognize the holders of the definitive certificate storm recovery bonds as bondholders under the indenture.

        The Payment Mechanism for Definitive Certificated Storm Recovery Bonds.    Payments of principal of, and interest on, definitive certificated storm recovery bonds will be made by the trustee, as paying agent, in accordance with the procedures set forth in the indenture. These payments will be made directly to holders of definitive certificated storm recovery bonds in whose names the definitive certificated storm recovery bonds were registered at the close of business on the related record date specified in each prospectus supplement. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the trustee or, in certain cases, by wire transfer.

        The Transfer or Exchange of Definitive Certificated Storm Recovery Bonds.    Definitive certificated storm recovery bonds will be transferable and exchangeable at the offices of the transfer agent and registrar, which will initially be the trustee. No service charge will be imposed for any registration of transfer or exchange, but we and the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

        Final Payments on Definitive Certificated Storm Recovery Bonds.    The final payment on any storm recovery bond, however—whether a definitive certificated bond or a bond registered in the name of Cede & Co.—will be made only upon presentation and surrender of the storm recovery bond at the office or agency specified in the notice of final payment to storm recovery bondholders. The trustee will be required to mail that notice to registered bondholders not later than the fifth day of the month of the final payment.

Registration and Transfer of the Storm Recovery Bonds

        If specified in the related prospectus supplement, we may issue one or more tranches of storm recovery bonds in definitive form, which will be transferable and exchangeable as described above under "—Definitive Certificated Storm Recovery Bonds." Unless we specify otherwise in the related prospectus supplement, there will be no service charge for any registration or transfer of the storm recovery bonds, but the trustee may require the owner to pay a sum sufficient to cover any tax or other governmental charge.

        We will issue each tranche of storm recovery bonds in the minimum initial denominations set forth in the related prospectus supplement and, except as otherwise provided in the related prospectus supplement, in integral multiples thereof.

        The trustee will make payments of interest and principal on each payment date to the bondholders in whose names the storm recovery bonds were registered on the applicable record date.

The Storm Recovery Bonds May Be Issued in Various Series or Tranches

        Under the indenture, the trustee will authenticate and deliver an additional series of the storm recovery bonds only on the satisfaction of specified conditions, including the following:

  •
  all parties required to do so by the terms of the relevant documents must have authorized, executed and delivered appropriate documentation required by the indenture and our limited liability company agreement, as amended or restated,

  •
  the seller must have irrevocably assigned all of its right, title and interest in the applicable storm recovery property to us and made the filing required by Section 1230 of the Securitization Act with respect to the assignment,

  •
  the trustee must have received written confirmation from each rating agency that the new series of storm recovery bonds will be rated as set forth in the related prospectus supplement,

  •
  the seller must receive and deliver to us and the trustee:

  •
  an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the trustee) to the effect that we will not be subject to U.S. federal income tax as an entity separate from Cleco Corporation and that the new series of storm recovery bonds will be treated as debt of Cleco Corporation for U.S. federal income tax purposes,

    •
    an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the trustee) or, if the seller so chooses, a ruling from the IRS, in either case to the effect that, for U.S. federal income tax purposes, the issuance of the new series of storm recovery bonds will not result in gross income to the seller, and

    •
    an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the trustee) to the effect that such issuance of the additional series of storm recovery bonds will not adversely affect the characterization of any then outstanding storm recovery bonds as obligations of Cleco Corporation.

  •
  the opinion of outside tax counsel described above may, if the seller so chooses, be conditioned on the receipt by the seller of one or more letter rulings from the IRS and in rendering such opinion outside tax counsel shall be entitled to rely on the rulings contained in such letter rulings and to rely on the representations made, and information supplied, to the IRS in connection with such letter rulings, and

  •
  we must deliver certain certificates and opinions specified in the indenture to the trustee and, in certain instances, to the Louisiana commission.

        The accompanying prospectus supplement may prohibit us from issuing more than one series of storm recovery bonds or place restrictions on any such issuance.

The Security for the Storm Recovery Bonds

        To secure the payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the storm recovery bonds of each series pursuant to the indenture, we will grant to the trustee for the benefit of the storm recovery bondholders of each series a security interest in all of our right, title and interest, whether now owned or later acquired, in and to the following collateral with respect to that series, which collectively constitutes the trust estate under the indenture:

  •
  the storm recovery property related to that series,

  •
  our rights under the applicable sale agreement,

  •
  all bills of sale delivered by Cleco Power pursuant to the applicable sale agreement,

  •
  our rights under the applicable servicing agreement and any subservicing, agency, intercreditor or collection agreements executed in connection with the servicing agreement,

  •
  our rights under the administration agreement,

  •
  our rights in the applicable collection account and all subaccounts of the collection account, including the general subaccount, the capital subaccount and the excess funds subaccount and all cash, securities, instruments, investment property or other assets credited to or deposited in the collection account or any subaccount of the collection account from time to time or purchased with funds from the collection account, and all financial assets and securities entitlements carried therein or credited thereto,

  •
  our rights under any interest rate swap agreement or hedging agreement entered into with respect to the issuance of a floating rate tranche of a particular series of storm recovery bonds,

  •
  all of our other property related to the series of storm recovery bonds, other than any cash released to us by the trustee semi-annually from earnings on the capital subaccount,

  •
  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

  •
  all payments on or under and all proceeds in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property of any or all of the foregoing, all cash proceeds, accounts, accounts receivable, general intangibles, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, payment intangibles, letter-of-credit rights, investment property, commercial tort claims, documents, rights to payment of any and every kind, and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

        The security interest does not extend to:

  •
  amounts representing investment earnings on the capital subaccount released to us,

  •
  amounts deposited in the capital subaccount for that series that have been released to us or as we direct following retirement of that series of storm recovery bonds,

  •
  amounts deposited with us on any series issuance date for payment of costs of issuance with respect to the related series of storm recovery bonds (together with any interest earnings thereon), and

  •
  amounts in the segregated trust account held for the benefit of the trustee to pay certain expenses of the trustee.

        The collateral for each series of storm recovery bonds will be separate from the collateral for any other series, and holders of one series of storm recovery bonds will have no recourse to collateral for a different series. Please read "—How Funds in the Collection Account Will Be Allocated."

        Section 1231 of the Securitization Act provides that a valid and enforceable security interest in storm recovery property will attach and be perfected by the means set forth in Section 1231. Specifically, Section 1231 provides that a valid and enforceable security interest in storm recovery property may be created only after the issuance of a financing order, the execution and delivery of a security agreement in connection with issuance of financing instruments such as the storm recovery bonds and the receipt of value for the instruments. The security interest attaches automatically when all of the foregoing conditions are met. Upon perfection by filing a financing statement under Section 1231 of the Securitization Act and otherwise in accordance with the Louisiana UCC, the security interest will be a continuously perfected security interest in the storm recovery property and all proceeds of the property, whether accrued or not, and will have priority in the order of time of perfection and take precedence over any subsequent lien creditor.

The Collection Account for the Storm Recovery Bonds

        Under the indenture, we will establish a collection account with the trustee or at another eligible institution for each series of storm recovery bonds. The collection account will be under the sole dominion and exclusive control of the trustee. Funds received from collections of the applicable storm recovery charges will be deposited into the collection account. The collection account for each series of storm recovery bonds will be divided into the following subaccounts, which need not be separate bank accounts:

  •
  the general subaccount,

  •
  the capital subaccount,

  •
  the excess funds subaccount, and

  •
  one or more tranche subaccounts with respect to floating rate storm recovery bonds, if any.

        Unless otherwise provided in the indenture, amounts in the collection account for each series of storm recovery bonds not allocated to any other subaccount by the servicer will be allocated to the general subaccount. Unless the context indicates otherwise, references in this prospectus and the prospectus supplement to the collection account for any series of storm recovery bonds include all of the subaccounts contained therein. All monies deposited from time to time in the collection account, all deposits therein pursuant to the indenture, and all investments made in eligible investments with these monies will be held by the trustee in the collection account as part of the collateral. The following institutions are eligible institutions for the establishment of the collection account:

  •
  the corporate trust department of the trustee so long as any of the securities of the trustee are rated investment grade by each rating agency specified in the indenture, or

  •
  the trust department of a depository institution organized under the laws of the United States of America or any state or domestic branch of a foreign bank:

  •
  whose deposits insured by the Federal Deposit Insurance Corporation, and has either:

  •
  with respect to specified investments having a maturity of greater than one month, a long-term unsecured debt rating of "AA-" by S&P and "A2" by Moody's and, if applicable, the equivalent of the lower of those two ratings by Fitch, or

  •
  with respect to specified investments having a maturity of one month or less, a certificate of deposit rating of "A-1+" by S&P and "P-1" by Moody's and, if applicable, the equivalent of the lower of those two ratings by Fitch, or any other long-term, short-term or certificate of deposit rating acceptable to the rating agencies.

        Appropriate Investments for Funds in the Collection Account.    So long as no default or event of default has occurred and is continuing, all or a portion of the funds in the collection account for each series of storm recovery bonds must be invested by the trustee in accordance with the written direction of the servicer in any of the following, each of which is referred to as an eligible investment:

  1.
  direct obligations of, and obligations fully and unconditionally guaranteed as to timely payment by, the United States of America,

  2.
  demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof, or any domestic branch of a foreign bank, and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations, other than any obligations thereof where the rating is based on the credit of a person other than such depository institution or trust company, shall have either (A) a long-term unsecured debt rating from Moody's, S&P and, if Fitch provides a rating thereon, Fitch of at least "Aa3", "AA" and "AA", respectively, or (B) a certificate of deposit rating by Moody's and S&P of at least "P-1" and "A-1+", respectively, and, if Fitch provides a rating thereon, "F-1+" by Fitch,

  3.
  commercial paper or other short-term obligations of any corporation (other than Cleco Power, Cleco Corporation or any of their affiliates), whose ratings, at the time of the investment or contractual commitment to invest therein, from Moody's and S&P of at least "P-1" and "A-1+", respectively and, if Fitch provides a rating thereon, "F-1+" by Fitch,

  4.
  investments in money market funds having a rating from Moody's, S&P and if Fitch provides a rating thereon, Fitch, of "Aaa", "AAA" and "AAA", respectively, including funds for which the trustee or any of its affiliates act as investment manager or advisor,

  5.
  bankers' acceptances issued by any depository institution or trust company referred to in clause 2 above,

  6.
  repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company, acting as principal, described in clause 2 above,

  7.
  repurchase obligations with respect to any security or whole loan entered into with:

  a.
  a depository institution or trust company, acting as principal, described in clause 2 above,

  b.
  a broker/ dealer, acting as principal, registered as a broker or dealer under Section 15 of the Securities Exchange Act of 1934 the unsecured short-term debt obligations of which are rated at least "P-1" by Moody's, "A-1+" by S&P and, if Fitch provides a rating thereon, "F-1+" by Fitch at the time of entering into this repurchase obligation, or

  c.
  an unrated broker/ dealer, acting as principal, that is a wholly owned subsidiary of a nonbank or bank holding company the unsecured short-term debt obligations of which are rated at least "P-1" by Moody's and at least "A-1+" by S&P and, if Fitch provides a rating thereon, "F-1+" by Fitch at the time of purchase so long as the obligations of such unrated broker/dealer are unconditionally guaranteed by such non-bank or bank holding company, or

  8.
  any other investment permitted by each of the rating agencies;

    provided, however, that:

    a.
    any book-entry security, instrument or security having a maturity of one month or less that would be an eligible investment but for its failure, or the failure of the obligor thereon, to have the rating specified above shall be an eligible investment if such book-entry security, instrument or security, or the obligor thereon, has an unsecured short-term debt rating of at least "P-1" by Moody's, at least "A-1+" by S&P and, if Fitch provides a rating thereon, "F-1+" by Fitch, and

    b.
    any book-entry security, instrument or security having a maturity of greater than one month that would be an eligible investment but for its failure, or the failure of the obligor thereon, to have the rating specified above shall be an eligible investment if such book-entry security, instrument or security, or the obligor thereon, has an unsecured long-term debt rating of at least "AA-" by S&P or "Aa3" by Moody's (and, if Fitch provides a rating thereon, "AA-" by Fitch and an unsecured short-term debt rating of at least "P-1" by Moody's or the equivalent thereof by S&P (and Fitch, if Fitch provides a rating thereon), provided, that unless otherwise permitted by the applicable rating agencies, upon the failure of any Eligible Institution to maintain any applicable rating set forth in this definition or the definition of Eligible Institution, the related investments at that institution shall be reinvested in Eligible Investments at a successor Eligible Institution within 10 days.

        These eligible investments may not:

  •
  mature later than the next payment date, or

  •
  be sold, liquidated or otherwise disposed of at a loss prior to the maturity thereof.

        No moneys held in the collection account may be invested, and no investment held in the collection account may be sold, unless the security interest granted and perfected in the collection account will continue to be perfected in the investment or the proceeds of the sale in either case without any further action by any person.

        Remittances to the Collection Account.    On each remittance date, the servicer will remit all collected storm recovery charges, any indemnity amounts and any other proceeds of the trust estate securing that series to the trustee for deposit in the related collection account. Indemnity amount means any amount paid by the servicer or Cleco Power to the trustee, for the trustee or on behalf of the storm recovery bondholders, in respect of indemnification obligations pursuant to the applicable servicing agreement or sale agreement. Please read "The Servicing Agreement" and "The Sale Agreement" in this prospectus. To the extent that the combined amounts remitted by a Cleco Power customer are insufficient to satisfy amounts owed in respect of storm recovery charges relating to the storm recovery bonds or any other bonds being serviced by the servicer or for electricity service (other than late fees), the remitted amounts will be allocated pro rata among such storm recovery charges and electricity charges.

        General Subaccount.    Collected storm recovery charges and any indemnity amounts remitted to the trustee will be deposited into the general subaccount. On each payment date, the trustee will allocate amounts in the general subaccount among the other subaccounts as described under "—How Funds in the Collection Account Will Be Allocated." Amounts in the general subaccount will be invested in the eligible investments described above.

        Capital Subaccount.    Upon the issuance of each series of the storm recovery bonds, Cleco Power will make a capital contribution to us in an amount stated in the prospectus supplement. We will pay this amount to the trustee for deposit into the capital subaccount which will be invested in eligible investments by the trustee in accordance with the written direction of the servicer. The trustee will draw on amounts in the capital subaccount to the extent that, in allocating funds in accordance with clauses 1 through 9 in "—How Funds in the Collection Account Will Be Allocated," below, amounts on deposit in the general subaccount and, the excess funds subaccount are insufficient to make scheduled payments on the storm recovery bonds and payments of fees and expenses specified in clauses 1 through 9. The trustee will allocate collected storm recovery charges available on any payment date that are not necessary to pay amounts described in clauses 1 through 9 in "—How Funds in the Collection Account Will Be Allocated," below, to the capital subaccount in an amount sufficient to replenish any amounts drawn from the capital subaccount (other than distributed investment earnings on the capital subaccount) and any shortfall of investment earnings on the capital subaccount. On each payment date, any excess investment earnings on the capital subaccount above the allowed rate of return shall be allocated to the excess funds subaccount. If any series of the storm recovery bonds has been retired as of any payment date, the amounts on deposit in the capital subaccount allocable to that series will be released to us, free of the lien of the indenture.

        Excess Funds Subaccount.    The trustee will allocate collected storm recovery charges available on any payment date that are not necessary to pay clauses 1 through 10 in "—How Funds in the Collection Account Will Be Allocated," below, to the excess funds subaccount. The trustee will invest amounts in the excess funds subaccount in eligible investments in accordance with the written direction of the servicer. On each payment date, the trustee will draw on the excess funds subaccount in allocating funds in accordance with clauses 1 through 10 in "—How Funds in the Collection Account Will Be Allocated," below, to the extent that amounts on deposit in the general subaccount are insufficient to make scheduled payments on the storm recovery bonds and payments of fees and expenses specified in clauses 1 through 10.

        Tranche Subaccount.    If specified in the prospectus supplement, upon the issuance of a specified tranche of floating rate storm recovery bonds, a tranche subaccount will be established with respect to that tranche. On or before each payment date, a fixed amount specified in the prospectus supplement will be allocated to that tranche subaccount from the general subaccount and payments to and from any swap counterparty pursuant to the related interest rate swap agreement will be made from or allocated to, as applicable, that tranche subaccount or (in the case of termination payments) from another subaccount as described in the prospectus supplement. On or before each payment date, amounts on deposit in the tranche subaccount will be applied to make payments with respect to the related tranche, as specified in the prospectus supplement.

How Funds in the Collection Account Will Be Allocated

        Amounts remitted by the servicer to the trustee with respect to a series of storm recovery bonds, including any amounts received by us relating to the indemnification obligations payable by the seller pursuant to the sale agreement or the servicer pursuant to the servicing agreement and all investment earnings on amounts in the general subaccount of the collection account will be deposited into the general subaccount. Investment earnings on amounts in the capital subaccount (other than excess investment earnings that are allocated to the excess funds subaccount) and the excess funds subaccount will be deposited into the capital subaccount and the excess funds subaccount, respectively. Unless otherwise specified in the prospectus supplement, on each payment date or other date specified in the prospectus supplement with respect to a particular tranche or series, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account for that series in the following priority:

  1.
  payment of a pro rata portion of the trustee's fees, plus expenses and any outstanding indemnity amounts relating to that series of storm recovery bonds not to exceed a specified amount in any 12-month period, which amount will be fixed in the indenture or the supplemental indenture governing that series of storm recovery bonds,

  2.
  payment of a pro rata portion of the servicing fee relating to that series of storm recovery bonds, which will be a fixed amount specified in the servicing agreement for that series of storm recovery bonds, plus any unpaid servicing fees relating to that series of storm recovery bonds from prior payment dates,

  3.
  payment of a pro rata portion of the administration fee, which will be a fixed amount specified in the administration agreement between us and Cleco Power, and a pro rata portion of the fees of our independent manager, which will be in an amount specified in an agreement between us and our independent manager,

  4.
  payment of all of our other ordinary periodic operating expenses relating to that series of storm recovery bonds, such as accounting and audit fees, rating agency fees, legal fees, certain reimbursable costs of the servicer under the applicable servicing agreement,

  5.
  payment of the interest then due on that series of storm recovery bonds, and payment of amounts, if any, specified in the prospectus supplement that are payable in respect of interest to the swap counterparty under any interest rate swap agreement,

  6.
  payment of the principal then required to be paid on that series of storm recovery bonds at final maturity or upon redemption or acceleration upon an event of default,

  7.
  payment of the principal then scheduled to be paid on that series of storm recovery bonds, including any previously unpaid scheduled principal,

  8.
  payment of any amounts payable to any other credit enhancement providers with respect to that series of storm recovery bonds,

  9.
  payment of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents relating to that series of storm recovery bonds, including all remaining amounts owed to the trustee,

  10.
  replenishment of any amounts drawn from the capital subaccount for that series of storm recovery bonds (other than distributed investment earnings on the capital subaccount for such series), plus any deficiency in the amount of investment earnings on the capital subaccount of such series allowed under the financing order that have not previously been distributed to us,

  11.
  if the balance in the capital subaccount for that series of storm recovery bonds is greater than the initial balance of the capital subaccount for that series of storm recovery bonds after making the foregoing allocations, an amount of investment earnings on the capital subaccount not to exceed a percentage per annum set forth in the prospectus supplement for such series shall be paid to us; provided that no event of default has occurred and is continuing and that the balance of the capital subaccount for that series of storm recovery bonds is not reduced below the initial balance of the capital subaccount for such series,

  12.
  allocation of the remainder, if any, to the excess funds subaccount for that series of storm recovery bonds, and

  13.
  after that series of storm recovery bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount for that series of storm recovery bonds, released to us free and clear of the lien of the indenture.

        The amount of the servicer's fee referred to in clause 2 above and the amount of the administration fee referred to in clause 3 will be described in the prospectus supplement for the related series of storm recovery bonds.

        Interest means, for any payment date for any series or tranche of the storm recovery bonds, the sum, without duplication, of:

  •
  an amount equal to the interest accrued on that series or tranche at the applicable interest rate from the prior payment date or, with respect to the first payment date, the amount of interest accrued since the issuance date, with respect to that series or tranche,

  •
  any unpaid interest plus, to the fullest extent permitted by law, any interest accrued on this unpaid interest,

  •
  if the storm recovery bonds have been declared due and payable, all accrued and unpaid interest thereon, and

  •
  with respect to a series or tranche to be redeemed prior to the next payment date, the amount of interest that will be payable as interest on such series or tranche upon such redemption.

        Principal means, with respect to any payment date and any series or tranche of the storm recovery bonds, the sum, without duplication, of:

  •
  the amount of principal due as a result of the occurrence and continuance of an event of default and acceleration of the storm recovery bonds,

  •
  the amount of principal due on the final maturity date of any series or tranche,

  •
  the amount of principal and premium, if any, due as a result of a redemption of the storm recovery bonds prior to such payment date pursuant to the indenture,

  •
  any unpaid and previously scheduled payments of principal and overdue payments of principal, and

  •
  the amount of principal scheduled to be paid on such payment date in accordance with the expected sinking fund schedule.

        If on any payment date funds in the general subaccount are insufficient to make the allocations or payments contemplated by clauses 1 through 10 of the first paragraph of this subsection with respect to a series of storm recovery bonds, the trustee will draw from amounts on deposit in the following subaccounts in the following order up to the amount of the shortfall:

  1.
  from the excess funds subaccount for allocations and payments contemplated in clauses 1 through 10, and

  2.
  from the capital subaccount for allocations and payments contemplated by clauses 1 through 9.

        If, on any payment date, available collections of storm recovery charges allocable to a series of storm recovery bonds, together with available amounts in the related subaccounts, are not sufficient to pay interest due on all outstanding storm recovery bonds of that series on that payment date, amounts available will be allocated pro rata based on the amount of interest payable on each tranche in that series. If, on any payment date, remaining collections of storm recovery charges allocable to a series of storm recovery bonds, together with available amounts in the subaccounts, are not sufficient to pay principal due and payable on all outstanding storm recovery bonds of that series on that payment date, amounts available will be allocated pro rata based on the principal amount of each tranche then due and payable. If, on any payment date, remaining collections of storm recovery charges allocable to a series of storm recovery bonds, together with available amounts in the subaccounts, are not sufficient to pay principal scheduled to be paid on all outstanding storm recovery bonds of that series, amounts available will be allocated pro rata based on the principal amounts of each tranche then scheduled to be paid on the payment date. If the trustee uses amounts on deposit in the capital subaccount to pay those amounts or make those transfers, as the case may be, subsequent adjustments to the storm recovery charges related to that series or tranche will take into account, among other things, the need to replenish those amounts (plus any deficiency in the amount of investment earnings on the capital subaccount allowed by the financing order).

Reports to Holders of the Storm Recovery Bonds

        With respect to each series of the storm recovery bonds, on each payment date, the trustee shall make the semiannual servicer's certificate available to each storm recovery bondholder on its website www.usbank.com/abs and will deliver such semiannual servicer's certificate to the Louisiana commission and to the rating agencies. This certificate will include, to the extent applicable, the following information, as well as any other information so specified in the applicable supplemental indenture, as to the storm recovery bonds of that series with respect to that payment date or the period since the previous payment date, as applicable:

  •
  the amount to be paid to storm recovery bondholders of that series and the related tranches in respect of principal,

  •
  the amount to be paid to storm recovery bondholders of that series and the related tranches in respect of interest,

  •
  the storm recovery bond balance and the projected storm recovery bond balance of that series and the related tranches as of that payment date,

  •
  the amount on deposit in the capital subaccount for that series as of that payment date,

  •
  the amount, if any, on deposit in the excess funds subaccount for that series as of that payment date,

  •
  the amount to be paid to the trustee relating to that series on that payment date,

  •
  the amount to be paid to the servicer relating to that series on that payment date, and

  •
  any other transfers and payments relating to that series made pursuant to the indenture.

Website

        We will, to the extent permitted by and consistent with the issuing entity's obligations under applicable law, cause to be posted on the website associated with Cleco Power:

  •
  the final prospectus for the storm recovery bonds,

  •
  a statement of storm recovery charge remittances made to the trustee during the prior interest payment period,

  •
  a statement reporting the balances in the collection account and in each subaccount of the collection account as of the most recent interest payment date,

  •
  a statement showing the balance of outstanding storm recovery bonds that reflects the actual periodic payments made on the storm recovery bonds versus the expected periodic payments,

  •
  the semi-annual servicer's certificate delivered for the storm recovery bonds pursuant to the servicing agreement,

  •
  any reports and other information that we are required to file with the SEC under the Securities Exchange Act of 1934, and

  •
  a current organization chart for the Issuer and the Servicer (unless the Servicer is not related to the Issuer, in which case the Servicer shall post two separate organization charts), in each case disclosing the parent company and material subsidiaries of the Issuer and the Servicer.

We and the Trustee May Modify the Indenture

        Modifications of the Indenture That Do Not Require Consent of Storm Recovery Bondholders.    Without the consent of any of the holders of the outstanding storm recovery bonds but with prior notice to the rating agencies and, with respect to amendments that would increase ongoing financing costs, with the consent or deemed consent of the Louisiana commission (other than with respect to the supplemental indenture establishing the initial series of storm recovery bonds), we and the trustee may execute a supplemental indenture for any of the following purposes:

  •
  to correct or amplify the description of the collateral, or to better assure, convey and confirm unto the trustee the collateral, or to subject additional property to the lien of the indenture,

  •
  to evidence the succession, in compliance with the applicable provisions of the indenture, of another entity to us, and the assumption by any applicable successor of our covenants contained in the indenture and in the storm recovery bonds,

  •
  to add to our covenants, for the benefit of the holders of the storm recovery bonds, or to surrender any right or power therein conferred upon us,

  •
  to convey, transfer, assign, mortgage or pledge any property to the trustee, for the benefit of the holders of the storm recovery bonds and the trustee,

  •
  to cure any ambiguity, to correct or supplement any provision of the indenture or in any supplemental indenture which may be inconsistent with any other provision of the indenture or in any supplemental indenture, to make any other provisions with respect to matters or questions arising under the indenture or in any supplemental indenture, to change in any manner or eliminate any provisions of the indenture or to modify in any manner the rights of the storm recovery bondholders under the indenture; provided, however, that:

  •
  this action shall not adversely affect in any material respect the interests of any storm recovery bondholder, and

  •
  the rating agency condition shall have been satisfied with respect thereto,

  •
  to evidence and provide for the acceptance of the appointment under the indenture by a successor trustee with respect to the storm recovery bonds and to add to or change any of the provisions of the indenture as shall be necessary to facilitate the administration of the trust estate under the indenture by more than one trustee, pursuant to the requirements specified in the indenture,

  •
  to qualify the storm recovery bonds for registration with a clearing agency,

  •
  to modify, eliminate or add to the provisions of the indenture to the extent necessary to effect the qualification of the indenture under the Trust Indenture Act or under any similar federal statute hereafter enacted and to add to the indenture any other provisions as may be expressly required by the Trust Indenture Act,

  •
  to set forth the terms of any series that has not theretofore been authorized by a supplemental indenture, or

  •
  to satisfy any rating agency requirements.

        Additional Modifications to the Indenture That Do Not Require the Consent of Storm Recovery Bondholders.    We may also, without the consent of any of the storm recovery bondholders but, with respect to amendments that would increase ongoing financing costs, with the consent or deemed consent of the Louisiana commission, execute one or more other agreements supplemental to the indenture as long as:

  •
  the supplemental agreement does not adversely affect in any material respect the interests of any storm recovery bondholder, and

  •
  the rating agency condition shall have been satisfied with respect thereto.

        Modifications to the Indenture That Require the Approval of the Storm Recovery Bondholders.    We and the trustee also may, with the consent of the holders of not less than a majority of the outstanding amount of the storm recovery bonds of each series or tranche to be affected by the supplemental indenture and, with respect to amendments that would increase ongoing financing costs, with the consent or deemed consent of the Louisiana commission, execute a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the storm recovery bondholders under the indenture. However, the supplemental indenture may not, without the consent of the holder of each outstanding storm recovery bond of each series or tranche affected thereby:

  •
  change the date of payment of any installment of principal of or premium, if any, or interest on any storm recovery bond of such series or tranche, or reduce the principal amount thereof, the bond rate or interest rate thereon or the redemption price or the premium, if any, with respect thereto,

  •
  change the provisions of the indenture and the related applicable supplemental indenture relating to the application of collections on, or the proceeds of the sale of, the collateral to payment of principal of or premium, if any, or interest on the storm recovery bonds of such series or tranche, or change the coin or currency in which any storm recovery bond or any interest thereon is payable,

  •
  impair the right to institute suit for the enforcement of those provisions of the indenture specified therein regarding payment, reduce the percentage of the aggregate amount of the outstanding storm recovery bonds, or of a series or tranche thereof, the consent of the storm recovery bondholders of which is required for any supplemental indenture, or the consent of the storm recovery bondholders of which is required for any waiver of compliance with those provisions of the indenture specified therein or of defaults specified therein and their consequences provided for in the indenture or modify or alter the provisions of the proviso to the definition of the term "outstanding,"

  •
  reduce the percentage of the outstanding amount of the storm recovery bonds of such series or tranche required to direct the trustee to direct us to sell or liquidate the collateral,

  •
  modify any provision of the section of the indenture relating to the consent of storm recovery bondholders of such series or tranche with respect to supplemental indentures, except to increase any percentage specified therein or to provide that those provisions of the indenture or the basic documents specified in the indenture cannot be modified or waived without the consent of each outstanding storm recovery bondholder affected thereby,

  •
  modify any of the provisions of the indenture in a manner so as to affect the amount of any payment of interest, principal or premium, if any, payable on any storm recovery bond of such series or tranche on any payment date, expected amortization schedules, series final maturity dates or tranche final maturity dates of any storm recovery bonds of such series or tranche,

  •
  decrease the required capital amount with respect to such series, modify or alter the provisions of the indenture regarding the voting of the storm recovery bonds held by us, Cleco Power, an affiliate of either of them or any obligor on the storm recovery bonds of such series,

  •
  decrease the percentage of the aggregate principal amount of the storm recovery bonds of such series or tranche required to amend the sections of the indenture which specify the applicable percentage of the aggregate principal amount of the storm recovery bonds necessary to amend the indenture or other related agreements specified therein, or

  •
  permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any of the collateral for the storm recovery bonds of such series or tranche or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any property at any time subject thereto or deprive the holder of any storm recovery bond of the security provided by the lien of the indenture.

        Enforcement of the Sale Agreement, the Administration Agreement and the Servicing Agreement.    The indenture provides that we will take all lawful actions to enforce our rights under the sale agreement, the administration agreement and the servicing agreement applicable to each series of storm recovery bonds. The indenture also provides that we will take all lawful actions to compel or secure the performance and observance by Cleco Power, the administrator and the servicer of their respective obligations to us under or in connection with the sale agreement, the administration agreement and the servicing agreement applicable to each series of storm recovery bonds. So long as no event of default occurs and is continuing, we may exercise any and all rights, remedies, powers and privileges lawfully available to us under or in connection with the sale agreement, the administration agreement and the servicing agreement applicable to each series of storm recovery bonds; provided that such action shall not adversely affect the interests of the storm recovery bondholders in any material respect. However, if we or the servicer propose to amend, modify, waive, supplement, terminate or surrender in any material respect, or agree to any material amendment, modification, supplement, termination, waiver or surrender of, the process for adjusting the storm recovery charges, we must notify the trustee and the Louisiana commission in writing and the trustee must notify the storm recovery bondholders of this proposal. In addition, the trustee may consent to this proposal only with the written consent of the holders of a majority of the principal amount of the outstanding storm recovery bonds of the series or tranches materially and adversely affected thereby and only if the rating agency condition is satisfied. In addition, any proposed amendment of the indenture, the sale agreement or the servicing agreement that would increase ongoing financing costs requires the prior written consent or deemed consent of the Louisiana commission.

        If an event of default occurs and is continuing, the trustee may, and, at the written direction of the holders of a majority of the outstanding amount of the storm recovery bonds of all affected series shall, exercise all of our rights, remedies, powers, privileges and claims against Cleco Power, the administrator and servicer, under or in connection with the related sale agreements, administration agreements and servicing agreements, and any right of ours to take this action shall be suspended.

        Modifications to the Sale Agreement, the Administration Agreement and the Servicing Agreement.    With the prior written consent of the trustee, the sale agreement, the administration agreement and the servicing agreement, in each case relating to a particular series of storm recovery bonds, may be amended, so long as the rating agency condition is satisfied in connection therewith, at any time and from time to time, without the consent of the storm recovery bondholders of the related series but, with respect to amendments that would increase ongoing financing costs, with the consent or deemed consent of the Louisiana commission. However, any such amendment may not adversely affect the interest of any storm recovery bondholder in any material respect without the consent of the holders of a majority of the outstanding principal amount of the storm recovery bonds of the affected series.

        Notification of the Rating Agencies, the Louisiana commission, the Trustee and the Storm Recovery Bondholders of any Modification.

        If we, Cleco Power or the servicer or any other party to the applicable agreement:

  •
  proposes to amend, modify, waive, supplement, terminate or surrender, or agree to any other amendment, modification, waiver, supplement, termination or surrender of, the terms of the sale agreement or the servicing agreement, or

  •
  waives timely performance or observance by Cleco Power or the servicer under the sale agreement or the servicing agreement,

in each case in a way which would materially and adversely affect the interests of storm recovery bondholders, we must first notify the rating agencies of the proposed action. Upon receiving notification that the rating agency condition has been satisfied, we must thereafter notify the trustee, the paying agent, the storm recovery bond registrar and the Louisiana commission in writing and the trustee shall notify the storm recovery bondholders of the proposed action and whether the rating agency condition has been satisfied with respect thereto. The trustee will consent to this proposed amendment, modification, supplement or waiver only with the written consent of the holders of a majority of the outstanding principal amount of the storm recovery bonds of the series or tranches materially and adversely affected thereby and, if such action would increase ongoing financing costs, the consent of the Louisiana commission.

What Constitutes an Event of Default on the Storm Recovery Bonds

        An event of default with respect to a series of storm recovery bonds is defined in the indenture as being:

  1.
  a default in the payment of any interest on any storm recovery bond of that series when the same becomes due and payable and the continuation of this default for five business days,

  2.
  a default in the payment of the then unpaid principal of any storm recovery bond of that series on the final maturity date for that series or, if applicable, any tranche on the final maturity date for that tranche,

  3.
  a default in the payment of the redemption price for any storm recovery bond of that series on the redemption date therefor,

  4.
  a default in the observance or performance of any of our covenants or agreements made in the indenture, other than those specifically dealt with in clause 1, 2 or 3 above, or any of our covenants or agreements made in any credit enhancement agreement permitted under the indenture or any supplemental indenture or any of our representations or warranties made in the indenture or any supplemental indenture or in any certificate or other writing delivered pursuant to the indenture or in connection with the indenture proving to have been incorrect in any material respect as of the time when made (other than a covenant, agreement or representation or warranty expressly included in the indenture or in any supplemental indenture solely for the benefit of a different series of storm recovery bonds), and this default continues or is not cured for a period of 30 days after the earlier of (a) written notice of the default is given to us by the trustee or to us and the trustee by the holders of at least 25% of the outstanding principal amount of the storm recovery bonds of the affected series or (b) the date we have actual notice of the default,

  5.
  the filing of a decree or order for relief by a court having jurisdiction in respect of us or any substantial part of the collateral securing that series in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or our property or for any substantial part of the collateral securing that series, or ordering the winding-up or liquidation of our affairs, and such decree or order remains unstayed and in effect for a period of 90 consecutive days,

  6.
  the commencement by us of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by us to the entry of an order for relief in an involuntary case under any such law, or the consent by us to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or our property for any substantial part of the collateral securing that series, or the making by us of any general assignment for the benefit of creditors, or the failure by us generally to pay our debts as such debts become due, or the taking of action by us in furtherance of any of the foregoing,

  7.
  any act or failure to act by the State of Louisiana or any of its agencies (including the Louisiana commission), officers or employees that violates or is not in accordance with the pledge of the State of Louisiana in Section 1234 of the Securitization Act or the pledge of the Louisiana commission in the financing order including, without limitation, the failure of the Louisiana commission to implement the true-up mechanism, or

  8.
  any other event designated as an event of default in the related series supplement.

        Remedies Available Following an Event of Default.    If an event of default with respect to a series of storm recovery bonds, other than event number 7 above, occurs and is continuing, the trustee or holders holding not less than a majority in principal amount of the storm recovery bonds of that series may declare the unpaid principal balance of that series of storm recovery bonds, together with accrued interest, to be immediately due and payable. This declaration may, under the circumstances specified therein, be rescinded by the holders of a majority in principal amount of that series of the storm recovery bonds. The nature of our business will result in payment of principal upon such a declaration being made as funds become available. Please read "Risk Factors—Risks Associated with the Unusual Nature of the Storm Recovery Property— Foreclosure of the secured parties' lien on the storm recovery property for a series of storm recovery bonds might not be practical, and acceleration of the storm recovery bonds of such series before maturity might have little practical effect" and "—You may experience material payment delays or incur a loss on your investment in the storm recovery bonds because the source of funds for payment is limited."

        In addition to acceleration of the storm recovery bonds described above, the trustee may, and upon the written direction of the holders of a majority in principal amount of the storm recovery bonds of the series with respect to which a default has occurred, shall, exercise one or more of the following remedies upon an event of default (other than event number 7 above):

  •
  the trustee may institute proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the storm recovery bonds or under the indenture with respect to the storm recovery bonds, whether by declaration or otherwise, enforce any judgment obtained, and collect from us or the servicer moneys adjudged due,

  •
  the trustee may institute proceedings from time to time for the complete or partial foreclosure of the indenture with respect to the collateral securing that series,

  •
  the trustee may exercise any remedies of a secured party under the Uniform Commercial Code or the Securitization Act or any other applicable law and take any other appropriate action to protect and enforce the rights and remedies of the trustee and the storm recovery bondholders,

  •
  the trustee may sell the collateral securing that series or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law provided that certain conditions set forth in the indenture are met, and

  •
  the trustee may exercise all of our rights, remedies, powers, privileges and claims against the seller, administrator and the servicer under or in connection with the administration agreement or the applicable sale agreement or servicing agreement.

        If event of default number 7 above occurs, the trustee may to the extent allowed by law institute or participate in proceedings reasonably necessary to compel performance of or to enforce the pledge of either the State of Louisiana or the Louisiana commission and to collect any monetary damages incurred by the storm recovery bondholders or the trustee as a result of such event of default. This is the only remedy the trustee may exercise if this event of default has occurred.

        When the Trustee Can Sell the Collateral.    If a series of storm recovery bonds has been declared to be due and payable following an event of default, the trustee may, at the written direction of the holders of a majority in principal amount of the storm recovery bonds of such affected series, either:

  •
  subject to the paragraph immediately below, sell the collateral securing such series,

  •
  elect to have us maintain possession of the collateral securing such series, or

  •
  take such other remedial action as the trustee, at the written direction of the holders of a majority in principal amount of the storm recovery bonds of such series then outstanding and declared to have been due and payable, may direct and continue to apply distributions on the collateral securing such series as if there had been no declaration of acceleration.

        The trustee is prohibited from selling the collateral securing such series of storm recovery bonds following an event of default unless the final payment date of the storm recovery bonds of such series has occurred or the storm recovery bonds have been declared due and payable and:

  •
  the holders of 100% of the principal amount of such series of the storm recovery bonds consent to the sale,

  •
  the proceeds of the sale or liquidation are sufficient to pay in full the principal of and premium, if any, and accrued interest on the outstanding storm recovery bonds of such series, or

  •
  the trustee determines that funds provided by the collateral securing such series would not be sufficient on an ongoing basis to make all payments on the storm recovery bonds of such series as these payments would have become due if the storm recovery bonds of such series had not been declared due and payable, and the trustee obtains the written consent of the holders of 66 2/3% of the aggregate outstanding principal amount of the storm recovery bonds of such series.

        Right of Storm Recovery Bondholders to Direct Proceedings.    Subject to the provisions for indemnification and the limitations contained in the indenture, the holders of a majority in principal amount of the outstanding storm recovery bonds of the affected series, tranche or tranches will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that, among other things:

  •
  this direction does not conflict with any rule of law or with the indenture,

  •
  any direction to the trustee to sell or liquidate the collateral shall be by the holders of the storm recovery bonds representing not less than 100% of the outstanding storm recovery bonds,

  •
  so long as the conditions specified in the indenture have been satisfied and the trustee elects to retain the collateral securing the affected series pursuant to the indenture and elects not to sell or liquidate that collateral, any direction to the trustee to sell or liquidate the collateral securing the affected series by the holders representing not less than 100% of the outstanding amount of the storm recovery bonds of all series, shall be of no force and effect, and

  •
  the trustee may take any other action deemed proper by the trustee that is not inconsistent with this direction.

However, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the storm recovery bonds of any series if:

  •
  it reasonably believes it will not be indemnified to its reasonable satisfaction against the costs, expenses and liabilities which might be incurred by it in complying with this request, or

  •
  it determines that this action might materially adversely affect the rights of any storm recovery bondholder not consenting to the action.

        Waiver of Default.    Prior to acceleration of the maturity of the storm recovery bonds or any tranche thereof, the holders of a majority in principal amount of the storm recovery bonds of a series or affected tranche may, subject to certain conditions specified in the indenture, waive any default with respect to the storm recovery bonds or such affected tranche. However, they may not waive a default in the payment of principal of or premium, if any, or interest on any of the storm recovery bonds or a default in respect of a covenant or provision of the indenture that cannot be modified without the waiver or consent of all of the holders of the outstanding storm recovery bonds of all affected series and tranches.

        Limitation of Proceedings.    Under the indenture, no storm recovery bondholder of any series will have the right to institute any proceeding, judicial or otherwise, or to avail itself of the right to foreclose on the storm recovery property or otherwise enforce the lien in the storm recovery property pursuant to Section 1231 of the Securitization Act, unless:

  •
  the holder previously has given to the trustee written notice of a continuing event of default,

  •
  the holders of not less than a majority in principal amount of the outstanding storm recovery bonds of the affected series have made written request of the trustee to institute the proceeding in its own name as trustee,

  •
  the holder or holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in complying with the request,

  •
  the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute the proceeding, and

  •
  no direction inconsistent with this written request has been given to the trustee during the 60-day period referred to above by the holders of a majority in principal amount of the outstanding storm recovery bonds of the affected series.

        In addition, each of the trustee, the storm recovery bondholders and the servicer will covenant that it will not, prior to the date that is one year and one day after the termination of the indenture, acquiesce, petition or otherwise invoke or cause us or any manager to invoke against us or against our managers or our member or members any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law. By purchasing storm recovery bonds, each storm recovery bondholder will be deemed to have made this covenant.

Our Covenants

        Consolidation, Merger or Sale of Assets.    We will keep in effect our existence, rights and franchises as a limited liability company under Louisiana law, provided that we may consolidate with, merge into or convert into another entity or sell substantially all of our assets to another entity if:

  •
  the entity formed by or surviving the consolidation, merger or conversion or to whom substantially all of our assets are sold is organized under the laws of the United States or any state thereof and expressly assumes by a supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on all outstanding storm recovery bonds and the performance of our obligations under the indenture,

  •
  the entity formed by or surviving the consolidation, merger or conversion or to whom substantially all of our assets are sold expressly assumes all obligations and succeeds to all of our rights under the sale agreement, the administration agreement, the servicing agreement and any other basic document specified in the indenture to which we are a party (or under which we have rights) pursuant to an assignment and assumption agreement executed and delivered to the trustee,

  •
  no default or event of default will have occurred and be continuing immediately after giving effect to the merger, consolidation, conversion or sale,

  •
  prior notice will have been given to the rating agencies and the rating agency condition will have been satisfied with respect to the merger, consolidation, conversion or sale,

  •
  we have received an opinion of independent counsel to the effect that the merger, consolidation, conversion or sale:

  •
  will have no material adverse tax consequence to us or any storm recovery bondholder,

  •
  complies with the indenture and all conditions precedent therein provided relating to the merger, consolidation, conversion or sale, and

  •
  will result in the trustee maintaining a continuing valid first priority perfected security interest in the collateral,

  •
  none of the storm recovery property, the financing order or our rights under the Securitization Act or the financing order are impaired thereby, and

  •
  any action that is necessary to maintain the lien and security interest created by the indenture has been taken.

        Additional Covenants.    We will from time to time execute and deliver all documents, make all filings and take any other action necessary or advisable to, among other things, maintain and preserve the lien of the indenture and the priority thereof. We will not, among other things:

  •
  permit the validity or effectiveness of the indenture to be impaired or the lien to be amended, hypothecated, subordinated, terminated or discharged,

  •
  permit any person to be released from any covenants or obligations with respect to the storm recovery bonds except as expressly permitted by the indenture,

  •
  permit any lien, charge, claim, security interest, mortgage or other encumbrance, other than the lien of the indenture, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof or any interest therein or the proceeds thereof,

  •
  permit the lien of the indenture not to constitute a continuing valid first priority security interest in the collateral,

  •
  except as expressly permitted by the indenture, any supplemental indenture, the sale agreement or the servicing agreement, sell, transfer, exchange or otherwise dispose of any of the collateral unless directed to do so by the trustee in accordance with the indenture,

  •
  claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the storm recovery bonds, other than amounts properly withheld from such payments under the Internal Revenue Code of 1986, or assert any claim against any present or former storm recovery bondholder because of the payment of taxes levied or assessed upon us or any part of the collateral,

  •
  except as contemplated by the indenture, any supplemental indenture, any sale agreement, or any servicing agreement, enter into any swap, hedge or other financial arrangement or sell, transfer, exchange or otherwise dispose of any of the collateral unless directed to do so by the trustee in accordance with the indenture,

  •
  terminate our existence, dissolve or liquidate in whole or in part, except as otherwise permitted by the indenture,

  •
  take any action which is the subject of a rating agency condition if such action would result in a downgrade, or

  •
  elect to be classified as an association taxable as a corporation for federal income tax purposes or otherwise take any action inconsistent with our treatment for federal income tax purposes as a disregarded entity not separate from our sole owner.

        We may not engage in any business other than purchasing and owning storm recovery property, issuing storm recovery bonds from time to time, pledging our interest in the collateral to the trustee under the indenture in order to secure the storm recovery bonds, and performing activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto.

        We may not issue, incur, assume, guarantee or otherwise become liable, directly or indirectly, for any indebtedness except for the storm recovery bonds and any obligations under any credit enhancement for any series of the storm recovery bonds. Also, we may not guarantee or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire, or agree contingently to acquire, any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person, other than the eligible investments. We may not, except as contemplated by the indenture, the sale agreement, the servicing agreement and related documents, including our limited liability company operating agreement, make any loan or advance or credit to any person. We will not make any expenditure for capital assets or lease any capital asset other than the storm recovery property purchased from Cleco Power pursuant to, and in accordance with, any sale agreement. We may not make any payments, distributions or dividends to any member in respect of its membership interest except in accordance with the indenture.

        The servicer will deliver to the trustee the annual accountant's report, compliance certificates and reports regarding distributions and other statements required by the servicing agreement. Please read "The Servicing Agreement" in this prospectus.

Access to the List of Storm Recovery Bondholders

        Any storm recovery bondholder who has owned a storm recovery bond for at least six months may, by written request to the trustee, obtain access to the list of all storm recovery bondholders maintained by the trustee for the purpose of communicating with other storm recovery bondholders with respect to their rights under the indenture or the storm recovery bonds. In addition, a group of storm recovery bondholders each of whom has owned a storm recovery bond for at least six months may also obtain access to the list of all storm recovery bondholders for the same purpose. The trustee may elect not to afford the requesting storm recovery bondholders access to the list of storm recovery bondholders if it agrees to mail the desired communication or proxy, on behalf and at the expense of the requesting storm recovery bondholders, to all storm recovery bondholders.

We Must File an Annual Compliance Statement

        We will deliver to the trustee, within 120 days after the end of each fiscal year, an officer's certificate (a copy of which we will deliver to each rating agency and the Louisiana commission) stating, as to the manager signing such officer's certificate, that:

          (a)   a review of the our activities during such year (or relevant portion thereof) and of performance under the indenture has been made under such manager's supervision; and

          (b)   to the best of such manager's knowledge, based on such review, we have complied with all conditions and covenants under the indenture throughout such fiscal year (or relevant portion thereof), or, if there has been a default in compliance with any such condition or covenant, describing each such default known to the manager and the nature and status thereof.

The Trustee Must Provide an Annual Report to All Storm Recovery Bondholders

        If required by the Trust Indenture Act, the trustee will be required to mail each year to all storm recovery bondholders a brief report. This report may state, in accordance with the requirements of the Trust Indenture Act, among other items:

  •
  the trustee's eligibility and qualification to continue as the trustee under the indenture,

  •
  any amounts advanced by it under the indenture,

  •
  the amount, interest rate and maturity date of specific indebtedness owing by us to the trustee in the trustee's individual capacity,

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  the property and funds physically held by the trustee,

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  any additional issue of a series of the storm recovery bonds not previously reported, and

  •
  any action taken by it that materially affects the storm recovery bonds of any series and that has not been previously reported.

What Will Trigger Satisfaction and Discharge of the Indenture

        The storm recovery bonds of any series, all moneys payable with respect to the storm recovery bonds of that series and the indenture as it applies to that series will cease to be of further effect and the lien of the indenture will be released with respect to that series, interest will cease to accrue on the storm recovery bonds of that series and the trustee, on our written demand and at our expense, will execute instruments acknowledging satisfaction and discharge of the indenture with respect to the storm recovery bonds of that series, when:

  •
  either all storm recovery bonds of that series which have already been authenticated or delivered, with certain exceptions set forth in the indenture, have been delivered to the trustee for cancellation or we have irrevocably deposited with the trustee cash, in trust for this purpose, in an amount sufficient to make payments of principal of and premium, if any, and interest on the storm recovery bonds of that series and to pay and discharge the entire indebtedness on those storm recovery bonds not previously delivered to the trustee,

  •
  we have paid or caused to be paid all other sums payable by us under the indenture with respect to the storm recovery bonds of that series, and

  •
  we have delivered to the trustee an officer's certificate, an opinion of counsel, and if required by the Trust Indenture Act or the trustee, a certificate from a firm of independent certified public accountants, each stating that there has been compliance with the conditions precedent in the indenture or relating to the satisfaction and discharge of the indenture with respect to the storm recovery bonds of that series.

Our Legal Defeasance and Covenant Defeasance Options

        We may, at any time, terminate:

  •
  all of our obligations under the indenture with respect to the storm recovery bonds of any series, or

  •
  our obligations to comply with some of the covenants in the indenture, including some of the covenants described under "—Our Covenants."

        The legal defeasance option is our right to terminate at any time our obligations under the indenture with respect to the storm recovery bonds of any series. The covenant defeasance option is our right at any time to terminate our obligations to comply with some of the covenants in the indenture. We may exercise the legal defeasance option with respect to any series of the storm recovery bonds notwithstanding our prior exercise of the covenant defeasance option with respect to that series. If we exercise the legal defeasance option with respect to any series, that series will be entitled to payment only from the funds or other obligations set aside under the indenture for payment thereof on the scheduled final payment date or redemption date therefor as described below. That series will not be subject to payment through redemption or acceleration prior to the scheduled final payment date or redemption date, as applicable. If we exercise the covenant defeasance option with respect to any series, the final payment of the storm recovery bonds of that series may not be accelerated because of an event of default relating to a default in the observance or performance of our covenants or as described in "—What Constitutes an Event of Default on the Storm Recovery Bonds" above.

        We may exercise the legal defeasance option or the covenant defeasance option with respect to any series of the storm recovery bonds only if:

  •
  we irrevocably deposit or cause to be deposited in trust with the trustee cash or U.S. government obligations specified in the indenture for the payment of principal of and premium, if any, and interest on the storm recovery bonds of that series to the scheduled final payment date or redemption date therefor, as applicable, and all other amounts due and payable under the indenture, such deposit to be made in the defeasance subaccount for that series,

  •
  the deposit in the defeasance subaccount pursuant to the item above constitutes proceeds from a refunding of the storm recovery bonds;

  •
  we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing its opinion that the payments of principal and interest on the U.S. government obligations when due and without reinvestment plus any cash deposited in the defeasance subaccount will provide cash at times and in sufficient amounts to pay in respect of the storm recovery bonds of that series:

  •
  principal in accordance with the expected sinking fund schedule therefor, and/or if that series is to be redeemed, the redemption price on the redemption date therefor, and

  •
  interest when due,

  •
  in the case of the legal defeasance option, 95 days pass after the deposit is made and during the 95-day period no default relating to events of our bankruptcy, insolvency, receivership or liquidation occurs and is continuing at the end of the period,

  •
  no default has occurred and is continuing on the day of this deposit and after giving effect thereto,

  •
  in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

  •
  we have received from, or there has been published by, the Internal Revenue Service a ruling, or

  •
  since the date of execution of the indenture, there has been a change in the applicable federal income tax law, and in either case confirming that the holders of the storm recovery bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred,

  •
  in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of the storm recovery bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred,

  •
  we deliver to the trustee a certificate of one of our managers and an opinion of counsel, each stating that all conditions precedent to the legal defeasance option or the covenant defeasance option, as applicable, have been complied with as required by the indenture,

  •
  we deliver to the trustee an opinion of counsel to the effect that (a) in a case under the bankruptcy code in which Cleco Power (or any of its affiliates, other than us) is the debtor, the court would hold that the deposited cash or U.S. government obligations would not be in the bankruptcy estate of Cleco Power (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations); and (b) in the event Cleco Power (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations), were to be a debtor in a case under the bankruptcy code, the court would not disregard the separate legal existence of Cleco Power (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations) and us so as to order substantive consolidation under the bankruptcy code of our assets and liabilities with the assets and liabilities of Cleco Power (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations), and

  •
  each rating agency has notified us and the trustee that the exercise of the proposed defeasance option will not result in a downgrade or withdrawal of the then current rating of any then outstanding storm recovery bonds.

The Trustee

        The trustee for each series of the storm recovery bonds will be named in the prospectus supplement. You will also find information relating to the Trustee's form of organization and a description of its prior experience as a trustee in the prospectus supplement. The trustee may resign at any time upon 30 days' notice by so notifying us. The holders of a majority in principal amount of the storm recovery bonds of all series then outstanding may remove the trustee by so notifying the trustee and us in writing and may appoint a successor trustee. We will remove the trustee by written notice if the trustee ceases to be eligible to continue in this capacity under the indenture, the trustee becomes a debtor in a bankruptcy proceeding or is adjudged insolvent, a receiver, administrator or other public officer takes charge of the trustee or its property or the trustee becomes incapable of acting. If the trustee resigns or is removed or a vacancy exists in the office of trustee for any reason, we will be obligated promptly to appoint a successor trustee eligible under the indenture. We are responsible, initially, for payment of the expenses associated with any such removal or resignation, but any such expenses will be treated as an operating expense and paid out of the general subaccount on a payment date in accordance with the priority of payments set forth in "—How Funds in the Collection Account Will Be Allocated" in this prospectus. No resignation or removal of the trustee will become effective until acceptance of the appointment by a successor trustee. The trustee shall at all times satisfy the requirements of certain provisions of the Trust Indenture Act, as amended, and the Investment Company Act of 1940, as amended, and have a combined capital and surplus of at least $50 million and a long-term debt rating of "Baa3" or better by Moody's, BBB- or better by S&P and, if applicable, BBB- or better by Fitch. If the trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity shall without any further action be the successor trustee. We and our affiliates may, from time to time, maintain various banking, investment banking and trust relationships with the trustee and its affiliates. Please read "The Sale Agreement" and "The Servicing Agreement" in this prospectus for further information.

        The trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided that its conduct does not constitute willful misconduct, negligence or bad faith. We have agreed to indemnify the trustee and its officers, directors, employees and agents against any and all loss, liability or expense (including reasonable attorney's fees and expenses) incurred by it in connection with the administration of the trust and the performance of its duties under the indenture, provided that we are not required to pay any expense or indemnify against any loss, liability or expense incurred by the trustee through the trustee's own willful misconduct, negligence or bad faith. Please read "Prospectus Summary—Priority of Distributions" and "—How Funds in the Collection Account Will Be Allocated" in this prospectus for further information.

Governing Law

        The indenture will be governed by the laws of the State of Louisiana, except for the trustee's obligations thereunder which will be governed under the laws of the State of New York.

WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE STORM RECOVERY BONDS

        The rate of principal payments, the amount of each interest payment and the actual final payment date of each series or tranche of the storm recovery bonds and the weighted average life thereof will depend primarily on the timing of receipt of collected storm recovery charges by the trustee and the true-up mechanism. The aggregate amount of collected storm recovery charges and the rate of principal amortization on the storm recovery bonds will depend, in part, on actual energy usage and energy demands, and the rate of delinquencies and write-offs. The storm recovery charges are required to be adjusted from time to time based in part on the actual rate of collected storm recovery charges. However, we can give no assurance that the servicer will be able to forecast accurately actual electricity usage and the rate of delinquencies and write-offs or implement adjustments to the storm recovery charges that will cause collected storm recovery charges to be received at any particular rate. Please read "Risk Factors—Servicing Risks," "—Other Risks Associated With an Investment in the Storm Recovery Bonds" and "Cleco Power's Financing Order—True-Ups" in this prospectus.

        If the servicer receives storm recovery charges at a slower rate than expected, the storm recovery bonds may be retired later than expected. Except in the event of a redemption or the acceleration of the final payment date of the storm recovery bonds after an event of default, however, the storm recovery bonds will not be paid at a rate faster than that contemplated in the expected amortization schedule for each series or tranche of the storm recovery bonds even if the receipt of collected storm recovery charges is accelerated. Instead, receipts in excess of the amounts necessary to amortize the storm recovery bonds in accordance with the applicable expected amortization schedules, to pay interest and related fees and expenses and to fund subaccounts of the collection account will be allocated to the excess funds subaccount. Redemption of any tranche or series of the storm recovery bonds and acceleration of the final maturity date after an event of default in accordance with the terms thereof will result in payment of principal earlier than the related scheduled final payment dates. A payment on a date that is earlier than forecast might result in a shorter weighted average life, and a payment on a date that is later than forecast might result in a longer weighted average life. In addition, if a larger portion of the delayed payments on the storm recovery bonds is received in later years, the storm recovery bonds may have a longer weighted average life.

THE SALE AGREEMENT

        The following summary describes particular material terms and provisions of each sale agreement pursuant to which we will purchase storm recovery property from Cleco Power. We have filed the form of the sale agreement with the SEC as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject to and qualified by reference to the provisions of the applicable sale agreement.

Cleco Power's Sale and Assignment of the Storm Recovery Property

        In connection with the issuance of the storm recovery bonds, the seller will offer and sell the storm recovery property to us pursuant to the terms and conditions of the sale agreement. The sale of the storm recovery property to us by Cleco Power will be financed through the corresponding issuance of a series of storm recovery bonds. Pursuant to a sale agreement, Cleco Power will on each transfer date sell and assign to us, without recourse, except as expressly provided therein, its rights and interests in and to the series of storm recovery bonds to be issued and sold, which became storm recovery property as of the effective date of the financing order pursuant to the Securitization Act. The storm recovery property will represent all rights and interests of Cleco Power under the applicable financing order that are sold and transferred to us pursuant to the sale agreement and the related bill of sale, including the right to impose, collect and receive the storm recovery charges authorized in the financing order with respect to the related series of the storm recovery bonds, to obtain periodic adjustments to such charges as provided in the financing order and all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the foregoing rights and interests. The storm recovery property does not include the rights of Cleco Power to earn and receive a rate of return on its invested capital in us, to receive administration and servicer fees, to withdraw funds from its restricted storm recovery reserve funded by the proceeds from the sale of the storm recovery property, or to use Cleco Power's remaining portion of those proceeds. We will apply the net proceeds that we receive from the sale of each series of storm recovery bonds to the purchase of the storm recovery property acquired on that date.

        As provided by the Securitization Act, our purchase of storm recovery property from Cleco Power pursuant to a sale agreement, which will expressly provide that such transfer is a sale, will be a true sale, and all title and ownership to the storm recovery property will pass to us. Under the Securitization Act, such sale will constitute a true sale under state law whether or not:

  •
  we have any recourse against Cleco Power (except that any such recourse cannot arise from the inability or failure of one or more of Cleco Power's customers to timely pay all or a portion of the storm recovery charge),

  •
  Cleco Power retains any equity interest in the storm recovery property under state law,

  •
  Cleco Power acts as a collector of storm recovery charges relating to the storm recovery property, or

  •
  Cleco Power treats the transfer as a financing for tax, financial reporting or other purposes.

        Under the Securitization Act, as of the effective date of a financing order, there is created and established for Cleco Power storm recovery property, which constitutes an existing, present, vested contract right constituting an individualized, separate incorporeal movable susceptible of ownership, sale, assignment, transfer, and security interest.

        Upon the issuance of a financing order, the execution and delivery of the related sale agreement and bill of sale and the filing of a financing statement under the Securitization Act, our purchase of the applicable storm recovery property from Cleco Power will be perfected as against all third persons, including subsequent judicial or other lien creditors.

        The records and computer systems of Cleco Power and Cleco Corporation will reflect each sale and assignment of Cleco Power's rights and interests under a financing order to us. However, we expect that each series of storm recovery bonds will be reflected as debt on Cleco Power's financial statements. In addition, we anticipate that each series of storm recovery bonds will be treated as debt of Cleco Power for federal income tax purposes. Please read "Material Federal Income Tax Consequences for the Storm Recovery Bondholders."

Cleco Power's Representations and Warranties

        In each sale agreement, Cleco Power will make representations and warranties to us, as of the applicable transfer date, to the effect, among other things, that:

1.	subject to clause 9 below (assumptions used in calculating the storm recovery charges as of the applicable transfer date), all written information, as amended or supplemented from time to time, provided by Cleco Power to us with respect to the transferred storm recovery property (including the applicable financing order and the issuance advice letter) is correct in all material respects;
2.
it is the intention of the parties to each sale agreement that, other than for specified tax purposes, each sale, transfer, assignment, setting over and conveyance in the transferred storm recovery property contemplated by the sale agreement constitutes a sale or other absolute transfer of all right, title and interest of Cleco Power in and to the storm recovery property transferred to us; upon execution and delivery of the sale agreement and the related bill of sale and payment of the purchase price, Cleco Power will have no right, title or interest in, to or under the transferred storm recovery property; and that such transferred storm recovery property would not be a part of the estate of Cleco Power, as debtor, in the event of the filing of a bankruptcy petition by or against Cleco Power under any bankruptcy law;
3.	a.	Cleco Power is the sole owner of the rights and interests under the financing order being sold to us on the applicable transfer date,
b.
on the applicable transfer date, immediately upon the sale under the sale agreement, the transferred storm recovery property will have been validly sold, assigned, transferred set over and conveyed to us free and clear of all liens (except for any lien created by us under the basic documents in favor of the storm recovery bondholders and in accordance with the Securitization Act), and
c.
all actions or filings (including filings with the Louisiana UCC filing officer in accordance with the rules prescribed under the Securitization Act and the Uniform Commercial Code) necessary in any jurisdiction to give us a perfected ownership interest (subject to any lien created by us under the basic documents in favor of the storm recovery bondholders and in accordance with the Securitization Act) in the transferred storm recovery property and to grant to the trustee a first priority perfected security interest in the transferred storm recovery property, free and clear of all liens of Cleco Power or anyone else (except for any lien created by us under the basic documents in favor of the storm recovery bondholders and in accordance with the Securitization Act) have been taken or made;
4.
the applicable financing order has been issued by the Louisiana commission in accordance with the Securitization Act, the applicable financing order and the process by which it was issued comply with all applicable laws, rules and regulations of the State of Louisiana and the federal laws of the United States, and the applicable financing order is final, non-appealable and in full force and effect;

5.
as of the date of issuance of the applicable storm recovery bonds, those storm recovery bonds will be entitled to the protections provided by the Securitization Act and the applicable financing order, the issuance advice letter and the storm recovery charges authorized therein will have become irrevocable and not subject to reduction, impairment or adjustment by further action of the Louisiana commission, except as permitted by Section 1228(c)(4) of the Securitization Act. The issuance advice letter and the tariff have been filed in accordance with the applicable financing order and an officer of the seller has provided the certification to the Louisiana commission required by the issuance advice letter. The initial storm recovery charges and the final terms of the storm recovery bonds set forth in the issuance advice letter have become effective. No other approval, authorization, consent, order or other action of, or filing with any Governmental Authority is required in connection with the creation of the storm recovery property transferred on such date, except those that have been obtained or made;
6.	a.
under the Securitization Act, the State of Louisiana has pledged that it will not alter the provisions of the part of the Securitization Act which authorizes the Louisiana commission to create a contract right by the issuance of a financing order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding and nonbypassable charges, take or permit any action that would impair the value of the storm recovery property transferred under the applicable sale agreement or, except as permitted by §1228(c)(5) of the Securitization Act, reduce, alter or impair the related storm recovery charges until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related storm recovery bonds, have been paid and performed in full,
b.
under the laws of the State of Louisiana and the federal laws of the United States, a reviewing court of competent jurisdiction would hold that (x) the State of Louisiana could not constitutionally take any action of a legislative character, including the repeal or amendment of the Securitization Act, which would substantially limit, alter or impair the storm recovery property or other rights vested in the storm recovery bondholders pursuant to the applicable financing order, or substantially limit, alter, impair or reduce the value or amount of the storm recovery property, unless that action is a reasonable and necessary exercise of the State of Louisiana's sovereign powers based on reasonable conditions and of a character reasonable and appropriate to the emergency or other significant and legitimate public purpose justifying that action, and, (y) under the takings clauses of the Louisiana and United States Constitutions, if the court concludes that the storm recovery property is protected by the takings clauses, the State of Louisiana could not repeal or amend the Securitization Act or take any other action in contravention of its pledge referred to in subsection (a) above without paying just compensation to the related storm recovery bondholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of those storm recovery bondholders in the storm recovery property and deprive those storm recovery bondholders of their reasonable expectations arising from their investments in the storm recovery bonds or substantially reduce, limit or impair the value of the storm recovery property or the storm recovery charges, prior to the time that the bonds are fully paid and discharged; however, there is no assurance that, even if a court were to award just compensation, it would be sufficient to pay the full amount of principal and interest on those storm recovery bonds, and

c.
under the laws of the State of Louisiana and the United States Constitution, a Louisiana state court reviewing an appeal of Louisiana commission action of a legislative character would conclude that the Louisiana commission pledge (i) creates a binding contractual obligation of the State of Louisiana for purposes of the contract clauses of the United States and Louisiana Constitutions, and (ii) the LPSC could not take any action of a legislative character, including the rescission or amendment of the financing order, which violates the Louisiana commission pledge in a manner that substantially reduces, limits or impairs the value of the storm recovery property or the storm recovery charges, prior to the time that the storm recovery bonds are paid in full and discharged, unless the LPSC action clearly is exercised for a public end and is reasonably necessary to the accomplishment of that public end so as not to be arbitrary, capricious or an abuse of authority. There is no assurance, however, that even if a court were to award just compensation it would be sufficient to pay the full amount of principal and interest on the storm recovery bonds;
7.
there is no order by any court providing for the revocation, alteration, limitation or other impairment of the Securitization Act, the applicable financing order or issuance advice letter, the transferred storm recovery property or the related storm recovery charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the applicable financing order;
8.
under the laws of the State of Louisiana and the federal laws of the United States in effect on the applicable transfer date, no other approval, authorization, consent, order or other action of, or filing with any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the creation or transfer of Cleco Power's rights and interests related to the applicable series of storm recovery bonds under the applicable financing order and our purchase of the storm recovery property from Cleco Power, except those that have been obtained or made;
9.
based on information available to Cleco Power on the applicable transfer date, the assumptions used in calculating the storm recovery charges in the applicable issuance advice letter are reasonable and made in good faith; however, notwithstanding the foregoing, Cleco Power makes no representation or warranty, express or implied, that billed storm recovery charges will be actually collected from customers, or that amounts actually collected arising from those storm recovery charges will in fact be sufficient to meet the payment obligations on the related storm recovery bonds or that the assumptions used in calculating such storm recovery charges will in fact be realized;
10.	a.
upon the effectiveness of the applicable financing order, the transfer of Cleco Power's rights and interests related to the applicable series of storm recovery bonds under the related financing order and our purchase of the storm recovery property from Cleco Power pursuant to the applicable sale agreement, the transferred storm recovery property will constitute a present contract right vested in us,
b.
upon the effectiveness of the applicable financing order, the applicable issuance advice letter and tariff, the transfer of Cleco Power's rights and interests under the applicable financing order that relate to the series of storm recovery bonds to be issued and sold and our purchase of the storm recovery property from Cleco Power pursuant to the applicable sale agreement, the transferred storm recovery property will include, without limitation:
(1)
the right to impose, bill, charge, collect and receive the storm recovery charges, including the right to receive storm recovery charges in amounts and at times sufficient to pay principal and interest on the storm recovery bonds,

(2)
all rights and interest of Cleco Power under the applicable financing order, except the rights of Cleco Power to earn and receive a rate of return on its invested capital in us, to receive administration and servicer fees, to withdraw funds from its restricted storm recovery reserve funded by the proceeds from the sale of the transferred storm recovery property, or to use Cleco Power's remaining portion of those proceeds,
(3) the rights to file for periodic adjustments of the storm recovery charges as provided in the applicable financing order, and
(4) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests resulting from the storm recovery charges.
c.
upon the effectiveness of the applicable issuance advice letter and the tariff, the transfer of Cleco Power's rights and interests under the applicable financing order that relate to such series of storm recovery bonds and our purchase of the storm recovery property from Cleco Power on such transfer date pursuant to such sale agreement, the transferred storm recovery property will not be subject to any lien created by a previous indenture;
11.
Cleco Power is a limited liability company duly organized and in good standing under the laws of the State of Louisiana, with limited liability company power and authority to own its properties and conduct its business as currently owned or conducted;
12.
Cleco Power has the power and authority to obtain the applicable financing order and to execute and deliver the applicable sale agreement and to carry out its terms, to own the transferred storm recovery property under the applicable financing order related to the applicable series of storm recovery bonds, and to sell and assign the transferred storm recovery property under the applicable financing order to us, and the execution, delivery and performance of the applicable sale agreement have been duly authorized by Cleco Power by all necessary limited liability company action;
13.
the applicable sale agreement constitutes a legal, valid and binding obligation of Cleco Power, enforceable against Cleco Power in accordance with its terms, subject to customary exceptions relating to bankruptcy, creditors' rights and equitable principles;
14.
the consummation of the transactions contemplated by the applicable sale agreement and the fulfillment of the terms thereof do not (a) conflict with or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of organization or limited liability company operating agreement of Cleco Power, or any indenture, mortgage, credit agreement or other agreement or instrument to which Cleco Power is a party or by which it or its properties is bound; (b) result in the creation or imposition of any lien upon any of Cleco Power's properties pursuant to the terms of any such indenture or agreement or other instrument (except for any lien created by us under the basic documents in favor of the storm recovery bondholders and in accordance with the Securitization Act) or (c) violate any existing law or any existing order, rule or regulation applicable to Cleco Power of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Cleco Power or its properties;
15.
except for continuation filings under the Uniform Commercial Code and other filings under the Securitization Act and the Uniform Commercial Code, no approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required under any applicable law, rule or regulation in connection with the execution and delivery by Cleco Power of the applicable sale agreement, the performance by Cleco Power of the transactions contemplated by such sale agreement or the fulfillment by Cleco Power of the terms of such sale agreement, except those that have previously been obtained or made and those that Cleco Power, in its capacity as servicer under the related servicing agreement, is required to make in the future pursuant to that servicing agreement;

16.
except as disclosed in this prospectus or a prospectus supplement, there are no proceedings pending, and to Cleco Power's knowledge, (a) there are no proceedings threatened and (b) there are no investigations pending or threatened before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Cleco Power or its properties involving or related to Cleco Power or us or, to Cleco Power's knowledge, to any other person:
	a.	asserting the invalidity of the applicable sale agreement, any of the other basic documents, the related series of storm recovery bonds, the Securitization Act or the applicable financing order,
	b.	seeking to prevent the issuance of the related series of storm recovery bonds or the consummation of the transactions contemplated by the applicable sale agreement or any of the other basic documents,
c.
seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by Cleco Power of its obligations under, or the validity or enforceability of, the applicable sale agreement or any of the other basic documents or the related series of storm recovery bonds, or
	d.	challenging Cleco Power's treatment of the related series of storm recovery bonds as debt of Cleco Corporation for federal or state income, gross receipts or franchise tax purposes;
17.	after giving effect to the sale of any transferred storm recovery property under the applicable sale agreement, Cleco Power:
	a.	is solvent and expects to remain solvent,
	b.	is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes,
	c.	is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small portion of its capital,
	d.	reasonably believes that it will be able to pay its debts as they become due, and
	e.	is able to pay its debts as they become due and does not intend to incur, or believes that it will incur, indebtedness that it will not be able to repay at its maturity; and
18.
Cleco Power is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on Cleco Power's business, operations, assets, revenues or properties).

        The representations and warranties made by Cleco Power survive the sale of the transferred storm recovery property to us and the pledge thereof on the applicable transfer date to the trustee. Any change in the law occurring after the applicable transfer date that renders any of the representations and warranties untrue does not constitute a breach under the related sale agreement.

        Cleco Power makes no representation or warranty, express or implied, as to the solvency of any customer on any applicable transfer date or as to the future solvency of any customer. Further, we waive any right to rescind any sale agreement or any conveyance pursuant to such sale agreement in case of insolvency of any customer, regardless of any actual or implied knowledge by Cleco Power at any time of the insolvency of any customer. Additionally, we agree that any sale agreement is not subject to a suspensive condition under Louisiana Civil Code Article 2450, notwithstanding that the imposition and collection of storm recovery charges depends upon future acts such as the servicer performing its servicing functions relating to the collection of storm recovery charges, the future provision of electric service to customers, and the future consumption by customers of electricity.

Cleco Power's Covenants

        In each sale agreement, Cleco Power will make the following covenants:

1.	subject to its rights to assign its rights and obligations under the sale agreement, so long as the storm recovery bonds of any series are outstanding, Cleco Power will (i) keep in full force and effect its existence and remain in good standing under the laws of the state of its organization, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of the applicable sale agreement and each other instrument or agreement to which Cleco Power is a party necessary to the proper administration of such sale agreement and the transactions contemplated by such sale agreement and (ii) continue to operate its system to provide transmission and distribution delivery service to its customers; and, to the extent that any interest in the storm recovery property is assigned, sold or transferred to another assignee, Cleco Power shall enter into a contract with that assignee that requires Cleco Power to continue to operate its transmission and distribution delivery system to provide service to Cleco Power's Louisiana commission-jurisdictional customers; and further (in each case) Cleco Power will undertake to collect, account and remit amounts in respect of the storm recovery charges for the benefit and account of such assignee (or its financing party); provided, however, that this provision shall not prohibit Cleco Power from selling, assigning, or otherwise divesting its transmission system or distribution system (or any portions thereof) providing service to Cleco Power's Louisiana commission-jurisdictional customers, by any method whatsoever, including those specified in the applicable financing order pursuant to which an entity becomes a successor, so long as the entities acquiring either such system or portion thereof agree to continue operating such facilities to provide service to Louisiana commission-jurisdictional customers;
2.
except for the conveyances under the applicable sale agreement or any lien under the basic documents pursuant to Section 1231 of the Securitization Act for our benefit, the storm recovery bondholders and the trustee, Cleco Power may not sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any lien on, any of the applicable transferred storm recovery property, whether then existing or thereafter created, or any interest therein. Cleco Power may not at any time assert any lien against or with respect to the applicable transferred storm recovery property, and Cleco Power shall defend the right, title and interest of us and of the trustee, as our assignee, in, to and under the transferred storm recovery property against all claims of third parties claiming through or under Cleco Power;
3.
in the event that Cleco Power receives collections in respect of the storm recovery charges or the proceeds thereof other than in its capacity as the servicer, Cleco Power agrees to pay to the servicer, on our behalf, all payments received by it in respect thereof as soon as practicable after receipt thereof;
4.
Cleco Power will notify us and the trustee promptly after becoming aware of any lien on any of the transferred storm recovery property, other than the conveyances under the applicable sale agreement, any lien created in favor of the storm recovery bondholders or any lien created by us under the indenture;
5.
Cleco Power agrees to comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any court or federal or state regulatory body, administrative agency or governmental instrumentality applicable to it, except to the extent that failure to so comply would not materially adversely affect our or the trustee's interests in the applicable transferred storm recovery property or under the basic documents or Cleco Power's performance of its obligations under the applicable sale agreement or under any of the other basic documents;
6.	so long as any storm recovery bonds of the applicable series are outstanding, Cleco Power:
	a.	will treat the storm recovery bonds as our debt and not debt of Cleco Power, except for financial reporting or tax purposes;

b.
will disclose in its financial statements that it is not the owner of the applicable transferred storm recovery property and that our assets are not available to pay creditors of Cleco Power or its affiliates (other than us);
	c.	will not own or purchase any storm recovery bonds; and
	d.	will disclose the effects of all transactions between us and Cleco Power in accordance with generally accepted accounting principles;
7.	so long as any storm recovery bonds of the applicable series are outstanding:
a.
in all proceedings relating directly or indirectly to the applicable transferred storm recovery property, Cleco Power will affirmatively certify and confirm that it has sold all of its rights and interests in and to the storm recovery property to us (other than for financial reporting or tax purposes), and will not make any statement or reference in respect of such transferred storm recovery property that is inconsistent with our ownership interest (other than for financial reporting or tax purposes),
b.
Cleco Power will not take any action in respect of the applicable transferred storm recovery property except solely in its capacity as servicer thereof pursuant to the related servicing agreement or as contemplated by the basic documents, and
c.
neither we nor Cleco Power will take any action, file any tax return, or make any election inconsistent with the treatment of us, for purposes of federal taxes and, to the extent consistent with applicable state, local and other tax law, for purposes of state, local and other taxes, as a disregarded entity that is not separate from Cleco Power (or, if relevant, from another sole owner of us)
8.
Cleco Power agrees that, upon the sale by Cleco Power of all of its rights and interests related to the applicable series of storm recovery bonds to us pursuant to the applicable sale agreement to the fullest extent permitted by law, including applicable Louisiana commission regulations and the Securitization Act, we shall have all of the rights originally held by Cleco Power with respect to the transferred storm recovery property, including the right (subject to the terms of the applicable servicing agreement) to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the transferred storm recovery property, notwithstanding any objection or direction to the contrary by Cleco Power (and Cleco Power agrees not to make any such objection or to take any such contrary action) and any payment to the servicer by any person responsible for remitting storm recovery charges to the servicer under the terms of the applicable financing order or the Securitization Act or applicable tariff shall discharge such person's obligations in respect of such transferred storm recovery property to the extent of such payment, notwithstanding any objection or direction to the contrary by Cleco Power;
9.
Cleco Power will execute and file such filings, and cause to be executed and filed such filings in such manner and in such places as may be required by law fully to preserve, maintain and protect our and the trustee's interests in the transferred storm recovery property, including all filings required under the Securitization Act and the Uniform Commercial Code relating to the transfer of the ownership of the rights and interests related to the applicable series of storm recovery bonds under the applicable financing order by Cleco Power to us and the pledge of the transferred storm recovery property by us to the trustee. Cleco Power will deliver (or cause to be delivered) to us and the trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing;

10.
Cleco Power will institute any action or proceeding reasonably necessary to compel performance by the Louisiana commission or the State of Louisiana of any of their obligations or duties under the Securitization Act, the applicable financing order or the issuance advice letter relating to the transfer of the rights and interests under the applicable financing order by Cleco Power to us that relate to such series of storm recovery bonds by Cleco Power to us, and shall notify the trustee of the institution of such action. Cleco Power agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, in each case as may be reasonably necessary:
a.
to protect us and the storm recovery bondholders from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation described above under the caption "—Cleco Power's Representations and Warranties"; or
b.
so long as Cleco Power is also the servicer, to block or overturn any attempts to cause a repeal of, modification of or supplement to the Securitization Act, the applicable financing order, the applicable issuance advice letter or the rights of storm recovery bondholders by legislative enactment (including any action of the Louisiana commission of a legislative character) or constitutional amendment that would be materially adverse to us, the trustee or the storm recovery bondholders. The costs of any such actions or proceedings would be reimbursed by us to Cleco Power from amounts on deposit in the collection account as an operating expense in accordance with the terms of the indenture. Cleco Power's obligations pursuant to this covenant survive and continue notwithstanding that the payment of operating expenses pursuant to the indenture may be delayed.
11.
so long as any storm recovery bonds of the applicable series are outstanding, Cleco Power will pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, businesses, income or property before any penalty accrues thereon if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the applicable transferred storm recovery property; provided that no such tax need be paid if Cleco Power or any of its affiliates is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Cleco Power or such affiliate has established appropriate reserves as shall be required in conformity with generally accepted accounting principles;
12.
Cleco Power will comply with all filing requirements imposed upon it in its capacity as seller of the transferred storm recovery property under the applicable financing order, including making any post-closing filings;
13.
even if the applicable sale agreement or the indenture providing for the related series of storm recovery bonds is terminated, Cleco Power will not, prior to the date that is one year and one day after the termination of the indenture, petition or otherwise make or cause us to invoke the process of any court or federal or state regulatory body, administrative agency or governmental instrumentality for the purpose of commencing or sustaining a case against us under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of ours, or any substantial property of ours or ordering the winding up or liquidation of our affairs. We will also agree in each sale agreement not to petition or otherwise induce or cause Cleco Power to invoke such a process for the same period of time;
14.	Cleco Power agrees not to withdraw the filing of any issuance advice letter with the Louisiana commission;
15.	Cleco Power agrees to make all reasonable efforts to keep each tariff in full force and effect at all times;

16.
Promptly after obtaining knowledge thereof, in the event of a breach in any material respect (without regard to any materiality qualifier contained in such representation, warranty or covenant) of any of Cleco Power's representations, warranties or covenants contained in a sale agreement, Cleco Power shall promptly notify us, the trustee and the rating agencies of such breach. For the avoidance of doubt, any breach which would adversely affect scheduled payments on the storm recovery bonds will be deemed to be a material breach;
17.	Cleco Power shall use the proceeds of the sale of the storm recovery property in accordance with the applicable financing order and the Securitization Act;
18.
Upon the reasonable request of the issuing entity, Cleco Power shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectually the provisions and purposes of the sale agreement; and

Cleco Power's Obligation to Indemnify Us and the Trustee and to Take Legal Action

        Under each sale agreement, Cleco Power is obligated to indemnify us and the trustee, for itself and on behalf of the storm recovery bondholders and related parties specified therein, against:

1.	any and all taxes, other than any taxes imposed on storm recovery bondholders of the related series solely as a result of their ownership of storm recovery bonds, that may at any time be imposed on or asserted against any of those persons under existing law as of the applicable transfer date as a result of the sale and assignment of Cleco Power's rights and interests under the applicable financing order that relates to such series of storm recovery bonds by Cleco Power to us, the acquisition or holding of the applicable transferred storm recovery property by us or the issuance and sale by us of the related series of storm recovery bonds, including any sales, gross receipts, tangible personal property, privilege, franchise or license taxes, but excluding any taxes imposed as a result of a failure of that person to properly withhold or remit taxes imposed with respect to payments on any storm recovery bond of the related series, in the event and to the extent such taxes are not recoverable as financing costs, it being understood that the storm recovery bondholders of the related series will be entitled to enforce their rights against Cleco Power solely through a cause of action brought for their benefit by the trustee in accordance with the terms of the indenture; and
2.
any and all liabilities, obligations, claims, actions, suits or payments of any kind whatsoever that may be imposed on or asserted against any such person, which may include, without limitation, an amount equal to principal and interest on the storm recovery bonds of the related series as a measure of Cleco Power's indemnification obligations, together with any reasonable costs and expenses incurred by that person, in each case as a result of Cleco Power's breach of any of its representations, warranties or covenants contained in the applicable sale agreement.

        However, Cleco Power is not required to indemnify the trustee or related parties against any loss incurred by them through their own willful misconduct, negligence or bad faith. Cleco Power is not required to indemnify a party for any amount paid or payable by such party in the settlement of any action, proceeding or investigation without the prior written consent of Cleco Power which consent shall not be unreasonably withheld.

        These indemnification obligations will rank equally in right of payment with other general unsecured obligations of Cleco Power. The indemnities described above will survive the resignation or removal of the trustee and the termination of the applicable sale agreement and include reasonable fees and expenses of investigation and litigation (including reasonable attorneys' fees and expenses). The representations and warranties described above under the caption "—Cleco Power's Representations and Warranties" are made under existing law as in effect as of the date of issuance of the related series of storm recovery bonds. Cleco Power will not indemnify any party for any changes of law after the issuance of the related series of storm recovery bonds or for any liability resulting solely from a downgrade in the ratings on such series of storm recovery bonds.

        Cleco Power's Limited Obligation to Undertake Legal Action.    As described in clause 10 above under "—Cleco Power's Covenants," each sale agreement will require Cleco Power to institute any action or proceeding reasonably necessary to compel performance by the Louisiana commission or the State of Louisiana of any of their obligations or duties under the Securitization Act, the applicable financing order or any related issuance advice letter with respect to the transferred storm recovery property. Except for the foregoing and subject to Cleco Power's further covenant to fully preserve, maintain and protect our interests in the storm recovery property, Cleco Power will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under the applicable sale agreement and that in its opinion may involve it in any expense or liability.

Successors to Cleco Power

        Each sale agreement will provide that any person which succeeds by merger, consolidation, sale or other similar transaction to all or substantially all of the electric transmission and distribution systems of Cleco Power (or, if the transmission and distribution business is split, any person which the Louisiana commission designates in connection with an order relating to such split) will be the successor to Cleco Power with respect to Cleco Power's ongoing obligations under the sale agreement without the execution or filing of any document or any further act by any of the parties to the sale agreement. Each sale agreement will further require that:

  •
  immediately after giving effect to any transaction referred to in this paragraph, no representation, warranty or covenant made in the sale agreement will have been breached in any material respect, and no servicer default, and no event that, after notice or lapse of time, or both, would become a servicer default will have occurred and be continuing,

  •
  the rating agencies specified in the sale agreement will have received prior written notice of the transaction, and

  •
  officers' certificates and opinions of counsel specified in the sale agreement will have been delivered to us and the trustee.

Amendment

        Each sale agreement may be amended in writing by the parties thereto, if notice of the amendment is provided by us to each rating agency and the rating agency condition has been satisfied, with the consent of the trustee and, with respect to amendments that would increase ongoing financing costs, the consent or deemed consent of the Louisiana commission.

THE SERVICING AGREEMENT

        The following summary describes the material terms and provisions of each servicing agreement pursuant to which the servicer will undertake to service the storm recovery property. This summary does not purport to be complete and is qualified by reference to the provisions of the applicable servicing agreement. We have filed the form of the servicing agreement with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Servicing Procedures

        General.    The servicer, as our agent, will manage, service, administer and make collections in respect of the related storm recovery property. The servicer's duties will include:

  •
  calculating and billing the related storm recovery charges,

  •
  obtaining meter reads,

  •
  collecting and remitting to the trustee the storm recovery charges,

  •
  responding to inquiries from customers, the Louisiana commission or any federal, local or other state governmental authority with respect to the related storm recovery property and related storm recovery charges,

  •
  accounting for collected storm recovery charges and late-payment penalties, investigating and resolving delinquencies (and furnishing reports with respect to such delinquencies to us), processing and depositing collections, making periodic remittances to the trustee and furnishing periodic reports to us, the trustee, the Louisiana commission and the rating agencies,

  •
  monitoring customer payments of storm recovery charges,

  •
  notifying each customer of any defaults in its payment obligations and other obligations (including its credit standards), and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others,

  •
  making all filings with the Louisiana commission and taking all other actions necessary to perfect our ownership interests in and the trustee's first priority lien on the storm recovery property,

  •
  selling, as our agent, defaulted or written-off accounts in accordance with the servicer's usual and customary practices,

  •
  taking action in connection with true-up adjustments to the related storm recovery charges and allocation of the charges among various classes of customers as described below,

  •
  any other duties specified for a servicer under the financing order or applicable law, and

  •
  reconciling, within 30 calendar days after bank statement cutoff date or such later time as is consistent with the servicer's usual and customary practices that does not materially impair the ability of the servicer to correct errors, all bank account debits and credits for bank accounts that are held in our name or the name of the servicer (as servicer under the servicing agreement) that relate to the collateral or the storm recovery bonds.

        Please read "Cleco Power's Financing Order" in this prospectus. Upon acquiring actual knowledge in the course of its performance of duties under the servicing agreement, the servicer is required to notify us, the trustee, the Louisiana commission and the rating agencies in writing of any laws, orders, directions or Louisiana commission regulations promulgated after the execution of the applicable servicing agreement or Louisiana commission proceedings hereinafter initiated related to the financing order that have or, in the case of Louisiana Commission proceedings may, have a material adverse effect on the servicer's ability to perform its duties under that servicing agreement. The servicer is also authorized to execute and deliver documents and to make filings and participate in proceedings on our behalf.

        In each servicing agreement, the servicer will agree, among other things, that, in servicing the related storm recovery property, except where the failure to comply with any of the following would not materially adversely affect our or the trustee's respective interests in the related storm recovery property:

  •
  it will manage, service, administer and make collections in respect of the related storm recovery property with reasonable care and in material compliance with applicable laws and regulations, including all applicable Louisiana commission regulations and guidelines, using the same degree of care and diligence that the servicer exercises with respect to similar assets for its own account,

  •
  it will follow standards, policies and practices in performing its duties as servicer that are customary in the electric transmission and distribution industry or that the Louisiana commission has mandated and that are consistent with the terms and provisions of the applicable financing order, tariffs and existing law,

  •
  it will use all reasonable efforts, consistent with the policies and practices as it follows with respect to comparable assets that it services for itself or others, to enforce and maintain the trustee's and our rights in respect of the related storm recovery property,

  •
  it will calculate the related storm recovery charges and the allocation of storm recovery charges among customer classes in compliance with the Securitization Act, the applicable financing order, any Louisiana commission order related to storm recovery charge allocation and any applicable tariffs,

  •
  it will use all reasonable efforts consistent with the policies and practices as it follows with respect to comparable assets that it services for itself or others, to collect all amounts owed in respect of the related storm recovery property as they become due,

  •
  it will make all filings required under the applicable Uniform Commercial Code or the Securitization Act to maintain the perfected security interest of the trustee in the collateral and use all reasonable efforts to otherwise enforce and maintain the trustee's rights in respect of the related storm recovery property and the collateral,

  •
  it will petition the Louisiana commission for adjustments to the related storm recovery charges that the servicer determines to be necessary in accordance with the applicable financing order, and

  •
  it will keep on file, in accordance with customary procedures, all documents pertaining to the related storm recovery property and will maintain accurate and complete accounts, records and computer systems pertaining to the related storm recovery property.

        The duties of the servicer set forth in each servicing agreement are qualified by any Louisiana commission regulations or orders in effect at the time those duties are to be performed.

        Servicer Obligation to Undertake Legal Action.    The servicer is required, subject to applicable law, to institute any action or proceeding reasonably necessary to compel performance by the Louisiana commission or the State of Louisiana of any of their respective obligations or duties under the Securitization Act or the applicable financing order, as the case may be, with respect to the storm recovery charge adjustments. The costs of any such actions or proceedings would be reimbursed by us to the servicer from amounts on deposit in the collection account as an operating expense in accordance with the terms of the indenture. The servicer's obligations pursuant to this covenant survive and continue notwithstanding that the payment of operating expenses pursuant to the indenture may be delayed.

        Remittances to the Trustee.    The servicer will remit storm recovery charges to the trustee each business day based on estimated daily collections, using a weighted average balance of days outstanding on Cleco Power's retail bills. The summation of those individual charges on a daily basis will be remitted to the trustee on each business day, net of considerations of the timing lag between billing and collection, and as further adjusted for uncollectible amounts. For example, if Cleco Power's retail bills are outstanding, on a weighted average basis for a period of 37 days, then the servicer will remit to us the storm recovery charges billed on a particular date, less an assumed write-off rate, 37 days thereafter. As set forth in the servicing agreement, the servicer would include in this remittance an allowance for the estimated charged-off amount based on the prior annual period.

Storm Recovery Charge Adjustment Process

        Semi-Annual True-Ups.    Among other things, each servicing agreement will require the servicer to file true-up adjustment requests at least semi-annually to correct any under-collections or over-collections during the preceding six months and to ensure the expected recovery of amounts sufficient to provide timely payment of principal and interest on the related series of storm recovery bonds and all other financing costs. For more information on the true-up process, please read "Cleco Power's Financing Order—True-Ups." These adjustment requests are to be based on actual collected storm recovery charges and updated assumptions by the servicer as to projected future usage during the next period, expected delinquencies and write-offs and future payments and expenses relating to the applicable storm recovery property and the related series of storm recovery bonds. The servicer agrees to calculate these adjustments to:

  •
  correct, over a period of up to 12 months covering the next two succeeding payment dates as provided in the financing order, any under-collections or over-collections, for any reason, during the preceding six months; and

  •
  to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the storm recovery bonds and all other financing costs during the subsequent 12-month period, consistent with the methodology described in the financing order.

        In each servicing agreement, the servicer will agree to file adjustment requests on each calculation date for us as specified in the servicing agreement. In accordance with the applicable financing order, the Louisiana commission has 15 days to approve the adjustments. Any adjustment to the allocation of storm recovery charges must be filed with the Louisiana commission at least 15 days before the date the proposed adjustment will become effective. The Louisiana commission must enter a final order by the proposed adjustment date stated in the filing. The adjustments to the storm recovery charges are expected to occur on each adjustment date. Adjustments to the storm recovery charges will cease with respect to each series of storm recovery bonds on the final adjustment date specified in the prospectus supplement for that series.

        Interim True-Ups.    The servicer may also make interim true-up adjustments more frequently at any time during the term of the storm recovery bonds: (i) if the servicer forecasts that storm recovery charge collections will be insufficient to make all scheduled payments of interest and other financing costs in respect of the storm recovery bonds during the current or next succeeding payment period or bring all principal payments on schedule over the next two succeeding payment dates and/or (ii) to replenish any draws upon the capital subaccount.

        In addition to the semi-annual true-up adjustment, the servicer may file for a non-standard true-up adjustment (under such procedures as shall be proposed by the servicer and approved by the Louisiana commission at the time) that it deems necessary or appropriate to address any material deviations between storm recovery charge collections and the periodic revenue requirement. No such change shall cause any of the then-current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

Servicer Compensation

        The servicer will be entitled to receive an aggregate annual servicing fee for all series outstanding in an amount equal to:

  •
  0.05% of the aggregate initial principal amount of all outstanding storm recovery bonds, for so long as the servicer remains Cleco Power or any of its permitted successors or assigns or an affiliate, prorated based on the fraction of a calendar year during which the servicer provides any of the services set forth in the servicing agreement, or

  •
  an amount agreed upon by the successor servicer and the trustee, but, unless the Louisiana commission consents, not more than 0.60% of the aggregate initial principal amount of all outstanding storm recovery bonds if Cleco Power, any permitted successor or assign or an affiliate is not the servicer, prorated based on the fraction of a calendar year during which the successor servicer provides any of the services set forth in the servicing agreement.

        The servicing fee for each series of storm recovery bonds, together with any portion of the servicing fee that remains unpaid from prior payment dates, will be paid solely to the extent funds are available therefor as described under "The Storm Recovery Bonds—How Funds in the Collection Account Will Be Allocated" in this prospectus. The servicing fee for each series of storm recovery bonds will be paid prior to the payment of or provision for any amounts in respect of interest on and principal of that series of storm recovery bonds. As long as Cleco Power is the servicer, the Louisiana commission may adjust Cleco Power's rates to take into account the extent, if any, by which its servicing fees exceed its actual incremental costs in servicing the storm recovery bonds.

Cleco Power's Representations and Warranties as Servicer

        In each servicing agreement, the servicer will represent and warrant to us and the Louisiana commission (for the benefit of customers), as of the sale date of the related series of bonds, among other things, that:

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  the servicer is duly organized, validly existing and in good standing under the laws of the state of its organization (which is Louisiana, when Cleco Power is the servicer), with the limited liability company or corporate, as the case may be, power and authority to conduct its business as presently conducted and to execute, deliver and carry out the terms of the servicing agreement and had at all relevant times and has the requisite power, authority and legal right to service the storm recovery property and to hold the storm recovery property records as custodian,

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  the servicer is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which it is required to do so (except where such failure would not be reasonably likely to have a material adverse effect on its business, operations or properties or adversely affect the servicing of the storm recovery property),

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  the servicer's execution, delivery and performance of the servicing agreement have been duly authorized by the servicer by all necessary limited liability company or corporate, as the case may be, action,

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  the servicing agreement constitutes a legal, valid and binding obligation of the servicer, enforceable against the servicer in accordance with its terms, subject to customary exceptions relating to bankruptcy, receivership, insolvency, reorganization, moratorium and equitable principles (regardless of whether considered in a proceeding in equity or at law),

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  the consummation of the transactions contemplated by the servicing agreement will not conflict with, or result in any breach of, the terms and provisions of nor constitute a default under the servicer's limited liability company operating agreement or articles of organization, by-laws, or any material indenture as the case may be, or any material agreement to which the servicer is a party or by which it or any of its property is bound or result in the creation or imposition of any lien upon the servicer's properties (other than any lien that may be granted under the basic documents pursuant to Section 1231 of the Securitization Act) or violate any law or any existing order, rule or regulation applicable to the servicer,

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  except for the issuance advice letter and filings with the Louisiana commission for adjusting the amount and allocation of the related storm recovery charges and filings under the Uniform Commercial Code and under the Securitization Act, no governmental approvals, authorizations, consents, orders or other actions or filings are required for the servicer to execute, deliver and perform its obligations under the servicing agreement, except those that have previously been obtained or made,

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  except as disclosed in this prospectus or the prospectus supplement, there are no proceedings pending and, to the servicer's knowledge, there are no proceedings threatened before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the servicer or its properties:

•	asserting the invalidity of the servicing agreement or any other underlying agreement,
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seeking any determination or ruling that might materially and adversely affect the performance by the servicer of its obligations under, or the validity or enforceability against the servicer of, the servicing agreement,
•	relating to the servicer and that might materially and adversely affect the federal or state income, gross receipts or franchise tax attributes of the related series of storm recovery bonds, or
•	seeking to prevent the issuance of the related series of storm recovery bonds or the consummation of any of the transactions contemplated by the servicing agreement or any other underlying agreement,
  •
  each report and certificate delivered in connection with any filing made with the Louisiana commission by the servicer on our behalf with respect to related storm recovery charges or periodic adjustments will constitute a representation and warranty by the servicer that such report or certificate, as the case may be, is true and correct in all material respects; to the extent that such report is based upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance and the facts known to the servicer on the date such report or certificate is delivered.

        The servicer is not responsible for any ruling, action or delay of the Louisiana commission, except those caused by the servicer's failure to file required applications in a timely and correct manner or other breach of its duties under such servicing agreement. The servicer also is not liable for the calculation of the storm recovery charges and adjustments, including any inaccuracy in the assumptions made in the calculation, so long as the servicer has acted in good faith and has not acted in a grossly negligent manner.

The Servicer Will Indemnify Us, Other Entities and the Louisiana Commission in Limited Circumstances

        Under each servicing agreement, the servicer will agree to indemnify, defend and hold harmless us, the trustee, for itself and on behalf of the storm recovery bondholders of the related series, and related parties specified in the servicing agreement, including our managers, against any reasonable costs, reasonable expenses, obligations, payments, claims, losses, damages and liabilities of any kind whatsoever that may be imposed upon, incurred by or asserted against any of those persons as a result of:

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  the servicer's willful misconduct, bad faith or negligence in the performance of, or reckless disregard of, its duties or observance of its covenants under the servicing agreement,

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  the servicer's breach of any of its representations or warranties under the servicing agreement, and

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  litigation and related expenses relating to its status and obligations as servicer (other than any proceedings the servicer is required to institute under the servicing agreement).

        The servicer will not be liable to any such party, however, for any reasonable costs, reasonable expenses, obligations, payments, claims, losses, damages and liabilities of any kind whatsoever, resulting from the willful misconduct, bad faith or negligence of the party seeking indemnification.

        In addition, the servicer will agree to indemnify the Louisiana commission (on behalf of customers), us, the trustee, for itself and on behalf of the storm recovery bondholders of the related series, and related parties specified in the servicing agreement, including our managers, in connection with any increase in servicing fees as described under "—Servicer Compensation" if that increase is the result of a servicer default arising out of the servicer's misconduct, negligence or termination for cause of Cleco Power or an affiliate servicer in performance of its duties or observance of its covenants under the applicable servicing agreement. Any such indemnity payments (on behalf of customers) will be remitted to the trustee promptly for deposit in the applicable collection account. The servicer's obligation to indemnify the Louisiana commission (on behalf of customers) will survive the termination of the servicing agreement.

        In each servicing agreement, the servicer will release us, our managers and the trustee from any and all claims whatsoever relating to the applicable storm recovery property or the servicer's servicing activities with respect thereto, other than actions, claims, and demands arising from bad faith, willful misconduct or negligence of the parties.

        The Louisiana commission will enforce the servicer's obligations imposed by the financing order, the Louisiana commission's applicable substantive rules, and applicable statutory provisions.

The Servicer Will Provide Statements to Us, the Louisiana Commission and the Trustee

        For each calculation date for a series of storm recovery bonds, the servicer will provide to us, the Louisiana commission and the trustee a statement indicating:

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  the storm recovery bond balance and the projected storm recovery bond balance for that series as of the immediately preceding payment date,

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  the amount on deposit in the capital subaccount for that series and the amount required to be on deposit in the capital subaccount for that series as of the immediately preceding payment date,

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  the amount on deposit in the excess funds subaccount for that series as of the immediately preceding payment date,

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  the projected storm recovery bond balance for that series on the calculation date and the servicer's projection of the storm recovery bond balance for that series on the payment date immediately preceding the next succeeding adjustment date,

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  the required capital subaccount balance for that series and the servicer's projection of the amount on deposit in the capital subaccount for that series for the payment date immediately preceding the next succeeding adjustment date, and

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  the servicer's projection of the amount on deposit in the excess funds subaccount for that series for the payment date immediately preceding the next succeeding adjustment date.

The Servicer Will Provide Compliance Reports Concerning the Servicing Agreement

        The servicing agreement will provide that the servicer will furnish annually to us, the Louisiana commission, the trustee and the rating agencies, on or before March 31 of each year, beginning March 31, 2009 or, if earlier, on the date on which Cleco Power's annual report on Form 10—K is required to be filed, a report on its assessment of compliance with specified servicing criteria as required by Item 1122(a) of Regulation AB of the SEC, during the preceding 12 months ended December 31 (or preceding period since the closing date of the issuance of the storm recovery bonds in the case of the first statement), together with a certificate by an officer of the servicer certifying the statements set forth therein

        Each servicing agreement will provide that a firm of independent certified public accountants will furnish to us, the Louisiana commission, the trustee and the rating agencies, on or before March 31st of each year, beginning March 31, 2009, or, if earlier, on the date on which Cleco Power's annual report on Form 10-K is required to be filed, a statement as to compliance by the servicer during the preceding twelve months ended December 31, or the relevant portion thereof, with procedures relating to the servicing of applicable storm recovery property. This report, which is referred to in this prospectus as the "annual accountant's report," will state that the accounting firm has performed has performed certain procedures, agreed between the servicer and such accountants, in connection with the servicer's compliance with its obligations under this agreement during the preceding calendar year, identifying the results of the procedures and including any exceptions to the procedures relating to the servicing of the storm recovery property noted. The annual accountant's report will also indicate that the accounting firm providing the report is independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants and of the Rules of the Public Company Accounting Oversight Board. Each servicing agreement also will provide for delivery to us, the Louisiana commission and the trustee, on or before March 31st of each year, a certificate signed by an officer of the servicer. This certificate will state that to the best of such officer's knowledge, the servicer has fulfilled its obligations under the servicing agreement for the preceding calendar year, or the relevant portion thereof, or, if there has been a default in the fulfillment of any relevant obligation, stating that there has been a default and describing each default. The servicer has agreed to give us, each rating agency and the trustee written notice of any servicer default under the servicing agreement.

        Copies of the above reports will be filed with the Louisiana commission. You may also obtain copies of the above statements and certificates by sending a written request addressed to the trustee.

Matters Regarding Cleco Power as the Servicer

        Each servicing agreement will provide that Cleco Power may not resign from the obligations and duties imposed on it as servicer unless Cleco Power delivers an opinion of independent legal counsel that the performance of its duties under the servicing agreement shall no longer be permissible under applicable law. Written notice of any such determination will be communicated to us, the trustee, the Louisiana commission and each rating agency at the earliest practicable time and shall be evidenced by an opinion of counsel. A resignation by Cleco Power as servicer will not become effective until a successor servicer has assumed the servicing obligations and duties of Cleco Power under the servicing agreement.

        Except as expressly provided in each servicing agreement, neither the servicer, nor any of its directors, officers, employees and agents will be liable to us, our managers, the trustee, you or any other person for any action taken or for refraining from taking any action pursuant to the servicing agreement or for errors in judgment. However, the servicer, its directors, officers, employees, and agents will be liable to the extent this liability is imposed by reason of their willful misconduct, bad faith or negligence in the performance of their duties. The servicer and any of its directors, officers, employees or agents may rely in good faith on the advice of counsel or on any document, prima facie properly executed and submitted by any person respecting any matters under the servicing agreement. In addition, each servicing agreement will provide that the servicer is under no obligation to appear in, prosecute, or defend any legal action, except as provided in the servicing agreement.

        Under each servicing agreement, any person:

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  into which the servicer may be merged, converted or consolidated and which succeeds to all or substantially all of the electric transmission and distribution business of the servicer (or, if the transmission and distribution business is split, any person which the Louisiana commission designates in connection with an order relating to such split),

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  which results from the division of the servicer into two or more persons and which succeeds to all or substantially all of the electric transmission and distribution business of the servicer (or, if the transmission and distribution business is split, any person which the Louisiana commission designates in connection with an order relating to such split),

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  which may result from any merger, conversion or consolidation to which the servicer shall be a party and which succeeds to all or substantially all of the electric transmission and distribution business of the servicer (or, if the transmission and distribution business is split, any person which the Louisiana commission designates in connection with an order relating to such split),

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  which may purchase or otherwise succeed to the properties and assets of the servicer substantially as a whole and which purchases or otherwise succeeds to all or substantially all of the electric transmission and distribution business of the servicer (or, if the transmission and distribution business is split, any person which the Louisiana commission designates in connection with an order relating to such split), or

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  which may otherwise purchase or succeed to all or substantially all of the electric transmission and distribution business of the servicer (or, if the transmission and distribution business is split, any person which the Louisiana commission designates in connection with an order relating to such split), will be the successor of the servicer under the servicing agreement.

        Each servicing agreement will further require that:

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  immediately after giving effect to any transaction referred to above, the representations and warranties made by the servicer in the servicing agreement will be true and correct and no servicer default, and no event which, after notice of, lapse of time or both, would become a servicer default, will have occurred and be continuing,

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  the successor to the servicer must execute an agreement of assumption to perform every obligation of the servicer under the servicing agreement,

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  officers' certificates and opinions of counsel will have been delivered to us, the Louisiana commission and the trustee stating that the transaction referred to above complies with the servicing agreement and all conditions to transfer under the servicing agreement,

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  the servicer shall have delivered to us, the Louisiana commission and the trustee an opinion of counsel either (i) stating that, in the opinion of such counsel, all filings to be made by the servicer, including filings with the Louisiana commission pursuant to the Securitization Act and the Louisiana UCC filing officer, that are necessary fully to preserve and protect the interests of each of us and the Trustee in the storm recovery property and the proceedings have been executed and filed and are in full force and effect, and reciting the details of such filings or

    (ii) stating that, in the opinion of such counsel, no such action is necessary to preserve and protect such interests

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  prior written notice will have been received by the rating agencies, and

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  the servicer has delivered to the issuing entity, the Louisiana commission, the trustee and the rating agencies a no material adverse tax change opinion of independent tax counsel regarding such transfer.

        So long as the conditions of any such assumptions are met, then the prior servicer will automatically be released from its obligations under the servicing agreement. Each servicing agreement will permit the servicer to appoint any person to perform any or all of its obligations under the servicing agreement. However, unless the appointed person is an affiliate of Cleco Power, the appointment must satisfy the rating agency condition. In all cases where an agent is appointed, the servicer will remain obligated and liable under the servicing agreement.

Events Constituting a Default by the Servicer

        Servicer defaults under each servicing agreement will include, among other things:

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  any failure by the servicer to remit to the trustee, on our behalf, any remittance required to be remitted pursuant to the servicing agreement that continues unremedied for five business days after written notice is received by the servicer and the Louisiana commission from us or from the trustee,

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  any failure by the servicer to duly observe or perform in any material respect its obligations to make storm recovery charge adjustment filings in the time and manner set forth in the servicing agreement, which failure continues unremedied for a period of five business days,

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  any failure by the servicer to duly observe or perform, in any material respect, any other covenant or agreement of the servicer set forth in the servicing agreement or any other basic document to which it is a party, which failure materially and adversely affects the applicable storm recovery property or the timely collection of the storm recovery charges or the rights of the related bondholders and which continues unremedied for 60 days after written notice of this failure has been given to the servicer by us, the Louisiana commission or the trustee or after discovery of this failure by an officer of the servicer, as the case may be,

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  any representation or warranty made by the servicer in the servicing agreement proves to have been incorrect when made, which has a material adverse effect on us or the bondholders and which continues unremedied for 60 days after written notice of this failure has been given to the servicer by us or the trustee or after discovery of this failure by an officer of the servicer, as the case may be, or

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  certain events of bankruptcy, insolvency or liquidation of the servicer.

The trustee, with the written consent of the holders of the majority of the outstanding principal amount of the storm recovery bonds of all affected series, may waive in whole or in part any default by the servicer, except a default in making any required remittances to the trustee.

The Trustee's Rights if the Servicer Defaults

        In the event of a servicer default under the servicing agreement remains unremedied, the trustee may, and upon the instruction of the holders of a majority of the outstanding principal amount of the storm recovery bonds of an affected series, must, by written notice to the servicer, terminate all the rights and obligations of the servicer under that servicing agreement, other than the servicer's indemnification obligation and obligation to continue performing its functions as servicer until a successor servicer is appointed. Under each servicing agreement, the servicer's indemnity obligations will survive its replacement as servicer. After the termination of the responsibilities and rights of the predecessor servicer as described above, the trustee will appoint a successor servicer who will succeed to all the rights and duties of the servicer under the applicable servicing agreement and will be entitled to similar compensation arrangements. The predecessor servicer shall, on an ongoing basis, cooperate with us and successor servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor servicer in performing its obligations hereunder.

        In addition, when a servicer defaults, the bondholders of the related series of storm recovery bonds (subject to the provisions of the indenture) and the trustee as beneficiary of any lien permitted by the Securitization Act will be entitled to (i) apply to the 19th Judicial District Court for the Parish of East Baton Rouge, Louisiana for sequestration and payment of revenues arising from the applicable storm recovery property, (ii) foreclose on or otherwise enforce the lien on and security interests in, any applicable storm recovery property and (iii) apply to the Louisiana commission for an order that amounts arising from the related storm recovery charges be transferred to a separate account for the benefit of the storm recovery bondholders of such series. Upon a servicer default based upon the commencement of a case by or against the servicer under the bankruptcy or insolvency laws, the trustee may be prevented from effecting a transfer of servicing. Please read "Risk Factors—Risks Associated with Potential Bankruptcy Proceedings of the Seller or the Servicer" and "How a Bankruptcy May Affect Your Investment" in this prospectus. The trustee may appoint, or petition a court of competent jurisdiction for the appointment of, a successor servicer which satisfies criteria specified by the rating agencies rating the storm recovery bonds of such series.

The Obligations of a Successor Servicer

        Pursuant to the provisions of the servicing agreement, if for any reason a third party assumes or succeeds to the role of the servicer under the servicing agreement, the servicing agreement will require the predecessor servicer to cooperate with us, the trustee and the successor servicer in terminating the predecessor servicer's rights and responsibilities under the servicing agreement, including the transfer to the successor servicer of all documentation pertaining to the storm recovery property and all cash amounts then held by the predecessor servicer for remittance or subsequently acquired by the predecessor servicer. Each servicing agreement will provide that the predecessor servicer will be liable for all reasonable costs and expenses incurred in transferring servicing responsibilities to the successor servicer in the event the successor servicer is appointed as a result of a servicer default. In all other cases, those costs and expenses will be paid by the party incurring them. A successor servicer may resign only if it is prohibited from servicing by applicable law. The predecessor servicer is obligated, on an ongoing basis, to cooperate with us and the successor servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor servicer in performing its obligations under the servicing agreement.

Amendment

        Each servicing agreement may be amended by the parties thereto, if the rating agency condition has been satisfied, with the prior written consent of the trustee and, with respect to amendments that would increase ongoing financing costs, the prior approval of the Louisiana commission. An amendment is subject to the objection of the Louisiana commission within the time periods and subject to the conditions set forth in the servicing agreement. We will notify the rating agencies promptly after the execution of any such amendment.

HOW A BANKRUPTCY MAY AFFECT YOUR INVESTMENT

        Challenge to True Sale Treatment.    Cleco Power will represent and warrant that the transfer of the storm recovery property in accordance with the applicable sale agreement constitutes a true and valid sale and assignment of that storm recovery property by Cleco Power to us. It will be a condition of closing for the sale of storm recovery property pursuant to a sale agreement that Cleco Power will take the appropriate actions under the Securitization Act, including filing a notice of transfer of an interest in the storm recovery property, to perfect this sale. The Securitization Act provides that a transfer of storm recovery property by an electric utility to an assignee which the parties have in the governing documentation expressly stated to be a sale or other absolute transfer, in a transaction approved in a financing order, shall be treated as an absolute transfer of all the transferor's right, title and interest, as in a "true sale" under applicable creditors' rights principles, and not as a pledge or other financing, of the relevant storm recovery property. We and Cleco Power will treat such a transaction as a sale under applicable law. However, we expect that storm recovery bonds will be reflected as debt on Cleco Corporation's consolidated financial statements. In addition, we anticipate that the storm recovery bonds will be treated as debt of Cleco Corporation for federal income tax purposes. See "The Securitization Act—Cleco Power and Other Utilities May Securitize Storm Recovery Costs and Related Financing and Ongoing Costs" and "Material Federal Income Tax Consequences for the Storm Recovery Bondholders." In the event of a bankruptcy of a party to a sale agreement, if a party in interest in the bankruptcy were to take the position that the transfer of the storm recovery property to us pursuant to that sale agreement was a financing transaction and not a true sale under applicable creditors' rights principles, there can be no assurance that a court would not adopt this position. Even if a court did not ultimately recharacterize the transaction as a financing transaction, the mere commencement of a bankruptcy of Cleco Power and the attendant possible uncertainty surrounding the treatment of the transaction could result in delays in payments on the storm recovery bonds.

        In that regard, we note that the bankruptcy court in In re: LTV Steel Company, Inc., et al., 274 B.R. 278 (Bankr. N. D. Oh. 2001) issued an interim order that observed that a debtor, LTV Steel Company, which had previously entered into securitization arrangements with respect both to its inventory and its accounts receivable may have "at least some equitable interest in the inventory and receivables, and that this interest is property of the Debtor's estate… sufficient to support the entry of" an interim order permitting the debtor to use proceeds of the property sold in the securitization. 274 B.R. at 285. The court based its decision in large part on its view of the equities of the case.

        LTV and the securitization investors subsequently settled their dispute over the terms of the interim order and the bankruptcy court entered a final order in which the parties admitted and the court found that the pre-petition transactions constituted "true sales." The court did not otherwise overrule its earlier ruling. The LTV memorandum opinion serves as an example of the pervasive equity powers of bankruptcy courts and the importance that such courts may ascribe to the goal of reorganization, particularly where the assets sold are integral to the ongoing operation of the debtor's business.

        We and Cleco Power have attempted to mitigate the impact of a possible recharacterization of a sale of storm recovery property as a financing transaction under applicable creditors' rights principles. This does not, however, eliminate the risk of payment delays or reductions and other adverse effects caused by a Cleco Power bankruptcy. Further, if, for any reason, a storm recovery property notice is not filed under the Securitization Act or we fail to otherwise perfect our interest in the storm recovery property, and the transfer is thereafter deemed not to constitute a true sale, we would be a creditor of Cleco Power and our claim may be secured or unsecured.

        The Securitization Act provides that the creation, granting, perfection and enforcement of liens and security interests in storm recovery property are governed by the Securitization Act and not by the Louisiana Uniform Commercial Code. Under the Securitization Act, a valid and enforceable lien and security interest in storm recovery property may be created only by a financing order issued under the Securitization Act and the execution and delivery of a security agreement with a holder of storm recovery bonds or a trustee or agent for the holder. The security interest attaches automatically from the time value is received for the storm recovery bonds. Upon perfection through the filing of notice with a Louisiana UCC filing officer pursuant to rules established by the Secretary of State of Louisiana, the security interest shall be a continuously perfected lien and security interest in the storm recovery property, with priority in the order of filing and take precedence over any subsequent judicial or other lien creditor. The security interest will be perfected as of the date of filing.

        None of this, however, mitigates the risk of payment delays and other adverse effects caused by a Cleco Power bankruptcy. Further, if, for any reason, a storm recovery property notice is not filed under the Securitization Act or we fail to otherwise perfect our interest in the storm recovery property sold pursuant to a sale agreement, and the transfer is thereafter deemed not to constitute a true sale, we would be an unsecured creditor of Cleco Power.

        Consolidation of the Issuing Entity and Cleco Power.    If Cleco Power were to become a debtor in a bankruptcy case, a party in interest might attempt to substantively consolidate the assets and liabilities of Cleco Power and us. We and Cleco Power have taken steps to attempt to minimize this risk. Please read "Cleco Katrina/Rita Hurricane Recovery Funding LLC, The Issuing Entity" in this prospectus. However, no assurance can be given that if Cleco Power were to become a debtor in a bankruptcy case, a court would not order that our assets and liabilities be substantively consolidated with those of Cleco Power. Substantive consolidation would result in payment of the claims of the beneficial owners of the storm recovery bonds to be subject to substantial delay and to adjustment in timing and amount under a plan of reorganization in the bankruptcy case.

        Status of Storm Recovery Property as Current Property.    Cleco Power will represent in each sale agreement, and the Securitization Act provides, that the storm recovery property sold pursuant to such sale agreement constitutes a present contract right. Nevertheless, no assurance can be given that, in the event of a bankruptcy of Cleco Power, a court would not rule that the applicable storm recovery property comes into existence only as Cleco Power's customers use electricity.

        If a court were to accept the argument that the applicable storm recovery property comes into existence only as Cleco Power's customers use electricity, no assurance can be given that a security interest in favor of the bondholders of the related series of storm recovery bonds would attach to the related storm recovery charges in respect of electricity consumed after the commencement of the bankruptcy case or that the applicable storm recovery property has been sold to us. If it were determined that the applicable storm recovery property had not been sold to us, and the security interest in favor of the storm recovery bondholders of the related series did not attach to the applicable storm recovery charges in respect of electricity consumed after the commencement of the bankruptcy case, then we would have an unsecured claim against Cleco Power. If so, there would be delays and/or reductions in payments on the storm recovery bonds of such series. Whether or not a court determined that storm recovery property had been sold to us pursuant to a sale agreement, no assurances can be given that a court would not rule that any storm recovery charges relating to electricity consumed after the commencement of the bankruptcy could not be transferred to us or the trustee.

        In addition, in the event of a bankruptcy of Cleco Power, a party in interest in the bankruptcy could assert that we should pay, or that we should be charged for, a portion of Cleco Power's costs associated with the electricity, consumption of which gave rise to the storm recovery charge receipts used to make payments on the storm recovery bonds.

        Regardless of whether Cleco Power is the debtor in a bankruptcy case, if a court were to accept the argument that storm recovery property sold pursuant to the applicable sale agreement comes into existence only as customers use electricity, a tax or government lien or other nonconsensual lien on property of Cleco Power arising before that storm recovery property came into existence could have priority over our interest in that storm recovery property. Adjustments to the storm recovery charges may be available to mitigate this exposure, although there may be delays in implementing these adjustments.

        Estimation of Claims; Challenges to Indemnity Claims.    If Cleco Power were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us or the trustee against Cleco Power as seller under the applicable sale agreement and the other documents executed in connection therewith would be unsecured claims and would be subject to being discharged in the bankruptcy case. In addition, a party in interest in the bankruptcy may request that the bankruptcy court estimate any contingent claims that we or the trustee have against Cleco Power. That party may then take the position that these claims should be estimated at zero or at a low amount because the contingency giving rise to these claims is unlikely to occur. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against Cleco Power based on breach of contract principles. The actual amount of these damages would be subject to estimation and/or calculation by the court.

        No assurances can be given as to the result of any of the above-described actions or claims. Furthermore, no assurance can be given as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving Cleco Power.

        Enforcement of Rights by the Trustee.    Upon an event of default under the indenture, the Securitization Act permits the trustee to enforce the security interest in the storm recovery property sold pursuant to the applicable sale agreement in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request the Louisiana commission or the 19th Judicial District Court for the Parish of East Baton Rouge, Louisiana to order the sequestration and payment to holders of storm recovery bonds of all revenues arising from the applicable storm recovery charges. There can be no assurance, however, that the Louisiana commission or a district court judge would issue this order after a seller bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the trustee may under the indenture seek an order from the bankruptcy court lifting the automatic stay with respect to this action by the Louisiana commission or a district court judge and an order requiring an accounting and segregation of the revenues arising from the storm recovery property sold pursuant to the applicable sale agreement. There can be no assurance that a court would grant either order.

        Bankruptcy of the Servicer.    The servicer is entitled to commingle the storm recovery charges that it receives with its own funds until each date on which the servicer is required to remit funds to the trustee as specified in the applicable servicing agreement. The Securitization Act provides that the relative priority of a lien created under the Securitization Act is not defeated or adversely affected by the commingling of storm recovery charges arising with respect to the related storm recovery property with funds of the electric utility. In the event of a bankruptcy of the servicer, a party in interest in the bankruptcy might assert, and a court might rule, that the storm recovery charges commingled by the servicer with its own funds and held by the servicer, prior to and as of the date of bankruptcy were property of the servicer as of that date, and are therefore property of the servicer's bankruptcy estate, rather than our property. If the court so rules, then the court would likely rule that the trustee has only a general unsecured claim against the servicer for the amount of commingled storm recovery charges held as of that date and could not recover the commingled storm recovery charges held as of the date of the bankruptcy.

        However the court rules on the ownership of the commingled storm recovery charges, the automatic stay arising upon the bankruptcy of the servicer could delay the trustee from receiving the commingled storm recovery charges held by the servicer as of the date of the bankruptcy until the court grants relief from the stay. A court ruling on any request for relief from the stay could be delayed pending the court's resolution of whether the commingled storm recovery charges are our property or are property of the servicer, including resolution of any tracing of proceeds issues.

        Each servicing agreement will provide that the trustee, as our assignee, together with the other persons specified therein, may vote to appoint a successor servicer that satisfies the rating agency condition. Each servicing agreement will also provide that the trustee, together with the other persons specified therein, may petition the Louisiana commission or a court of competent jurisdiction to appoint a successor servicer that meets this criterion. However, the automatic stay in effect during a servicer bankruptcy might delay or prevent a successor servicer's replacement of the servicer. Even if a successor servicer may be appointed and may replace the servicer, a successor may be difficult to obtain and may not be capable of performing all of the duties that Cleco Power as servicer was capable of performing. Furthermore, should the servicer enter into bankruptcy, it may be permitted to stop acting as servicer.

        Bankruptcy of Cleco Power.    Cleco Power is not required to segregate the storm recovery charges it collects from its general funds. The Securitization Act provides that our rights to storm recovery property are not affected by the commingling of these funds with other funds. In a bankruptcy of Cleco Power, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Securitization Act and does not recognize our right to receive the collected storm recovery charges that are commingled with other funds of Cleco Power prior to or as of the date of bankruptcy, including storm recovery charges associated with other series of storm recovery bonds. If so, the collected storm recovery charges held by Cleco Power as of the date of bankruptcy would not be available to us to pay amounts owing on the storm recovery bonds. In this case, we would have only a general unsecured claim against Cleco Power for those amounts.

        In addition, the bankruptcy of Cleco Power may cause a delay in or prohibition of enforcement of various rights against Cleco Power, including rights to require payments by Cleco Power, rights to retain preferential payments made by Cleco Power prior to bankruptcy, rights to require Cleco Power to comply with financial provisions of the Securitization Act or other state laws, rights to terminate contracts with Cleco Power and rights that are conditioned on the bankruptcy, insolvency or financial condition of Cleco Power.

        Other risks relating to bankruptcy may be found in "Risk Factors—Risks Associated with Potential Bankruptcy Proceedings of the Seller or the Servicer."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR THE STORM RECOVERY BONDHOLDERS

General

        The following is a summary of the material federal income tax consequences to storm recovery bondholders and is based on the opinion of Phelps Dunbar, L.L.P., special federal income tax counsel to us and to Cleco Power, referred to in this prospectus as special tax counsel. Special tax counsel is of the opinion that the description of material federal income tax consequences in this summary is accurate in all material respects. The opinion of special tax counsel is based on some assumptions and is limited by some qualifications stated in this discussion or in the opinion. This discussion is based on current provisions of the Internal Revenue Code, currently applicable Treasury Regulations and judicial and administrative rulings and decisions. Legislative, judicial or administrative changes could alter or modify the statements and conclusions in this discussion. Any legislative, judicial or administrative changes or new interpretations may be retroactive and could affect tax consequences to storm recovery bondholders.

        This discussion applies to storm recovery bondholders who acquire storm recovery bonds at original issue for cash equal to the issue price of those bonds and hold the bonds as capital assets. This discussion does not address all of the tax consequences relevant to a particular storm recovery bondholder in light of that holder's circumstances, and some storm recovery bondholders may be subject to special tax rules and limitations not discussed below (e.g., life insurance companies, tax-exempt organizations, financial institutions, dealers in securities, S corporations, taxpayers subject to the alternative minimum tax provisions of the Internal Revenue Code, broker-dealers and persons who hold the storm recovery bonds as part of a hedge, straddle, "synthetic security" or other integrated investment, risk reduction or constructive sale transaction). Except as described below, this discussion also does not address the tax consequences to nonresident aliens, foreign corporations, foreign partnerships or foreign trusts that are subject to U.S. federal income tax on a net basis on income with respect to the storm recovery bonds because that income is effectively connected with the conduct of a U.S. trade or business. In addition, except as described below, this discussion does not address any tax consequences under state, local or foreign tax laws. Consequently, you should consult your tax adviser to determine the federal, state, local and foreign income and any other tax consequences of the purchase, ownership and disposition of the storm recovery bonds.

Income Tax Status of the Storm Recovery Bonds and the Issuing Entity

        Based upon guidance from the IRS and certain representations from us, including a representation by us that we will not make, or allow there to be made, any election to the contrary, special tax counsel has rendered its opinion that for U.S. federal income tax purposes we will not be considered an entity separate from Cleco Power and the storm recovery bonds will be treated as debt obligations of Cleco Power.

Taxation of Storm Recovery Bondholders

        Based on the assumptions and subject to the qualifications stated herein, it is the opinion of special tax counsel that the material federal income tax consequences to storm recovery bondholders are as follows:

Definition of United States Person

        For purposes of the discussion below, a United States person is:

  •
  an individual who is a citizen or resident of the United States for U.S. federal income tax purposes,

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  a corporation, including an entity treated as a corporation, created or organized in or under the laws of the United States, or any state, including the District of Columbia, or any political subdivision thereof,

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  an estate, the net income of which is subject to United States federal income taxation regardless of its source, or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        A U.S. holder means a storm recovery bondholder that is a United States person. Except in the case of a partnership, a non-U.S. holder means a storm recovery bondholder other than a U.S. holder. In the case of a storm recovery bondholder that is a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the tax consequences will generally affect the partners rather than the partnership, but special considerations not set forth herein may apply.

Tax Consequences to U.S. Holders

        Payments of Interest.    Interest on the storm recovery bonds will be taxable as ordinary income when received or accrued by U.S. holders, depending upon their method of accounting. Generally, interest on the storm recovery bonds will constitute "investment income" for purposes of Internal Revenue Code limitations on the deductibility of investment interest expense.

        Original Issue Discount.    This discussion assumes that the storm recovery bonds will not be considered to be issued with original issue discount ("OID"). OID is generally defined as any excess of the stated price the U.S. holder will receive upon redemption of the bond at the bond's maturity, less the price the U.S. holder pays to purchase the bond, if this difference is equal to or greater than a de minimis amount (such de minimis amount being defined as 0.25% of a bond's stated redemption price at maturity multiplied by the number of complete years until the bond's maturity date multiplied by a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt instrument's stated redemption price at maturity). If the storm recovery bonds are issued with OID, U.S. holders generally will be subject to the special tax accounting rules for OID obligations provided under the applicable Internal Revenue Code and Treasury Regulations provisions. U.S. holders of storm recovery bonds issued with OID should be aware that they generally must include OID in income for U.S. federal income tax purposes as it accrues economically, on a day-by-day basis, even if the U.S. holders do not actually receive cash distributions related to that income until a later date. If any series or portion of storm recovery bonds is issued with OID, prospective U.S. holders will be so informed in the related prospectus supplement, and should thereafter consult their tax adviser to determine the federal, state, local and foreign income and any other tax consequences

        Sale or Other Taxable Disposition of the Storm Recovery Bonds.    If there is a sale, exchange, redemption, retirement or other taxable disposition of a storm recovery bond, a U.S. holder generally will recognize gain or loss equal to the difference between (a) the amount of cash and the fair market value of any other property received (other than amounts attributable to, and taxable as, accrued stated interest) and (b) the holder's adjusted tax basis in the storm recovery bond. The adjusted tax basis in the storm recovery bond generally will equal its cost, reduced by any payments reflecting principal previously received with respect to the bond. Gain or loss generally will be capital gain or loss if the storm recovery bond is held as a capital asset.

        Backup Withholding.    Payments made on and proceeds from the sale of a storm recovery bond may be subject to backup withholding unless a U.S. holder complies with certain identification requirements. Any amounts withheld from a payment to a U.S. holder will be allowed as a credit against such U.S. holder's federal income tax liability, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

        Withholding.    Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding, payments of principal, premium (if any) and interest on a storm recovery bond by us or any paying agent to any non-U.S. holder, and gain realized on the sale or exchange of a storm recovery bond by a non-U.S. holder, will be exempt from U.S. federal income or withholding tax, provided that:

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  such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of Cleco Corporation, is not a controlled foreign corporation related, directly or indirectly, to Cleco Corporation, through stock ownership and is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business,

  •
  the statement requirement described below has been fulfilled with respect to the beneficial owner,

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  such non-U.S. holder is not an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in the Internal Revenue Code) or an office or other fixed place of business in the U.S. and such holder is not subject to the rules under the Internal Revenue Code applicable to expatriates, and

  •
  such payments and gain are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the U.S..

        The statement requirement referred to in the preceding discussion will be fulfilled if the beneficial owner of a storm recovery bond certifies on an appropriate form (generally IRS Form W-8BEN), under penalties of perjury, that it is not a U.S. person and provides its name and address, and (a) the beneficial owner files that form with the withholding agent or (b) a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holds the storm recovery bond on behalf of the beneficial owner, files with the withholding agent a statement that it has received that form from the beneficial owner and furnishes the withholding agent with a copy thereof. With respect to any storm recovery bond held by a foreign partnership, under current law, this certification may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, each partner that is a non-U.S. holder will be required to supply this certification in order to avoid withholding with respect to such partner's share of interest paid to the foreign partnership. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

        If a non-U.S. holder of a storm recovery bond is engaged in a trade or business in the U.S., and if interest on the storm recovery bond is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale or exchange of the storm recovery bond in the same manner as if it were a U.S. holder. In lieu of the certificate described in the preceding paragraph, such a non-U.S. holder will be required to provide to the withholding agent an appropriate form (generally IRS Form W-8ECI), executed under penalties of perjury, in order to claim an exemption from withholding tax. In addition, if such a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Estate Tax.    A storm recovery bond held by an individual who is not a citizen or resident of the U.S. at the time of his death generally will not be subject to U.S. federal estate tax as a result of such individual's death, provided that at the time of death:

  •
  the individual did not own, actually or constructively, 10% or more of the total combined voting power of all classes of Cleco Corporation's voting stock, and

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  payments with respect to a storm recovery bond would not have been effectively connected with the conduct by such individual of a trade or business in the U.S..

        Backup Withholding and Information Reporting.    Payments on a storm recovery bond may be subject to information reporting. Backup withholding will not apply to payments made on or proceeds from the sale of a storm recovery bond if the statement requirement described above is met, provided in each case that the payor does not have actual knowledge or reason to know that the payee is a U.S. person. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such non-U.S. holder's U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders of a storm recovery bond should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Material Louisiana State Tax Consequences

        The discussion below is based upon Louisiana tax statutes and regulations in effect as of the date hereof. Administrative or legislative action taken, or administrative interpretations or rulings or judicial decisions promulgated or issued, subsequent to the date of this prospectus may result in tax consequences different than those described below.

        Louisiana imposes a personal income tax on resident individuals and/or nonresident individuals with taxable income derived from sources in the state. Louisiana also imposes a corporate net income tax on corporations and a business franchise tax on corporations doing business or owning property in the state.

        Assuming that the storm recovery bonds will be treated as debt obligations of Cleco Power for U.S. federal income tax purposes, it is the opinion of Phelps Dunbar, L.L.P. that interest on the storm recovery bonds received by a person who is not otherwise subject to corporate or personal income tax in the state of Louisiana will not be subject to tax in Louisiana. Further, it is the opinion of Phelps Dunbar, L.L.P. that for Louisiana income tax purposes (1) we will not be treated as a taxable entity separate and apart from Cleco Power, and (2) the storm recovery bonds will be considered indebtedness of Cleco Power, assuming, in each case, that such treatment applies for U.S. federal income tax purposes. These opinions are not binding on any taxing authority or any court, and there can be no assurance that contrary positions may not be taken by any taxing authority.

        The discussion under "Material Louisiana State Tax Consequences" is for general information only and may not be applicable depending upon a bondholder's particular situation. It is recommended that prospective bondholders consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the bonds, including the tax consequences under federal, state, local, non-U.S. and other tax laws and the effects of changes in such laws.

ERISA CONSIDERATIONS

        ERISA and Section 4975 of the Internal Revenue Code, as amended ("Code"), impose restrictions on:

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  employee benefit plans, as defined in Section 3(3) of ERISA, that are subject to Title I of ERISA;

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  plans, as defined in Section 4975(e)(1) of the Code, that are subject to Section 4975 of the Code, including, but not limited to, individual retirement accounts and certain types of Keogh plans;

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  any entities whose underlying assets include plan assets by reason of that plan's investment in those entities, each of the entities described in the first three bullet points being referred to as a "plan;" and

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  persons who, based on their specific relationship to a plan, are "parties in interest" under Section 3(14) of ERISA or "disqualified persons" under Section 4975(e)(2) of the Code (collectively referred to as "parties in interest"). Parties in interest with respect to a plan include, but are not limited to, fiduciaries, persons providing services to the plan, employers any of whose employees are covered by the plan, and employee organizations any of whose members are covered by the plan.

        Moreover, based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account, such as through the purchase of an annuity contract. ERISA also imposes specific duties on persons who are fiduciaries of plans subject to ERISA, and ERISA and Section 4975 of the Code prohibit specified transactions between a plan and parties in interest with respect to the plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.

Plan Asset Issues for an Investment in the Storm Recovery Bonds

        Pursuant to Department of Labor Regulation Section 2510.3-101, as modified by the Pension Protection Act of 2006 (the "plan asset regulation"), in general, when a plan acquires an equity interest in an entity such as a trust, corporation, partnership or other specified entity, and such interest does not represent a "publicly offered security" or a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" or that equity participation in the entity by "benefit plan investors" is not "significant." In general, an "equity interest" is defined under the plan asset regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little statutory or regulatory guidance on this subject, and there can be no assurances in this regard, it appears that the storm recovery bonds should not be treated as an equity interest for purposes of the plan asset regulation. Accordingly, our assets should not be treated as the assets of plans investing in the storm recovery bonds.

        If the storm recovery bonds were deemed to be equity interests in us and none of the exceptions contained in Section 2510.3-101 of the regulations were applicable, then our assets would be considered to be assets of any plans that purchase the storm recovery bonds. The extent to which the storm recovery bonds are owned by benefit plan investors will not be monitored. If our assets were deemed to constitute "plan assets" pursuant to Section 2510.3-101 of the regulations, as modified by Section 3(42) of ERISA, transactions we might enter into, or may have entered into in the ordinary course of business, might constitute non-exempt prohibited transactions under ERISA and or Section 4975 of the Internal Revenue Code.

        In addition, the acquisition or holding of the storm recovery bonds by or on behalf of a plan could give rise to a prohibited transaction if we or the trustee, Cleco Power, any underwriter or certain of their affiliates has, or acquires, a relationship to an investing plan. Each purchaser of the storm recovery bonds will be deemed to have represented and warranted that its purchase and holding of the storm recovery bonds will not result in a prohibited transaction.

Prohibited Transaction Exemptions

        It should be noted, however, that without regard to the treatment of the storm recovery bonds as equity interests under the plan asset regulation, Cleco Power, the underwriters and/or their affiliates, as providers of services to plans or otherwise, may be deemed to be parties in interest with respect to many plans. The purchase and holding of the storm recovery bonds by or on behalf of one or more of these plans could result in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. However, the purchase and holding of the storm recovery bonds may be subject to one or more administrative class exemptions from the prohibited transaction rules of ERISA and Section 4975 of the Code.

        Examples of Prohibited Transaction Class Exemptions.    Potentially applicable prohibited transaction class exemptions ("PTCEs"), issued by the Department of Labor, include the following:

  •
  PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager" ("QPAM"), with such exemption referred to as the "QPAM exemption;"

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  PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and parties in interest;

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  PTCE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest;

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  PTCE 95-60, which exempts certain transactions between insurance company general accounts and parties in interest; and

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  PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an "in-house asset manager."

        It should be noted, however, that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

        Prior to making an investment in the storm recovery bonds of any series, each fiduciary causing the storm recovery bonds to be purchased by, on behalf of, or using plan assets of a plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code, including without limitation, an insurance company general account, shall be deemed to have represented and warranted that, a class exemption from the prohibited transaction rules applies, so that the use of plan assets of the plan to purchase and hold the storm recovery bonds does not and will not constitute or otherwise result in a nonexempt prohibited transaction in violation of Section 406 of ERISA or Section 4975 of the Code.

General Investment Considerations for Prospective Plan Investors in the Storm Recovery Bonds

        Prior to making an investment in the storm recovery bonds, prospective plan investors should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of this investment with respect to their specific circumstances. Moreover, each plan fiduciary should take into account, among other considerations:

  •
  whether the fiduciary has the authority to make the investment,

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  whether the investment constitutes a direct or indirect transaction with a party in interest,

  •
  the composition of the plan's portfolio with respect to diversification by type of asset,

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  the plan's funding objectives,

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  the tax effects of the investment, and

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  whether, under the general fiduciary standards of investment prudence and diversification, an investment in the storm recovery bonds is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

        Governmental plans and some church plans are generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code. However, these plans may be subject to substantially similar rules under state or other federal law and may also be subject to the prohibited transaction rules of Section 503 of the Code.

        The sale of the storm recovery bonds to a plan shall not be deemed a representation by Cleco Power, the underwriters, or us that this investment meets all relevant legal requirements with respect to plans generally or any particular plan.

PLAN OF DISTRIBUTION FOR THE STORM RECOVERY BONDS

Distribution

        The storm recovery bonds of each series may be sold to or through the underwriters by a negotiated firm commitment underwriting and public reoffering by the underwriters. The storm recovery bonds may also be sold to or through any other underwriting arrangement as may be specified in the related prospectus supplement or may be offered or placed either directly or through agents. We intend that the storm recovery bonds may be offered through various methods from time to time. We also intend that offerings may be made concurrently through more than one of these methods or that an offering of a particular series of the storm recovery bonds may be made through a combination of these methods.

        The distribution of the storm recovery bonds may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

        The storm recovery bonds may be offered through one or more different methods, including offerings through underwriters. It is not anticipated that storm recovery bonds bearing interest at a fixed rate will be listed on any securities exchange. Storm recovery bonds bearing interest at a floating rate may be listed on a securities exchange. Information regarding any such listing will be provided in the applicable prospectus supplement. The underwriters may, from time to time, buy and sell storm recovery bonds, but there can be no assurance that a secondary market for any series of the storm recovery bonds will develop or, if one does develop, that it will continue.

Compensation to Underwriters

        In connection with the sale of any series of storm recovery bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell storm recovery bonds to particular dealers at prices less a concession. Underwriters may allow, and these dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the storm recovery bonds of a series may be deemed to be underwriters. Any discounts or commissions received by the underwriters from us and any profit on the resale of the storm recovery bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. These underwriters or agents will be identified, and any compensation received from us will be described, in the related prospectus supplement.

Other Distribution Matters

        Under agreements which may be entered into by Cleco Power, us and the trustee, underwriters and agents who participate in the distribution of storm recovery bonds may be entitled to indemnification by Cleco Power and us against liabilities specified therein, including under the Securities Act of 1933.

RISK WEIGHTING UNDER CERTAIN INTERNATIONAL CAPITAL GUIDELINES

        Under the standardized approach under the framework established by Basel II, the storm recovery bonds may attract a risk weighting of 20% on the basis that the storm recovery bonds are rated in the highest category by a major rating agency. It is a condition of issuance of a series of storm recovery bonds that the bonds be rated "Aaa" by Moody's, "AAA" by S&P, and "AAA" by Fitch. In the alternative, under the framework established by Basel II, a series of storm recovery bonds may attract the same risk weighting if such series are considered to be "guaranteed" by a non-governmental public sector entity.

        If held by financial institutions subject to regulation in countries (other than the United States) that have adopted and continue to use or permit the use of the Basel Accord for risk weighting, the storm recovery bonds may attract the same risk weighting as "claims on" or "claims guaranteed by" non-central government bodies within the United States, which are accorded a 20% risk weighting. We note, however, that the analysis may be different than that under Basel II.

        We note that the timetable for, and scope of, the implementation of Basel II differs from country to country and it may not always be clear which regime—Basel Accord or Basel II, or any transitional regime—may be applicable at any particular time.

        Before acquiring any storm recovery bonds, prospective investors that are banks or bank holding companies, particularly those that are organized under the laws of any country other than the United States or of any state, territory or other political subdivision of the United States, and prospective investors that are U.S. branches and agencies of foreign banks, should consult all applicable laws, regulations and policies, as well as appropriate regulatory bodies and legal counsel, to confirm that an investment in such series of storm recovery bonds is permissible and in compliance with any applicable investment or other limits. We cannot assure you that any series of storm recovery bonds will attract a 20% risk weighting treatment under any national law, regulation or policy implementing Basel II, the Basel Accord or any transitional regime.

RATINGS FOR THE STORM RECOVERY BONDS

        It is a condition to issuance of the storm recovery bonds that each series or tranche be rated in the highest rating category by each of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., Moody's Investors Service Inc. and Fitch, Inc.

        Limitations of Security Ratings.    A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. No person is obligated to maintain the rating on any series or tranche of storm recovery bonds and, accordingly, we can give no assurance that the ratings assigned to any series or tranche of the storm recovery bonds upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or tranche of storm recovery bonds is revised or withdrawn, the liquidity of this series or tranche may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the storm recovery bonds other than the payment in full of each series or tranche of storm recovery bonds by the applicable series final maturity date or tranche final maturity date, as well as the timely payment of interest.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we and Cleco Power have filed with the SEC relating to the storm recovery bonds. This prospectus and each prospectus supplement describe the material terms of some of the documents we have filed as exhibits to the registration statement. However, this prospectus and each prospectus supplement do not contain all of the information contained in the registration statement and the exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. Each statement concerning those provisions is qualified in its entirety by reference to the respective exhibit. Information filed with the SEC can be inspected at the SEC's Internet site located at http://www.sec.gov. You may also read and copy the registration statement, the exhibits and any other documents we file with the SEC at the SEC's Public Reference Room located at 100F Street, N.E, Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

Cleco Katrina/Rita Hurricane Recovery Funding LLC
2605 Hwy. 28 East, Office Number 12
Pineville, Louisiana 71360
(318) 484-4180

        We or Cleco Power as sponsor will also file with the SEC all of the periodic reports we are required to file under the Securities Exchange Act of 1934 and the rules, regulations or orders of the SEC thereunder.

        The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating into this prospectus any future filings, which we or Cleco Power, but solely in its capacity as our sponsor, make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the storm recovery bonds is completed, excluding any information that is furnished to, and not filed with, the SEC. These reports will be filed under our own name as issuing entity. Any statement contained in this prospectus, in any prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus, any prospectus supplement or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus or the prospectus supplement.

LEGAL MATTERS

        Certain legal matters relating to us and the issuance of storm recovery bonds will be passed upon for Cleco Power and for us by Baker Botts L.L.P., Houston, Texas and Phelps Dunbar, L.L.P., New Orleans, Louisiana. Certain legal matters relating to the U.S. federal income tax consequences of the issuance of the storm recovery bonds will be passed upon for us by Phelps Dunbar, L.L.P.. Underwriters will be advised about certain legal matters relating to the issuance of storm recovery bonds by counsel named in the applicable prospectus supplement.

GLOSSARY OF DEFINED TERMS

        The following definitions are used in this prospectus and in any accompanying prospectus supplement:

Adjustment request with regard to the storm recovery charges means a request filed by the servicer with the Louisiana commission requesting modifications to the storm recovery charges.

Bankruptcy Code means Title 11 of the United States Code, as amended.

Basel Accord means the 1988 International Convergence of Capital Measurement and Capital Standards of the Basel Committee on Banking Supervision, as amended.

Basic documents means, with respect to any series of storm recovery bonds, the administration agreement, sale agreement, servicing agreement, indenture and any supplements thereto or bills of sale given by the seller and the notes evidencing the storm recovery bonds.

Business day means any day other than a Saturday, a Sunday or a day on which banking institutions in New Orleans, Louisiana or New York, New York are, or DTC is, authorized or obligated by law, regulation or executive order to remain closed.

Capital subaccount means that subaccount of the collection account into which the seller will contribute capital in an amount equal to 0.50% of the principal amount of such series of storm recovery bonds issued by us.

Clearstream means Clearstream Banking, Luxembourg, S.A.

Collection account means the segregated trust account relating to a series of storm recovery bonds designated the collection account for that series and held by the trustee under the indenture. The collection account for each series shall initially be divided into subaccounts, which need not be separate accounts: a General Subaccount, a Capital Subaccount, an Excess Funds Subaccount and one or more class subaccounts for any tranche of any series of storm recovery bonds as specified in any Series Supplement.

Customers means any existing or future LPSC-jurisdictional customer who remain attached to Cleco Power's (or its successors) electric transmission or distribution lines, and who, via such lines, receive any type of service from Cleco Power (or its successors) under rate schedules or special contracts approved by the Louisiana commission..

DTC means The Depository Trust Company, New York, New York, and its nominee holder, Cede & Co.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Euroclear means the Euroclear System.

Excess funds subaccount means that subaccount of the collection account into which funds collected by the servicer in excess of amounts necessary to make the payments specified on a given payment date.

Financing order, as used in this prospectus, means an order issued by the Louisiana commission to Cleco Power which, among other things, governs the amount of storm recovery bonds that may be issued and terms for collections of related storm recovery charges.

Fitch means Fitch, Inc.

General subaccount means that subaccount that will hold funds held in the collection account that are not held in the other subaccounts of the collection account.

Indenture means the indenture to be entered into between the issuing entity and the trustee, providing for the issuance of storm recovery bonds, as the same may be amended and supplemented from time to time by one or more indentures supplemental thereto.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service of the United States.

Issuing Entity means Cleco Katrina/Rita Hurricane Recovery Funding LLC.

kWh means kilowatt-hour.

Louisiana commission, or LPSC, means the Louisiana Public Service Commission.

Louisiana UCC filing officer means the recorder of mortgages of Orleans Parish (or any successor by law) or the clerk of court of any other parish in Louisiana.

Moody's means Moody's Investors Service, Inc.

MWh means megawatt-hour.

Nonbypassable refers to the right of the servicer to collect the storm recovery charges from all existing and future customers of Cleco Power, subject to certain limitations specified in the financing order.

Payment date means the date or dates on which interest and principal are to be payable on a series of storm recovery bonds.

Rating agencies means Moody's, S&P and Fitch.

Rating agency condition means, with respect to any action, the notification in writing to each rating agency of such action and the confirmation by S&P to the trustee and Cleco Katrina/Rita Hurricane Recovery Funding LLC that such action will not result in a reduction or withdrawal of the then rating by such rating agency of any outstanding series or tranche of storm recovery bonds.

Record date means the date or dates with respect to each payment date on which it is determined the person in whose name each storm recovery bond is registered will be paid on the respective payment date.

Regulation AB means the rules of the SEC promulgated under Subpart 229.1100—Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time.

S&P means Standard and Poor's, a Division of The McGraw-Hill Companies.

Sale agreement means a sale agreement to be entered into between the issuing entity and Cleco Power, pursuant to which Cleco Power sells and the issuing entity buys storm recovery property.

SEC means the U.S. Securities and Exchange Commission.

Securitization Act means Act 64 of 2006, codified at La. R.S. 45:1226-1236, the Louisiana legislation adopted in May 2006, providing for a financing mechanism through which electric utilities can use securitization financing for storm recovery costs.

Servicer means Cleco Power, acting as the initial servicer, and any successor or assignee servicer, which will service the applicable storm recovery property under a servicing agreement with the issuing entity.

Servicing agreement means a servicing agreement to be entered into between the issuing entity and Cleco Power, as the same may be amended and supplemented from time to time, pursuant to which Cleco Power, as the initial servicer, undertakes to service storm recovery property.

Storm recovery charges means, with regard to Cleco Power, the amounts authorized to be imposed on all customers and collected, through a nonbypassable mechanism, by the servicer, to recover qualified costs pursuant to a financing order.

Storm recovery costs means the costs of an electric utility recoverable through the issuance of storm recovery bonds, the costs of issuing, supporting and servicing the storm recovery bonds.

Storm recovery property means all of Cleco Power's rights and interest under the Financing Order (including, without limitation, rights to impose, collect and receive the "storm recovery charges" (as defined in the Securitization Act) approved in such Financing Order) issued by the Louisiana Commission on September 17, 2007 (Docket No. U-29157-A) pursuant to the Securitization Act, except the rights of Cleco Power to earn and receive a rate of return on its invested capital in the issuing entity, to receive administration and servicer fees, to withdraw funds from its restricted storm recovery reserve funded by the proceeds from the sale of the storm recovery property, or to use Cleco Power's remaining portion of those proceeds.

Treasury Regulations means proposed or issued regulations promulgated from time to time under the Internal Revenue Code.

True-up provision means a mechanism required by the financing order whereby the servicer will apply to the Louisiana commission for adjustments to the applicable storm recovery charges based on actual collected storm recovery charges and updated assumptions by the servicer as to future collections of storm recovery charges. The Louisiana commission will approve properly filed adjustments. Any corrections for mathematical errors will be reflected in the next true-up.

Trust Indenture Act means the Trust Indenture Act of 1939, as amended.